Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO.1

(to Prospectus dated February 11, 2022)

Dave Inc.

Up to 319,960,376 Shares of Class A Stock

Up to 11,444,364 Shares of Class A Common Stock Issuable Upon Exercise of

Warrants

Up to 5,100,214 Warrants

This prospectus supplement supplements the prospectus dated February 14, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478), that relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 21,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 48,450,639 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 5,392,528 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), 51,000 of which were subsequently distributed to certain equityholders of VPCC, (d) 5,100,214 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock, (e) 6,344,150 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 244,949,074 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 168,135 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 5,100,214 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On March 30, 2022 the closing sale price as reported on Nasdaq of our Class A Common Stock was $7.77 per share and of our Public Warrants was $1.58 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in: (i) our Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2022, (ii) our Report on Form 8-K, filed with the SEC on March 23, 2022, (iii) our Amendment No. 1 to the Report on Form 8-K, filed with the SEC on March 25, 2022 to amend the Report on Form 8-K initially filed with the SEC on January 11, 2022, (iv) our Report on Form 8-K, filed with the SEC on March 28, 2022, and (v) our Report on Form 8-K, filed with the SEC on March 31, 2022. Accordingly, we have attached each such Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

1265 South Cochran Avenue

Los Angeles, CA 90069

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2022, Dave Inc., a Delaware corporation (the “Company”), entered into a Convertible Note Purchase Agreement (“Purchase Agreement”) with FTX Ventures Ltd., owner and operator of FTX US (the “Purchaser”), providing for the purchase and sale of a Convertible Note in the initial principal amount of $100.0 million (the “Note” and the transactions contemplated by the Purchase Agreement and the Note, the “Transaction”). The Transaction is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act. The Company intends to use the proceeds from the sale of the Note for working capital and general corporate purposes.

The Note bears interest at a rate of 3.00% per year (compounded semi-annually), payable semi-annually in arrears on June 30th and December 31th of each year. Interest may be paid in-kind or in cash, at the Company’s option. Forty-eight months (the “Maturity Date”) after the date of the initial issuance of the Note (the “Issuance Date”), the Company will pay the Purchaser the sum of (i) the outstanding principal amount of the Note, plus (ii) all accrued but unpaid interest thereon, plus (iii) all expenses incurred by the Purchaser (the “Redemption Price”). Payment of the Redemption Price on the Maturity Date will constitute a redemption of the Note in whole.

During the term of the Note, the Note will be convertible into shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”) at the option of the Purchaser, upon delivery on one or more occasions of a written notice to the Company electing to convert the Note or all of any portion of the outstanding principal amount of the Note. The initial conversion price of the Note is $10.00 per share of Common Stock (the “Conversion Price”). The conversion price of the Note is subject to adjustment for stock splits, dividends or distributions, recapitalizations, spinoffs or similar transactions. The Note and the shares of Common Stock issuable upon conversion of the Note have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Beginning on the twenty-four-month anniversary of the Issuance Date continuing until the Maturity Date, if the closing price of the Common Stock equals or exceeds 175% of the Conversion Price for 20 out of the 30 consecutive trading days ending immediately preceding the delivery of the notice of the Company’s election to convert the Note, the Note will be convertible into shares of Common Stock at the option of the Company, upon delivery of a written notice to the Purchaser electing to convert the Note or all or any portion of the outstanding principal amount of the Note.

At any time prior to the Maturity Date, the Company may, in its sole discretion and upon delivery of a written notice to the Purchaser electing to prepay the Note, prepay the Note without penalty by paying the Purchaser 100% of the Redemption Price. Once the Redemption Price has been delivered to the Purchaser, the Note will be cancelled and retired.

Conversion of the full initial principal amount of the Note would result in the issuance of 10,000,000 shares of Common Stock if converted at $10.00 per share, which amount is subject to increase by any interest paid in kind that is added to the outstanding principal under the terms of the Note.

The Purchase Agreement and Note include customary representations, warranties and covenants and set forth standard events of default upon which the Note may be declared immediately due and payable.

A copy of the Note and the Purchase Agreement are filed as Exhibit 4.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The foregoing description of the Note and the Purchase Agreement is qualified in its entirety by reference to such exhibits.

Item 2.02.	Results of Operations and Financial Condition

On March 21, 2022, the Company issued a press release (the “Earnings Press Release”) announcing its financial results for the full year ended December 31, 2021. The Earnings Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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The information included in this Item 2.02 and in the Earnings Press Release attached hereto as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such document.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

Item 7.01	Regulation FD Disclosure.

On March 21, 2022, the Company also issued a press release regarding the Transaction (the “Transaction Press Release”). A copy of the Transaction Press Release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

The information included in this Item 7.01 and in the Transaction Press Release attached hereto as Exhibit 99.2 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such document.

Item 8.01	Other Events

On March 21, 2022, the Company also entered into a White Label Services Agreement (the “Services Agreement”) with West Realm Shire Services, Inc., d/b/a FTX US (“FTX”). The Services Agreement allows the Company’s customers to establish accounts with FTX to place orders for eligible cryptocurrencies and for the settlement of such orders. During the four year term of the Services Agreement, FTX will be the Company’s exclusive provider of such cryptocurrency services.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Convertible Note by and between Dave Inc. and FTX Ventures Ltd.

10.1	Convertible Note Purchase Agreement, dated March 21, 2022, by and between Dave Inc. and FTX Ventures Ltd.

99.1	Earnings Press Release dated March 21, 2022

99.2	Transaction Press Release dated March 21, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2022	Dave Inc.

	By:	/s/ John Ricci
Name: John Ricci
Title: General Counsel

Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THEY MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. ANY PROPOSED TRANSFER OR RESALE OF SUCH SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE NOTE

Original Principal Amount: US$100,000,000.00	Issuance Date: March 21, 2022

FOR VALUE RECEIVED, Dave Inc., a Delaware corporation (the “Issuer”), hereby promises to pay FTX Ventures Ltd. or its permitted assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment of PIK Interest (as defined below), or (ii) reduced pursuant to any conversion effected in accordance with the terms hereof or pursuant to any repurchase effected in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), when due, whether upon the Maturity Date (as defined below), acceleration, or otherwise (in each case in accordance with the terms hereof). This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof) (the “Note”), is issued pursuant to the Purchase Agreement on the Issuance Date. Certain capitalized terms used herein are defined in Section 21 below. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

1. PAYMENTS OF PRINCIPAL.

(a) The Repayment Amount shall be due and payable on the Maturity Date.

(b) The “Maturity Date” shall be March 21, 2026.

(c) Unless the Holder has earlier delivered written notice in the form of Exhibit I to the Company stating that the Holder elects to convert all or part of the Outstanding Principal Balance represented by this Note, the Issuer may voluntarily prepay or redeem the Note in full at any time prior to the Maturity Date upon at least ten (10) Business Days’ written notice to the Holder.

2. INTEREST; INTEREST RATE.

(a) During the term of this Note, Interest shall accrue on the Outstanding Principal Balance of this Note at an annual interest rate of 3.0%, commencing on the Issuance Date, semi-annually on each June 30 and December 30, commencing June 30, 2022 (each, an “Interest Payment Due Date”). Interest shall be payable semi-annually in arrears on each Interest Payment Due Date, at the Issuer’s option, either (i) in cash or (ii) by increasing the principal amount of this Note by the amount of such Interest (with such increased amount thereafter accruing Interest as well) on each Interest Payment Due Date (“PIK Interest”).

(b) If the Issuer intends to pay cash with respect to the Interest due on any Interest Payment Due Date in accordance with Section 2(a), the Issuer shall deliver a written notice of such election (a “Cash Interest Election”) to the Holders on or before the third (3rd) calendar day immediately prior to the applicable Interest Payment Due Date.

(c) If the Issuer has not delivered a Cash Interest Election with respect to an Interest Payment Due Date on or before the third (3rd) calendar day immediately prior to the applicable Interest Payment Due Date, the principal amount of this Note will be increased by the amount of Interest payable on such Interest Payment Due Date, and the Issuer shall make a record on its books of such increase.

(d) Interest hereunder will be paid to the Holder as provided in Section 16(b). All Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.

3. CONVERSION.

(a) Conversion Right. Upon compliance with the provisions of this Section 3, the Holder shall have the right to convert all or any portion the Note Obligation Amount into shares of Class A Common Stock at any time prior to 5:00 p.m. New York City time on the Trading Day immediately preceding the Maturity Date, in each case, at the then applicable Conversion Price (the “Conversion Right”).

(b) Mechanics of Conversion.

(i) In order to exercise its rights pursuant to Conversion Right, the Holder shall deliver written notice in the form of Exhibit I to the Company stating that the Holder elects to convert all or part of the Outstanding Principal Balance represented by this Note. Such notice shall state the Outstanding Principal Balance which the Holder seeks to convert. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying shares of Class A Common Stock as of such date.

(ii) The Holder of this Note shall be deemed to beneficially own the Class A Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to the Holder a certificate or certificates for the number of shares of Class A Common Stock to which the Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by the Holder in an aggregate principal amount equal to and in exchange

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for the unconverted portion of the principal amount of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Class A Common Stock issuable upon conversion of Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall cause its transfer agent to electronically transmit the shares of Class A Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Class A Common Stock under the terms of this Note and the Purchase Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Class A Common Stock at the opening of business on the applicable Conversion Date.

(iii) No fractional shares of Class A Common Stock shall be issued upon any conversion of the Note pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Class A Common Stock on the Conversion Date.

(c) Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding shares of Class A Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Class A Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issuance Date shall make or issue a dividend or other distribution payable in (x) additional shares of Class A Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Class A Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Class A Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Class A Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Class A Common Stock on the

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Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of Capital Stock, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board) of the Distributed Property distributed with respect to each share of Class A Common Stock, and the denominator of which shall be the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.

(e) Adjustment for Reclassification, Exchange or Substitution. If the shares of Class A Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which the Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(f) Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issuance Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the shares of Class A Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, provision shall be made so that the Holder will thereafter be entitled to receive upon conversion of this Note the number of shares or other securities or property of the Company to which a holder of the number of shares of Class A Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holder after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) and the provisions of the Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

(g) Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to the Holder a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

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(h) Notice of Record Date. In the event: (i) that the Company declares a dividend (or any other distribution) on its Class A Common Stock payable in shares of Class A Common Stock, securities, or other assets, rights or properties; (ii) that the Company subdivides or combines its outstanding shares of Class A Common Stock; (iii) of any reclassification of the shares of Class A Common Stock (other than a subdivision or combination of the Company’s outstanding shares of Class A Common Stock or a share dividend or share distribution thereon); (iv) of any Capital Reorganization; or (v) of the involuntary or voluntary dissolution, liquidation or winding up of the Company, then the Company shall notify the Holder in writing, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating: (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Class A Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.

(i) Notice of Adjustment to Conversion Price. The Company will provide prompt written notice to the Holder upon the occurrence of any adjustment to the Conversion Price.

4. REPURCHASE RIGHT UPON A FUNDAMENTAL CHANGE.

(a) Upon the occurrence of a Fundamental Change, the Holder will have the right to require the Company to repurchase all or any part of the Note pursuant to an offer as provided in this Section 4 (the “Fundamental Change Offer”) at an offer price in cash equal to Outstanding Principal Balance as of the Fundamental Change Payment Date (the “Fundamental Change Payment”).

(b) On or before the 30th calendar day after a Fundamental Change, the Company shall give to the Holder notice (the “Fundamental Change Notice”) of the occurrence of the Fundamental Change and of the Holder’s right to receive the Fundamental Change Payment arising as a result thereof. Each notice of the Holder’s right to participate in the Fundamental Change Offer (the “Fundamental Change Repurchase Right”) shall state:

(i) the date on which this Note shall be repurchased (the “Fundamental Change Payment Date”), which date shall be no later than 60 calendar days from the date of the Company’s delivery of the Fundamental Notice;

(ii) the date by which the Fundamental Change Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Fundamental Change Payment Date;

(iii) the amount of the Fundamental Change Payment;

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(iv) a description of the procedure which the Holder must follow to exercise the Fundamental Change Repurchase Right, and the place or places where this Note is to be surrendered for payment of the Fundamental Change Payment; and

(v) the Conversion Price then in effect and the place where this Note may be surrendered for conversion.

No failure by the Company to give the Fundamental Change Notice and no defect in any Fundamental Change Notice shall limit the Holder’s right to exercise its Fundamental Change Repurchase Right or affect the validity of the proceedings for the repurchase of this Note.

(c) To exercise the Fundamental Change Repurchase Right, the Holder shall deliver to the Company, on or before the date that is two (2) Trading Days prior to the Fundamental Change Payment Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Outstanding Principal Balance to be repurchased, and a statement that an election to exercise the Fundamental Change Repurchase Right is being made thereby, and (ii) the Note with respect to which the Fundamental Change Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Note shall continue until midnight (Eastern Time) the date that is two (2) Trading Days preceding the Fundamental Change Repurchase Date.

(d) On the Fundamental Change Payment Date, the Company will (i) accept for payment this Note or portions thereof properly tendered pursuant to the Fundamental Change Offer and (ii) deliver cash in the amount of the Fundamental Change Payment to each Holder in respect of this Note or portions thereof so tendered.

(e) The Company will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of this Note as a result of a Fundamental Change.

(f) If this Note is to be repurchased only in part, this Note shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the Outstanding Principal Balance so surrendered.

5. RIGHT OF THE COMPANY TO CONVERT THIS NOTE.

(a) Upon compliance the terms of this Section 5, the Company has the right, at its sole election, to convert the Note Obligation Amount into shares of Class A Common Stock at any time and from time to time, on or after March 21, 2024 and on or before the Trading Day immediately before the Maturity Date, at the then applicable Conversion Price, but only if the Closing Price per share of Class A Common Stock exceeds one hundred and seventy-five percent (175%) of the Conversion Price on each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Company Conversion Notice Date for such Company Conversion.

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(b) If payment of this Note has been accelerated as the result of an Event of Default or in connection with a Fundamental Change, and such acceleration has not been rescinded on or before the Company Conversion Date, then the Company may not convert this Note pursuant to this Section 5.

(c) The Company Conversion Date for any Company Conversion will be a Business Day of the Company’s choosing that is no more than thirty (30) Trading Days, nor less than ten (10) Trading Days after the Company Conversion Notice Date for such Company Conversion.

(d) To convert this Note pursuant to this Section 5, the Company must send to the Holder a written notice of such Company Conversion (a “Company Conversion Notice”). The Company Conversion Notice must state: (i) that this Note is being converted into shares of Class A Common Stock pursuant to this Section 5, (ii) the Company Conversion Date for such conversion; and (iii) the Conversion Price in effect on the Company Conversion Notice Date for such conversion and a description and quantification of any adjustments to the Conversion Price that may result from such conversion.

(e) The conversion mechanics and Conversion Price (and other) adjustments of Section 3 shall apply mutatis mutandis to this Section 5.

6. DEFAULT. This Note shall be subject to the Event of Default provisions set forth in Section 6.3 of the Purchase Agreement.

7. REMEDIES. On the occurrence of an Event of Default that has not been timely cured as provided in the Purchase Agreement:

(a) Acceleration of Note. If an Event of Default shall have occurred and be continuing, then the Acceleration Holders may, at such Acceleration Holders’ option, declare all sums due to the Holders of the Notes pursuant to the Notes to be immediately due and payable, whereupon the same will become forthwith due and payable and the Acceleration Holders will be entitled to proceed to selectively and successively enforce the Holder’s rights under the Purchase Agreement or any other instruments delivered to the Holder in connection with the Purchase Agreement (including any Notes); provided, however, that the occurrence of any Event of Default of the type specified in Section 6.3(f) of the Purchase Agreement shall cause the aggregate Repayment Amount to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Holder shall constitute a waiver, election or acquiescence by it.

(b) Waiver of Default. The Holders shall, upon execution of an instrument or instruments in writing signed by the Requisite Holders, waive (and shall be deemed to have waived) any Event of Default which has occurred together with any of the consequences of such Event of Default and, in such event, the Holders and the Issuer will be restored to their respective

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former positions, rights and obligations hereunder; provided that, with respect to any Event of Default under Sections 6.3(a) or 6.3(f) of the Purchase Agreement, such waiver shall only be effective with respect to this Note if consented to in writing by the Holder hereunder. Any Event of Default so waived will, for all purposes of this Note with respect to the Holder, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any consequence of such subsequent or other Event of Default.

(c) Delays, etc. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

8. RESERVATION OF AUTHORIZED SHARES. So long as any of the Notes are outstanding, the Issuer shall, on or prior to the date of conversion of any Notes, take all action necessary to reserve the requisite number of shares of its authorized and unissued Class A Common Stock, solely for the purpose of effecting the conversion of this Note, such that the number of shares of Class A Common Stock shall be duly and validly reserved and available for issuance at the time of the conversion of this Note, and upon issuance in accordance with the terms of this Note, the Class A Common Stock will be duly and validly issued, fully paid and nonassessable.

9. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as expressly provided in this Note or with respect to the Class A Common Stock issuable upon conversion of this Note.

10. AMENDMENT AND WAIVER. This Note, and any of the terms and provisions hereof, may be amended from time to time with (and only with) the written consent of the Requisite Holders and the Issuer; provided that the Issuer shall be entitled to amend this Note to surrender or waive any right on the part of the Issuer. The Requisite Holders may waive compliance by the Issuer with any of the terms hereof. Any amendment or waiver to which the Requisite Holders have consented in writing shall be binding upon all Holders of all Notes. Notwithstanding the foregoing or anything herein to the contrary, without the written consent of Holder, this Note may not be amended to (i) change the stated maturity of the principal of, or the payment date of any installment of Interest on, this Note; (ii) reduce the principal of this Note, or any Interest on, this Note or alter or waive the provisions with respect to the redemption of this Note; (iii) change the place or currency of payment of principal of, or any Interest on, this Note; (iv) adversely affect the right of Holder to convert this Note; or (v) modify the consent requirements for any modification to or amendment of any provision of this Note.

11. TRANSFER AND RELATED PROVISIONS.

(a) Except as provided in, and subject to, Section 6.5 of the Purchase Agreement, this Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the prior written consent of the Issuer.

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(b) The Issuer shall maintain and keep updated a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Outstanding Principal Balance of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by a Holder and the physical surrender of this Note to the Issuer, the Issuer shall record the information contained therein in the Register and issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the designated assignee or transferee pursuant to Section 12.

12. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the Outstanding Principal Balance of the Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of the Note held by the Holder is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the Outstanding Principal Balance of the Note not being transferred. The Holder and any transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 12(d) following conversion or redemption of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the Outstanding Principal Balance.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Note or Notes (in accordance with Section 12(d)) representing in the aggregate the Outstanding Principal Balance of this Note, and each such new Note will represent such portion of such Outstanding Principal Balance as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Issuer is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the remaining Outstanding Principal Balance (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Outstanding Principal Balance designated by the Holder which, when added to the aggregate Outstanding Principal Balance represented by the other new Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the

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same rights and conditions as this Note, (v) shall represent accrued and unpaid Interest on the Outstanding Principal Balance of this Note, if any, from the Issuance Date; and (vi) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such new Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 12(b), as the case may be.

13. REMEDIES. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

14. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Issuer and all the Holders and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

15. FAILURE OR INDULGENCE NOT WAIVER. The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note or the Purchase Agreement unless such waiver shall be in writing and signed by the Holder, and then only to the extent specifically set forth therein.

16. NOTICES AND PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.6 of the Purchase Agreement.

(b) Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds to such account as may be provided to the Issuer by Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. All payments to be made by the Issuer under this Note to any Holder shall be paid free and clear of and without any deduction or withholding for or on account of, any and all taxes, unless such deduction or withholding is required by law, in which case Issuer shall withhold such taxes and such withheld amounts shall be treated as paid to the Holder to extent they are remitted to the appropriate taxing authority, and no additional amounts shall be required to be made by the Issuer to such person with respect to such taxes deducted or withheld; provided, however, all payments to be made by the Issuer under this Note to any Holder who has timely provided a properly completed and valid Internal Revenue Service Form W-9 and California Franchise Tax Board Form 590 certifying that such person is not subject to United States federal or State of California income tax withholding shall be paid free and clear of and without any deduction or withholding for or on account of, any and all United States federal and State of

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California income taxes, unless otherwise required by a change in applicable law (or interpretation thereof) after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law). In the event that a taxing authority determines that a payment made by Issuer under this Note should have been subject to withholding (or to additional withholding) for taxes, and the Issuer remits such withholding tax to the taxing authority, the Issuer will have the right to offset such amount (including Interest and penalties that may be imposed thereon) against future payment obligations of the Issuer to such person under this Note. The Issuer agrees to keep any tax forms or certifications provided by Holder pursuant to this Section 18(b) or Section 7.1 of the Purchase Agreement confidential, except as the Issuer reasonably determines in good faith to be necessary to comply with applicable law.

17. WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

18. GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Issuer hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

19. TAX TREATMENT. The Issuer and the Holder acknowledge and agree that this Note is intended to be treated as a convertible debt instrument that is not subject to the application of the contingent payment debt instrument rules of Treasury Regulation Section 1.1275-4. The Issuer and the Holder each agree to file all tax returns in accordance with the foregoing tax treatment except as required by a change in law (or interpretation thereof) after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law).

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20. NO FIDUCIARY DUTY. Each of the Holders and their Affiliates may have interests, economic or otherwise, that conflict with those of the other Holders, their equityholders and/or their Affiliates.

21. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Acceleration Holders” means Holders holding at least 25% of the aggregate Outstanding Principal Balance of the then outstanding Notes.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to remain closed.

(c) “Closing Price” of the shares of Class A Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Class A Common Stock, in each case as quoted on The Nasdaq Stock Market, LLC or such other principal securities exchange or inter-dealer quotation system on which the shares of Class A Common Stock are then traded.

(d) “Company Conversion” means the conversion of this Note by the Company pursuant to Section 5.

(e) “Company Conversion Date” means the date fixed for the conversion of this Note by the Company pursuant to a Company Conversion.

(f) “Company Conversion Notice Date” means, with respect to a Company Conversion, the date on which the Company sends the Company Conversion Notice for such Conversion pursuant to Section 5.

(g) “Conversion Price” means $10.00, subject to adjustment as provided in Section 3.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fundamental Change” shall be deemed to occur upon the earliest to occur (i) a Change in Control, (ii) a Termination of Trading and (iii) the termination of the White Label Services Agreement between Issuer and Holder (the “Services Agreement”) that is initiated by Holder pursuant to either Section 8.2(b) or Section 8.2(d) of the Services Agreement.

(j) “Interest” means interest on any Outstanding Principal Balance from time to time, in the manner and at the rates specified in Section 2 hereof.

(k) “Issuance Date” means the date the Issuer initially issued Notes pursuant to the terms of the Purchase Agreement.

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(l) “Note Obligations Amount” means, as of any time, the then Outstanding Principal Balance together with any accrued and unpaid Interest. For the avoidance of doubt, PIK Interest that has already been reflected in the Outstanding Principal Balance as of the relevant date, shall not also be included in the calculation of accrued and unpaid Interest.

(m) “Person” means an individual or legal entity, including but not limited to a corporation, a limited liability Issuer, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

(n) “Purchase Agreement” means that certain Convertible Note Purchase Agreement dated as of the date hereof, by and among the Issuer and the initial holders of the Notes pursuant to which the Issuer issued the Notes.

(o) “Requisite Holders” means Holders holding a majority of the aggregate Outstanding Principal Balance of the then outstanding Notes.

(p) “SEC” means the United States Securities and Exchange Commission.

(q) “Termination of Trading” shall be deemed to occur if the Class A Common Stock (or other common equity into which the Notes are then convertible) is not listed for trading on any of the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors).

(r) “Trading Day” means, with respect to the Class A Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The Nasdaq Stock Market, LLC (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Class A Common Stock are then traded.

22. PRIORITY; LEGEND.

(a) This Note is subordinated in right of payment to all current and future secured indebtedness of the Company for borrowed money to banks, commercial finance lenders or other institutions regularly engaged in the business of lending money, including, without limitation, the VPC Credit Facility (the “Senior Debt”). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt (the “Senior Creditors”) to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a “Default Notice”), the Company will not make, and the Holder will not receive or retain, any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors) or from converting this Note or any amounts due hereunder into Class A Common Stock.

(b) This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”) dated within ten business days of the Closing Date, among Victory Park Management LLC, FTX Ventures Ltd. and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set out above.

DAVE INC.

By:	/s/ Kyle Beilman
Name: Kyle Beilman
Title: Chief Financial Officer

Exhibit I

DAVE INC.

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Dave Inc. (the “Issuer”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Note Obligations Amount (as defined in the Note) of the Note indicated below into shares of Class A Common Stock (as defined in the Note) as indicated below, as of the date specified below.

Date of Conversion:

Note Obligations Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of the Class A Common Stock to be issued:

Please issue the Class A Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Authorization:

Account Number:

  (if electronic book entry transfer)

Transaction Code Number:

  (if electronic book entry transfer)

Address:

  (if physical delivery)

By:
Title:
Dated:

Exhibit 10.1

DAVE INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”) is made as of March 21, 2022 (the “Agreement Date”) by and between Dave Inc., a Delaware corporation (the “Company”), and FTX Ventures Ltd. (the “Purchaser”).

The parties hereby agree as follows:

1.	Purchase and Sale of the Convertible Note.

1.1.	Issuance of Note.

(a)

Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser a Convertible Note in the form attached hereto as Exhibit A (the “Note”), for a purchase price of $100,000,000.00 (the “Purchase Price”).

(b)	The Company has authorized the sale and issuance to the Purchaser of the Note.

1.3.	Closings; Delivery.

(a)

The purchase and sale of the Note (the “Closing”) shall take place remotely via the exchange of final documents and signature pages on the Agreement Date (or such other date as the Company and the Purchaser shall agree); provided, that all the conditions to closing set forth in Sections 4 and 5 hereof are satisfied or waived as of such date (the date on which the closing occurs is referred to as the “Closing Date”).

(b)

On the Closing Date, the Company shall execute and deliver to the Purchaser the Note in a principal amount equal to the Purchase Price in exchange for such Purchaser delivering an amount equal to the Purchase Price by wire transfer to a bank account designated in writing by the Company on or before the Agreement Date.

1.4.

Defined Terms Used in this Agreement. In addition to any additional term defined above or below this Section, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such specified Person or the spouse, parent or lineal descendent of such other Person; provided, however, that, notwithstanding the foregoing, in no event will the Purchaser or any of the Holders, or any of their respective Affiliates, be deemed to be an Affiliate of the Company for any purpose under this Agreement solely by reason of holding the Note.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act. For the avoidance of doubt, for purposes of this Agreement, (i) the Purchaser (or any other person) shall at all times be deemed to have Beneficial Ownership of shares of Class A Common Stock issuable upon conversion of the Note irrespective of any non-conversion period specified in the Note or this Agreement or any restrictions on transfer or voting contained in this Agreement.

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“Board” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to remain closed.

“Bylaws” means the Company’s Bylaws, as amended to date.

“Change in Control” means the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group,” directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding Voting Stock, (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (iv) a majority of the Board is no longer composed of (x) directors who were directors of the Company on the Closing Date and (y) directors who were nominated for election or elected or appointed to the Board with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board in accordance with this subclause (y).

“Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means the government of the United States, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Holder” means a Person in whose name a Note is registered.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, or order of, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“Permitted Transferee” means, with respect to any Holder, any Affiliate of such Holder (including any Affiliate pursuant to a reorganization, recapitalization or other restructuring of such Person).

“Person” shall mean a legal entity, including but not limited to a corporation, a limited liability company, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

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“Requisite Holders” shall have the meaning set forth in the Note.

“Restated Certificate” means the Company’s Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on January 5, 2022, and as may be amended, modified or restated from time to time.

“Restricted Period” shall the period commencing on the Closing Date and ending on the earlier of (i) the date that is two (2) years following the Closing Date and (ii) the consummation of any Change in Control or entry into a definitive agreement for a transaction that, if consummated, would result in a Change in Control.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Standstill Period” means the period commencing on the Closing Date and ending on the earlier of (i) the three (3) year anniversary of the Closing Date, and (ii) the consummation of any Change in Control or entry into a definitive agreement for a transaction that, if consummated, would result in a Change in Control.

“Third Party” means with respect to the Purchaser, a Person other than the Purchaser or any Affiliate of the Purchaser.

“Transaction” means, collectively, the execution, delivery and performance by the Company of this Agreement and the issuance of the Note thereunder on the Closing Date.

“Transfer” means to directly or indirectly sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise) securities owned by a Person.

“Voting Stock” means securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“VPC Credit Facility” means the credit facility contemplated by that certain Second Amendment to Financing Agreement dated November 11, 2021 by and among Dave OD Funding I, LLC, Dave Inc., Victory Park Management, LLC and the lenders party thereto.

1.5.

Interpretation. In this Agreement, unless otherwise indicated or the context requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Sections and Exhibits and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Section or Exhibit hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Exhibit or Section shall be construed as a reference to that specified Exhibit or Section of this Agreement; and any reference this Agreement or the Notes means such document as the same shall be amended, supplemented or modified and from time to time in effect to the extent permitted thereunder.

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2. Representations and Warranties of the Company. The Company hereby represents and warrants as of the Agreement Date to the Purchaser that the following representations are true and complete.

2.1. Existence and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company (a “Material Adverse Effect”), has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1.02(w) of the SEC’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

2.2.

Authorization. The execution, delivery and performance of this Agreement and the Note (the “Transaction Agreements”) and the consummation of the Transaction, have been duly authorized by the Board and all other necessary corporate action on the part of the Company. Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

2.3.

General Solicitation; No Integration. Other than with respect to the Purchaser and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) of investors with respect to offers or sales of the Note. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Note sold pursuant to this Agreement.

2.4.

Valid Issuance. The Note has been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Note will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions. The Company has available for issuance the maximum number of shares of the Company’s Class A common stock, par value $0.0001 (the “Class A Common Stock”), initially issuable upon conversion of the Note if such conversion were to occur immediately following Closing. The Class A Common Stock to be issued upon conversion of the Note in accordance with the terms of the Note has been duly authorized, and when issued upon conversion of the Note, all such Class A Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

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2.5.

Non-Contravention/No Consents . The execution, delivery and performance of the Transaction Agreements, the issuance of the shares of Class A Common Stock upon conversion of the Note in accordance with its terms and the consummation by the Company of the Transaction, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the Restated Certificate or Bylaws, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its subsidiaries, or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations of the Purchaser set forth herein, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transaction.

2.6.

Financial Statements. As of their respective dates, all reports (the “SEC Reports”) required to be filed by the Company with the SEC since January 5, 2022 complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows as at the respective dates thereof and for the respective periods indicated, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Purchaser via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

2.7.

Absence of Certain Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the Agreement Date, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

2.8.

No Undisclosed Liabilities for Borrowed Money. As of the Agreement Date, there are no liabilities of the Company or any of its subsidiaries for borrowed money that would be required by GAAP to be reflected on the face of the balance sheet, except liabilities reflected or reserved against in the financial statements contained in the SEC Reports.

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2.9.

Compliance with Applicable Law. Each of the Company and its subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any Law applicable to the Company or such subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

2.10.

Legal Proceedings and Liabilities. As of the Agreement Date, other than as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its subsidiaries (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transaction. As of the Agreement Date, neither the Company nor any of its subsidiaries is subject to any order, judgment or decree of a Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, other than as disclosed in the SEC Reports to the knowledge of the Company, there is no investigation or review pending or threatened in writing by any Governmental Authority with respect to the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect.

2.11.

Investment Company Act. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.12.

Brokers and Finders. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

2.13.

Disqualification. The Company is not disqualified from relying on Rule 506 of Regulation D promulgated under the Securities Act (“Rule 506”) under the Securities Act for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Note to the Purchaser.

2.14.

Foreign Corrupt Practices Act. The Company and its subsidiaries, and, to the Company’s knowledge, their respective directors, officers, managers, employees, representatives and agents, to the extent that any of them have been acting on behalf of the Company or one of its subsidiaries, have not, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any governmental official, in each case, in violation of the Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company and its subsidiaries, and, to the Company’s knowledge, their respective directors, officers, managers, employees, representatives and agents, to the extent that any of them have been acting on behalf of the Company or one of its subsidiaries, have not made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in material violation of any law, rule or regulation. The Company further represents that it maintains in effect policies reasonably designed to promote compliance by the Company and its subsidiaries and its and their respective directors, officers, employees and agents with the Foreign Corrupt Practices Act, the U.K. Bribery Act or other applicable anti-bribery or anti-corruption law. To the

25

Company’s knowledge, none of the Company or its subsidiaries, nor any of their respective directors, officers, managers, employees, representatives or agents, to the extent that any of them have been acting on behalf of the Company or one of its subsidiaries, is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

2.15.

Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

2.16.	Compliance with Office of Foreign Assets Control.

(a)

None of the Company nor the Company’s directors, officers or employees is an OFAC Sanctioned Person (as defined below). To the Company’s knowledge, the Company and the Company’s directors, officers or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the Company and all other applicable anti-money laundering laws and regulations. To the Company’s knowledge, none of (i) the purchase and sale of the Note, (ii) the use of the purchase price for the Note, (iii) the execution, delivery and performance of this Agreement or (iv) the consummation of any transaction contemplated hereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including, without limitation, the Purchasers, of any of the OFAC Sanctions (as defined below) or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

(b)	For the purposes of Section 2.16(a):

(i)

“OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Treasury Secretary”) by the President of the United States or provided to the Treasury Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Treasury Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

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(ii)

“OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(iii)

“U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

2.17.

Listing and Maintenance Requirements. The Company’s Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Class A Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company is in compliance in all material respects with the listing and maintenance requirements for continued trading of the Class A Common Stock on Nasdaq. To the extent required, the Class A Common Stock issuable upon conversion of the Note will be approved for listing with Nasdaq in accordance with its listing standards.

2.18.

Subordination. The payment and performance of the obligations of the Company under the Note to be issued hereunder are subordinated to the indebtedness of the Company pursuant to the VPC Credit Agreement.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the Agreement Date that:

3.1.

Authorization. The Purchaser has full power and authority to enter into this Agreement and the Note. All action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement and the Note, the performance of all obligations of the Purchaser hereunder and thereunder has been taken or will be taken prior to the Closing and this Agreement and the Note, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors or (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity

3.2.

Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Authority is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party, except any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions.

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3.3.

Securities Act Representations. The Purchaser is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and is aware that the sale of the Note is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is acquiring the Note (and any shares of Class A Common Stock issuable upon conversion of the Note) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling the Note (or any shares of Class A Common Stock issuable upon conversion of the Note) in violation of the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Note (and any shares of Class A Common Stock issuable upon conversion of the Note) and is capable of bearing the economic risks of such investment. The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

3.4.

Brokers and Finders. The Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4. Conditions of the Purchasers’ Obligations at the Initial Closing. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless otherwise waived, with respect to any Purchaser, by the Purchaser.

4.1.

Representations and Warranties. The representations and warranties of the Company contained in Section 2 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are so qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

4.2.

Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.3.

Compliance Certificate. An authorized officer of the Company shall deliver to the Purchaser on the Closing Date a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4.

Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be obtained and effective as of the Closing Date.

4.5.

Assistant Secretary’s Certificate. The Secretary of the Company shall deliver to the Purchaser on the Closing Date a certificate certifying (a) the Restated Certificate, (b) the Bylaws, and (c) resolutions of the Board of the Company approving this Agreement, the Note and the Transaction contemplated hereby and thereby.

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5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, unless otherwise waived by the Company:

5.1.

Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are so qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are so qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) with respect to such specified date).

5.2.

Performance. The Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or prior to the Closing Date.

5.3.

Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be obtained and effective as of the Closing Date.

6. Particular Covenants and Events of Default.

6.1.	Affirmative Covenants. Unless the Requisite Holders or the Company, as applicable, shall otherwise agree in writing:

(a)	The Company shall promptly notify the Purchaser in writing of any default or Event of Default under this Agreement or the Note, to which the Company has knowledge.

(b)

From the Agreement Date until the Closing Date, each of the Company and the Purchaser shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Sections 4 and 5 hereof, respectively.

(c)

While the Note is outstanding, the Company will send to the Holders copies of all reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Holders any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Holders at the time such report is so filed via the EDGAR system (or such successor), it being understood that the Holders will not be responsible for determining whether such filings have been made or for their timeliness or their content.

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(d)

While the Note is outstanding, each Holder may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

6.2.	Negative Covenants. Unless the Requisite Holders have provided prior written consent, so long as the Note is outstanding:

(a)

Neither Company nor any of its subsidiaries shall create, incur, authorize the creation of, issue, or authorize the issuance of, any unsecured indebtedness in excess of $300,000,000 in aggregate principal amount.

(b)

Neither Company nor any of its subsidiaries shall create, incur or grant any Lien in the assets of the Company or its subsidiaries, other than Liens securing indebtedness not in excess of the limits set forth in Section 6.2(a).

(c)

The Company shall not effect any transaction or series of transactions (including, without limitation, amendments to the Restated Certificate or Bylaws, each as in effect on the Closing Date) to avoid or attempt to avoid the observance or performance of any of the terms to be observed or performed under the Transaction Agreements or that would have the effect of materially impairing the rights of the Purchaser provided for in the Transaction Agreements.

6.3.

General Acceleration Provision upon Events of Default. The occurrence and continuation beyond the applicable cure period of any of the following events shall constitute an “Event of Default” and shall entitle the Holders to the rights and remedies set forth in the Note:

(a)

The Company fails to pay the principal of the Note when due, whether on the Maturity Date (as defined in the Note), on a Fundamental Change Payment Date (as defined in the Note) with respect to a Fundamental Change (as defined in the Note), upon acceleration or otherwise.

(b)	The Company fails to satisfy its conversion obligations upon exercise of the Note pursuant to its terms.

(c)	The Company fails to issue a Fundamental Change Notice (as defined in the Note) when due.

(d)

(i) The Company shall have failed to comply in any material respect with the compliance or performance of any covenant contained in this Agreement or in the Note and such default is not remedied by the Company or waived by the Requisite Holders within twenty (20) days after the Company receives written notice from the Requisite Holders of such default.

(e)

Any representation or warranty made by the Company in this Agreement shall be incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall be incorrect, false or misleading in any respect) as of the date it was made or deemed made.

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(f)

(i) The Company shall make a general assignment for the benefit of creditors; (ii) the Company shall declare a moratorium on the payment of its debts; (iii) the commencement by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or consent seeking reorganization, intervention or other similar relief under any applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; or (iv) the commencement against the Company of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of thirty (30) consecutive days.

(g)

The Company shall fail to perform or comply with any term, covenant, condition or agreement contained in any agreement(s) or instrument(s) governing any indebtedness for borrowed money if both (i) such default either results from the failure to pay any principal of such indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such indebtedness at its stated final maturity and results in the holder or holders of such indebtedness causing such indebtedness to become due prior to its stated maturity and (ii) the principal amount of such indebtedness in default, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $75,000,000 or more at any one time outstanding.

In the event of any Event of Default, the Company shall pay all reasonable attorneys’ fees and costs incurred by the Purchaser in enforcing their rights under the Note and this Agreement and collecting any amounts due and payable under the Note. No right or remedy conferred upon or reserved to the Purchaser under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under applicable law. In addition, the Company shall furnish to each Holder upon request, during the continuance of a default or an Event of Default, a list of all then current Holders and their notice information.

6.4.

Cooperation. Prior to any issuance of Class A Common Stock pursuant to the Note, the parties agree to use commercially reasonable efforts to cooperate in a timely manner to (a) take, or cause to be taken, all further actions, (b) deliver to the other parties such further information and documents and (c) execute and deliver to the other parties such further instruments, including any amendments to the Restated Certificate or the Company’s Bylaws, in each case as any other party may reasonably request in the case of (a), (b) and (c), solely to the extent necessary in order to authorize the issuance of such Class A Common Stock in accordance with the Note and as required by the law of the applicable

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jurisdiction. Without limiting the foregoing, the Company shall use reasonable best efforts to consult with the Purchaser and cooperate in good faith to determine whether any filings or approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) will be required prior to the Purchaser’s conversion of Notes. If a filing is required under the HSR Act, the Company and the Purchaser will cooperate in good faith to prepare and file notifications with respect to the applicable transaction (and the Company will not effect such conversion of the Note) until the expiration or termination of any applicable waiting period; it being agreed, for the avoidance of doubt, that no such delay (assuming the Company has complied with its obligations under this Section 6.4) will constitute a breach of any obligation of the Company or the Purchaser under the Note. If such regulatory approval is not received, the Company will provide the Purchaser with a mutually agreeable alternative equivalent to the economic value of the conversion rights under the Note.

6.5.	Restricted Period.

(a)

During the Restricted Period, the Purchaser shall not, without the Company’s prior written consent, directly or indirectly, Transfer the Note or any shares of Class A Common Stock issuable or issued upon conversion of the Note, other than Permitted Transfers. “Permitted Transfers” shall mean any (i) transfer to a Permitted Transferee, (ii) transfer to the Company or any of its subsidiaries or (iii) tender of any Class A Common Stock into a Third Party Tender/Exchange Offer (and any related conversion of Notes to the extent required to effect such tender or exchange) and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company. “Third Party Tender/Exchange Offer” shall mean any tender or exchange offer made to all of the holders of Class A Common Stock by a Third Party that, if consummated, would result in a Change in Control solely to the extent that (x) the Board has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act or (y) such tender or exchange offer is either (I) a tender or exchange offer for less than all of the outstanding shares of Class A Common Stock or (II) part of a two-step transaction and the consideration to be received in the second step of such transaction is not identical in the amount or form of consideration (or the election of the type of consideration available to holders of Class A Common Stock is not identical in the second-step of such transaction) as the first step of such transaction.

(b)

After the Restricted Period, the Purchaser shall not, without the Company’s prior written consent, directly or indirectly, Transfer the Note or any shares of Class A Common Stock issuable or issued upon conversion of the Note to (i) competitors of the Company, (ii) a Company stockholder who (together with its Affiliates) would have Beneficial Ownership of more than 3.5% in the aggregate of the shares of the Class A Common Stock outstanding at such time (on an as-converted basis), after taking into account the applicable proposed Transfer, or (iii) a Third Party that is objectionable to the Board, after its good faith consideration, in each case other than Permitted Transfers or Transfers in market transactions.

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6.6.	Standstill.

(a)

The Purchaser agrees that, during the Standstill Period, the Purchaser shall not, and shall cause each of its Affiliates (collectively and individually, the “Purchaser Affiliates,”) not to, directly or indirectly, in any manner, alone or in concert with others take any of the following actions without the prior consent of the Company:

(i)	acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, any securities of the Company;

(ii)

effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the Purchaser or the Purchaser Affiliates of any securities of the Company into any Third Party Tender/Exchange Offer (and any related conversion of Note to the extent required to effect such tender) or the vote by the Purchaser or the Purchaser Affiliates of any voting securities of the Company with respect to any Extraordinary Transaction in accordance with the recommendation of the Board;

(iii)

take any action in support of or make any proposal or request that constitutes: (A) controlling or changing the Board or management of the Company, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, or (D) seeking to have the Company waive or make amendments or modifications to the Restated Certificate or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;

(iv)

make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board or to approve any proposals submitted to a vote of the stockholders of the Company that have not been authorized and approved, or recommended for approval, by the Board, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise);

(v)

form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Purchaser Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly permitted by this Agreement;

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(vi)

make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(vii)

enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing.

(b)

The provisions of Section 6.6(a) shall not be deemed to prohibit the Purchaser or any of the Purchaser Affiliates or their respective directors, executive officers, partners, employees, managing members, advisors or agents (acting in such capacity) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

7. Miscellaneous.

7.1.	Treatment of Investment for Tax Purposes.

(a)

The Company and each Purchaser hereby agrees to treat the Note as a convertible debt instrument that is not subject to the application of the contingent payment debt instrument rules of Treasury Regulation Section 1.1275-4. The Company and the Purchaser each agree to file all tax returns in accordance with the foregoing tax treatment unless otherwise required by a change in applicable tax law (or interpretation thereof) after the Agreement Date or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law).

(b)	The Purchaser shall provide to the Company an Internal Revenue Service Form W-9 and California Franchise Tax Board Form 590 on or prior to the applicable Closing Date.

(c)

The Company and the Purchaser shall reasonably cooperate with respect to all tax matters related to the Note and the Company shall provide all information reasonably requested by the Purchaser in connection with any tax matters related to the Note.

7.2.

Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the conversion of the Note or its repayment pursuant to their terms and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

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7.3.

Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including transferees of the Note. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. A counterpart executed by the Company and the Purchaser shall constitute an enforceable instrument between such parties. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The parties hereto hereby consent to receipt of this Agreement in electronic form and understand and agree that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission evidencing an intent to sign this Agreement (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the parties signatory hereto with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

7.5.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6.

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice.

7.7.

Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction or with respect to the purchase of the Note hereunder. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8.

Amendments and Waivers. Any term of this Agreement may be amended or waived subsequent to the execution hereof only upon the mutual written consent of (i) the Company and (ii) the Requisite Holders. Any amendment or waiver effected in accordance with this Section 7.8 shall be binding upon the Purchaser and each Holder and transferee of the Notes and the Company.

35

7.9.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

7.10.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.11.

Entire Agreement. This Agreement and the Note constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

7.12.	Governing Law; Waiver of Jury Trial; Dispute Resolution.

(a)

THE INTERNAL LAW OF THE STATE OF DELAWARE WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE COMPANY AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)

Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

36

(c)

Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any court referred to in the preceding paragraph. Each party hereto irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.6. Nothing in this Agreement or the Note will affect the right of any party hereto to serve process in any other manner permitted by Law.

(e)	Each party hereto irrevocably consents and unconditionally agrees to the dispute resolution provisions set forth in Section 18 of the Note.

7.13.

Corporate Opportunity. The Company acknowledges that the Purchaser and its Affiliates are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates. Accordingly, the Company and the Purchaser acknowledge and agree that the Purchaser and its Affiliates shall:

(a)

have no obligation or duty (contractual or otherwise) to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company’s industry segment or is otherwise competitive with the Company, and

(b)

in connection with making investment decisions, to the fullest extent permitted by law, have no obligation or duty (contractual or otherwise) to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into the Purchaser’s or its Affiliate’s possession, whether as a director of, or investor in, the Company or otherwise.

7.14.

No Publicity. Each of the Company and the Purchaser agrees that it will not, and shall cause each of its subsidiaries to not, without the prior written consent of the other party, use in advertising, publicity, or otherwise the name of the other party, or any partner or employee of the other party, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party, or any of its Affiliates, in each case other than pursuant to required securities filings. Each of the Company and the Purchaser further agrees that it shall obtain the written consent of the other party prior to the issuance of any public statement identifying or specifying that the Purchaser or any of its Affiliates has purchased the Note pursuant to this Agreement, in each case other than pursuant to required securities filings.

7.15.	Use of Proceeds. The Company shall use the proceeds from the sale of the Note for working capital and general corporate purposes.

37

The parties have executed this Note Purchase Agreement as of the date first written above.

COMPANY:

DAVE INC.

By:	/s/ Kyle Beilman
Name: Kyle Beilman
Title: Chief Financial Officer

Address:	750 N. San Vicente Blvd. 900W West Hollywood, CA 90069

With a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP 222 Berkeley St.
Suite 2000
Boston, MA 02116
Attn: Albert W. Vanderlaan

38

The parties have executed this Note Purchase Agreement as of the date first written above.

PURCHASERS:

FTX VENTURES LTD.

By:	/s/ Samuel Bankman-Fried
Name:	Samuel Bankman-Fried
Title:	Chief Executive Officer

Address:

With a copy to (which shall not constitute notice):

Fenwick & West LLP 555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Jordan Roberts

39

EXHIBIT A

FORM OF NOTE

Exhibit 99.1

Dave Reports Fourth Quarter and Fiscal Year 2021 Financial Results

Provides Fiscal Year 2022 Outlook

LOS ANGELES, CA – March 21, 2022 – Dave Inc. (Nasdaq: DAVE), a banking app on a mission to build products that level the financial playing field, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2021.

“We are pleased with our fourth quarter results, capping off a transformational 2021 for Dave. We reported total operating revenues of $41.2 million in the fourth quarter and now have over 6 million members in the US,” said Jason Wilk, Co-Founder and Chief Executive Officer of Dave. “Our transition in January 2022 to a public company was a significant milestone as we continue on our journey to build products that level the financial playing field. In 2022, we are really excited to continue investing behind the attractive opportunities we see in the market and our growth algorithm.”

Fourth Quarter 2021 Highlights:

•	Added 440,000 Net New Members, bringing the total to 6 million Total Members

•	1.51 million Monthly Transacting Members

•	4.5 Transactions Per Monthly Transacting Member

•	GAAP operating revenues, net of $41.2 million, compared to $35.5 million in the fourth quarter of 2020

•	Non-GAAP operating revenues* of $42.2 million, compared to $36.5 million in the fourth quarter of 2020

•	Non-GAAP variable profit margin* of 48%, consistent with the fourth quarter of 2020

•	Net loss of $15.2 million, compared to $34.6 million in the fourth quarter of 2020

•	Adjusted EBITDA* of $(12.6) million, compared to $(9.1) million in the fourth quarter of 2020

Dave defines Net New Members as the number of new Members who join the Dave platform in given period by connecting an existing bank account to the Dave service or by opening a new Dave Banking account, net of the number of accounts deleted by Members or closed by the Company in the same period. Total Members is defined as the number of unique Members that have either connected an existing bank account to the Dave service or have opened a Dave Banking account, less the number of accounts deleted by Members or closed by Dave, as measured at the end of a period. The number Monthly Transacting Members represents the unique number of Members who have made a funding, spending, ExtraCash or subscription transaction within a particular month, measured as the average over a given period. Transactions Per Monthly Transacting Member measures the average number of transactions initiated per Monthly Transacting Member in each month, measured as the average of a given period.

Fiscal Year 2021 Highlights:

•	GAAP operating revenues, net of $153.0 million, compared to $121.8 million in 2020

•	Non-GAAP operating revenues* of $157.6 million, compared to $125.4 million in 2020

•	Non-GAAP variable profit margin* of 53%, compared to 59% in 2020

•	Net loss of $20.0 million, compared to $7.0 million in 2020

•	Adjusted EBITDA* of $(36.5) million, compared to $1.9 million in 2020

*	See reconciliation of the non-GAAP measures at the end of the press release.

41

Fiscal Year 2022 Outlook:

The Company expects:

•	Non-GAAP operating revenues between $200 million and $230 million

•	Non-GAAP variable profit margin between 44% and 48%

Conference Call

Dave will host a conference call and webcast to discuss fourth quarter and fiscal year 2021 financial results and business operations updates today at 5:00 pm ET. Hosting the call will be Jason Wilk, Co-Founder and Chief Executive Officer, and Kyle Beilman, Chief Financial Officer. The conference call will be webcast live from the Company’s investor relations website at https://investors.dave.com/. A replay will be available on the investor relations website following the call.

About Dave

Dave is a banking app on a mission to build products that level the financial playing field. Dave’s financial tools, including its debit card and spending account, help millions of customers bank, budget, avoid overdraft fees, find work and build credit. For more information, visit www.dave.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the quotations of our Chief Executive Officer and statements regarding Dave’s future performance and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: the ability of Dave to compete in its highly competitive industry; the ability of Dave to keep pace with the rapid technological developments in its industry and the larger financial services industry; the ability of Dave to manage its growth as a public company; disruptions to Dave’s operations as a result of becoming a public company; the ability of Dave to protect intellectual property and trade secrets; changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business; the ability to attract or maintain a qualified workforce; level of product service failures that could lead Dave members to use competitors’ services; investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings; the effects of the COVID-19 pandemic on Dave’s business; the possibility that Dave may be adversely affected by other economic, business, and/or competitive factors; and those factors discussed in Dave’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2022 and subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” filed with the SEC and other reports and documents Dave files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Dave undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Non-GAAP Financial Information

This press release contains references to Adjusted EBITDA, non-GAAP operating revenues, non-GAAP operating expenses, non-GAAP variable profit and non-GAAP variable profit margin of Dave, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”)

42

and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted EBITDA as net loss attributable to Dave before the impact of interest income or expense, provision for income taxes, depreciation and amortization, and adjusted to exclude legal settlement and litigation expenses, other strategic financing and transaction expenses, stock-based compensation expense, and certain other non-core items. The Company defines and calculates non-GAAP operating revenues as operating revenues, net excluding direct loan origination costs and ATM fees. The Company defines and calculates non-GAAP operating expenses as operating expenses excluding non-variable operating expenses. The Company defines non-variable operating expenses as all advertising and marketing operating expenses, compensation and benefits operating expenses, and certain operating expenses (legal, rent, technology/infrastructure, depreciation, amortization, charitable contributions, other operating expenses, one-time Member account activation costs and non-recurring Dave Banking expenses). The Company defines and calculates non-GAAP variable profit as non-GAAP operating revenues excluding non-GAAP operating expenses. The Company defines and calculates non-GAAP variable profit margin as non-GAAP variable profit as a percent of non-GAAP operating revenues.

These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three and twelve months ended December 31, 2021 and 2020.

Dave

Media

press@dave.com

Investors

DaveIR@icrinc.com

43

DAVE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Service based revenue, net	$38.1	$35.0	$142.2	$120.6
Transaction based revenue, net	3.1	0.5	10.8	1.2

Total operating revenues, net	41.2	35.5	153.0	121.8
Operating expenses:
Provision for unrecoverable advances	10.5	11.2	32.2	25.5
Processing and servicing fees	6.5	6.0	23.5	21.6
Advertising and marketing	12.6	15.4	51.5	38.0
Compensation and benefits	14.9	7.3	49.5	22.2
Other operating expenses	11.3	5.7	43.2	15.9

Total operating expenses	55.8	45.6	199.9	123.2

Other (income) expenses:
Interest expense (income), net	1.3	(0.1)	2.2	(0.5)
Legal settlement and litigation expenses	0.7	3.5	1.7	4.5
Other strategic financing and transactional expenses	—	0.1	0.3	1.4
Changes in fair value of derivative asset on loans to stockholders	(1.7)	—	(34.8)	—
Changes in fair value of warrant liability	0.2	—	3.6	—

Total other (income) expense, net	0.5	3.5	(27.0)	5.4

Net loss before provision for income taxes	(15.1)	(13.6)	(19.9)	(6.8)

Provision for income taxes	0.1	21.0	0.1	0.2

Net loss	$(15.2)	$(34.6)	$(20.0)	$(7.0)

Net loss per share:
Basic	$(0.15)	$(0.36)	$(0.20)	$(0.08)

Diluted	$(0.15)	$(0.36)	$(0.20)	$(0.08)

Weighted-average shares used to compute net loss per share
Basic	102,804,665	97,070,436	100,839,231	90,986,048

Diluted	102,804,665	97,070,436	100,839,231	90,986,048

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DAVE INC. AND SUBSIDIARY

LIQUIDITY AND CAPITAL RESOURCES

(in millions)

	December 31,	December 31,
	2021	2020
	(Unaudited)
Cash and cash equivalents	$32.0	$4.8
Marketable securities	8.2	17.7
Working capital	31.6	45.2
Total stockholders’ deficit	(33.4)	(22.3)

	Twelve Months Ended
	December 31,
	2021	2020
	(Unaudited)
Cash (used in) provided by:
Operating activities	$(40.7)	$(9.1)
Investing activities	3.0	3.4
Financing activities	65.0	4.2

Net increase (decrease) in cash, cash equivalents and restricted cash	$27.3	$(1.5)

45

DAVE INC. AND SUBSIDIARY

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(15.2)	$(34.6)	$(20.0)	$(7.0)
Interest expense (income), net	1.3	(0.1)	2.2	(0.5)
Provision for income taxes	0.1	21.0	0.1	0.2
Depreciation and amortization	1.0	0.4	3.0	1.8
Stock-based compensation	1.0	0.6	7.4	1.5
Legal settlement and litigation expenses	0.7	3.5	1.7	4.5
Other strategic financing and transactional expenses	—	0.1	0.3	1.4
Changes in fair value of derivative asset on loans to stockholders	(1.7)	—	(34.8)	—
Changes in fair value of warrant liability	0.2	—	3.6	—

Adjusted EBITDA	$(12.6)	$(9.1)	$(36.5)	$1.9

DAVE INC. AND SUBSIDIARY

RECONCILIATION OF TOTAL OPERATING REVENUES, NET TO NON-GAAP OPERATING REVENUES

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating revenues, net	$41.2	$35.5	$153.0	$121.8
ExtraCash origination and ATM-related fees	1.0	1.0	4.6	3.6

Non-GAAP operating revenues	$42.2	$36.5	$157.6	$125.4

RECONCILIATION OF TOTAL OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating expenses	$55.8	$45.6	$199.9	$123.2
Non-variable operating expenses	(33.8)	(26.8)	(126.4)	(72.1)

Non-GAAP operating expenses	$22.0	$18.8	$73.5	$51.1

CALCULATION OF NON-GAAP VARIABLE PROFIT

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Non-GAAP operating revenues	$42.2	$36.5	$157.6	$125.4
Non-GAAP operating expenses	(22.0)	(18.8)	(73.5)	(51.1)

Non-GAAP variable profit	$20.2	$17.7	$84.1	$74.3

Non-GAAP variable profit margin	48%	48%	53%	59%

46

Exhibit 99.2

FTX Ventures invests $100 million in Dave; companies form strategic partnership

LOS ANGELES, March 21, 2022 – Dave Inc. (Nasdaq: DAVE, DAVEW) (“Dave” or the “Company”), a banking app on a mission to build products that level the financial playing field, today announced a strategic partnership with West Realm Shires Services, Inc., owner and operator of FTX US (“FTX US”), whereby the companies will work together to expand the digital assets ecosystem. FTX Ventures, a $2B venture fund has also invested $100 million in Dave.

With this investment, Dave has significantly enhanced its balance sheet with additional resources to expedite its growth strategy and invest in future initiatives, including those crypto-related. FTX US will serve as the Company’s exclusive partner for cryptocurrencies, and the parties are currently exploring ways to introduce digital asset payments into Dave’s platform, while continuing to improve the customer experience for Dave members.

“This is an exciting milestone for our Company, our shareholders and all Dave members,” said Jason Wilk, Chief Executive Officer of Dave. “We believe blockchain technology has the potential to level the financial playing field across the globe. By aligning with a world-class leader such as FTX US, we are in position to enter the digital asset arena, explore new growth opportunities, and improve the member experience. FTX US is a pioneer in the cryptocurrency ecosystem, and we look forward to working with them long-term to enhance stakeholder value through digital assets.”

FTX US President Brett Harrison commented, “We consistently look to align with companies that share our vision, have unique and disruptive business models, and can help drive widespread adoption of digital assets. Dave is a great fit as they check all three boxes. We see significant growth opportunities ahead for both of our companies and are excited to be working with Dave.”

The $100 million investment was made pursuant to an unsecured convertible note (the “Note”), which bears interest at a rate of 3.00% per year (compounded semi-annually). Interest may be paid in-kind or in cash, at the Company’s option. Forty-eight months (the “Maturity Date”) after the date of the initial issuance of the Note (the “Issuance Date”), the Company will pay the FTX Ventures the sum of (i) the outstanding principal amount of the Note, plus (ii) all accrued but unpaid interest thereon, plus (iii) all expenses incurred by the FTX Ventures (the “Redemption Price”). Payment of the Redemption Price on the Maturity Date will constitute a redemption of the Note in whole. During the term of the Note, the Note will be convertible into shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”) at the option of the FTX Ventures. The initial conversion price of the Note is $10.00 per share of Common Stock, subject to customary adjustments (the “Conversion Price”). Beginning on the twenty-four-month anniversary of the Issuance Date continuing until the Maturity Date, if the closing price of the Common Stock equals or exceeds 175% of the Conversion Price for 20 out of the 30 consecutive trading days ending immediately preceding the delivery of the notice of the Company’s election to convert the Note, the Note will be convertible into shares of Common Stock at the option of the Company, upon delivery of a written notice to the FTX Ventures electing to convert the Note or all or any portion of the outstanding principal amount of the Note. At any time prior to the Maturity Date, the Company may, in its sole discretion and upon delivery of a written notice to the FTX Ventures electing to prepay the Note, prepay the Note without penalty by paying the FTX Ventures 100% of the Redemption Price.

About Dave

Dave is a banking app on a mission to build products that level the financial playing field. Dave’s financial tools, including its debit card and spending account, help millions of customers bank, budget, access ExtraCash before payday, find work and build credit. For more information, visit www.dave.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the quotations of our Chief Executive Officer and statements regarding Dave’s future performance and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: the ability of Dave to compete in its highly competitive industry; the ability of Dave to keep pace with the rapid technological developments in its industry and the larger financial services industry; the ability of Dave to manage its growth as a public company; disruptions to Dave’s operations as a result of becoming a public company; the ability of Dave to protect intellectual property and trade secrets; changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business; the ability to attract or maintain a qualified workforce; level of product service failures that could lead Dave members to use competitors’ services; investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings; the effects of the COVID-19 pandemic on Dave’s business; the possibility that Dave may be adversely affected by other economic, business, and/or competitive factors; and those factors discussed in Dave’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2022 and subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” filed with the SEC and other reports and documents Dave files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Dave undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts

Media	Investors
DavePR@mgroupsc.com	DaveIR@icrinc.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

1265 South Cochran Avenue

Los Angeles, CA 90069

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On March 21, 2022, Dave Inc. (the “Company”) hosted an earnings call to discuss its financial condition and operating results for the year ended December 31, 2021. A transcript of the call is attached hereto as Exhibit 99.1.

The information included in this Item 7.01 and the transcript attached hereto as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such document.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Transcript of investor call held on March 21, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2022	Dave Inc.

	By:	/s/ John Ricci
	Name:	John Ricci
	Title:	General Counsel

Exhibit 99.1

VIAVID
communications simplified.

Dave Inc.

Fourth Quarter 2021 Earnings Conference Call

March 21, 2022

C O R P O R A T E P A R T I C I P A N T S

Jason Wilk, Co-Founder, Chief Executive Officer, President and Chairman of the Board

Kyle Beilman, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

John Hecht, Jefferies

Sean Horgan, Rosenblatt Securities

P R E S E N T A T I O N

Operator

Greetings, and welcome to Dave Fourth Quarter 2021 Earnings Call.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

This afternoon, Dave issued a press release announcing results for the fourth quarter and the fiscal year that ended on December 31, 2021, which can be found on investors.dave.com.

We would like to remind you that during this conference call Management will be making forward-looking statements, including statements regarding expectations related to financial guidance, outlook for the sector and Company, and the expected investment in growth initiatives. Please note these forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. These statements reflect the Company’s views only as of today and should not be relied upon as representative of views as of any subsequent date, and Dave undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For further discussion of the material risks and other important factors that could affect our financial results, please refer to the Company’s filings with the SEC, including its Form 8-K, filed with the SEC on January 11, 2022.

In addition, during today’s call, the Company will discuss non-GAAP financial measures, which they are believe are useful as supplement measures of Dave’s performance. These non-GAAP measures should be considered in addition to and not as a substitute for or in isolation from GAAP results. You will find additional disclosures regarding the non-GAAP financial measures discussed on today’s call in Dave’s press release issued this afternoon and its filings with the SEC, each of which is posted on the Dave website.

The webcast of this call will also be available on the Investor Relations section of the Company website.

It is now my pleasure to introduce your host, Mr. Jason Wilk, CEO, President and Chairman of the Board. Thank you. Mr. Wilk, you may begin.

Jason Wilk

Thank you, Operator. I’d like to add my own welcome to our first earnings call as a public company.

Our public market listing in January was a significant milestone as we continue on our mission to build products that level the financial playing field for millions of Americans. I want to thank all my colleagues and shareholders for making this dream a reality. I am so proud of everything we’ve accomplished so far, and even more excited to take this next step on our journey together.

For today’s call, I would like to begin by providing a brief overview of Dave for those who are not familiar with our story. I will then briefly share some highlights on the quarter, recap our growth strategy to create long-term shareholder value, and then turn it to our CFO, Kyle Beilman, who will discuss our fourth quarter results, as well as our guidance for 2022.

First and foremost, Dave is a technology company building financial solutions to serve everyday Americans who are struggling with some or all aspects of their financial lives. We have built one of the largest digital banking platforms in the world, with over 6 million members in the U.S. We’re serving a massive market, with an estimated 150 million people who still need our help in the U.S. alone.

We think of our market across two key groups, the financially vulnerable and financially coping. By our estimate, there are 35 million people that are financially vulnerable, struggling with every aspect of their financial life. Those are customers who overdraft 10 to 20 times per year and are reliant on single-pay credit, and those who need help building credit and finding new work opportunities. There’s an estimated 135 million people that are financially coping, struggling with some, but not all, aspects of their financial life. This group is overdrafting several times per year, they need help building credit, need access to affordable short- and long-term credit, and savings and investment advice.

We started in 2017 to disrupt overdrafts, a pain point for both of these audiences, that drives more than $20 billion in annual revenue for banks. We realized early on, and out of my own personal experience, that consumers are primarily using overdrafts knowingly as a form of overpriced short-term credit. The majority of incumbents and neobanks require members to go negative on their accounts to access overdraft, literally requiring them to go broke to access an unreliable and expensive experience that can cost up to $100 a day in fees, with the primary use case being simply to buy gas and groceries. An average Dave member incurs $300 to $400 a year in bank fees prior to joining us.

We started with an app allowing customers to link their existing bank account, which enables Dave to send predictive overdraft alerts about upcoming bills and offer customers instant interest-free credit, up to $75, whenever they need it to buy those everyday essentials without incurring overdraft fees. Millions of customers now rely on the service called Extra Cash. Our speed to value is unparalleled compared to incumbents and neobanks. A new user can download Dave and have funds in their account within minutes, not months, and no direct deposit is required. This unique value proposition has propelled Dave to industry-best brand favorability, and also leads to an estimated 30% of our members coming to us via word of mouth. Dave’s Extra Cash product has been used more than 45 million times through the end of 2021, providing us with unparalleled amounts of data, which gives us a large head-start in non-FICO-based underwriting.

After amassing brand loyalty, our most requested feature, Banking, was launched as a separate product within the app in December of 2020. Dave Banking comes with no minimum balance fees or overdraft fees. We couple that with real time spend alerts and let our members access their paycheck two days early. Banking is already very well received, with over 2 million people opening accounts on the platform in just over a year.

Lastly, we’re the first neobank to help members put money in their pockets by tapping into the gig economy through our Side Hustle capability. This product helps members apply to additional side income opportunities from Uber, Instacart, DoorDash, Lyft, and 35 other partners. We have facilitated nearly 3 million applications for work since its launch in 2019, helping our members generate millions of dollars of incremental income. Side Hustle empowers our members to generate additional financial flexibility and really highlights our mission and our community-based approach.

We’ve made a tremendous impact, helping our members avoid an estimated $1 billion in fees with these three products outlined above. We feel we’ve only scratched the surface of products that we can deliver for our total addressable market.

Now, on to some highlights from the quarter and year end December 31, 2021. During the quarter, we added 440,000 net new members and ended the year with over 6 million total members on the Dave platform. We had over 1.5 million monthly transacting members in Q4 and 4.5 average transactions per active member. Our non-GAAP totaling operating revenue for the quarter was $42.2 million, and we generated $157.6 million in non-GAAP total operating revenue for the full year, representing growth of 26% year-over-year. Adjusted EBITDA for Q4 2021 was negative $12.6 million, and we ended the 2021 year with Adjusted EBITDA of negative $36.5 million, as we continue to invest in growth and product development.

As mentioned, Dave uniquely starts our user journey by giving customers instant access to credit. Since the start of the pandemic, substantial government benefits have filled some of the roles that Dave provides, but as that stimulus is reduced, we’re expecting it to create an even stronger need for our products and activates tailwinds in the quarters and years ahead. I’ll also note we had a significant delay in the closing of our business combination, which delayed our ability to deploy growth capital, given our limited balance sheet prior to close.

You may notice that we’ve begun to report on two new metrics, monthly transacting members and transactions per active member. A monthly transacting member is someone who makes a funding, spending, Extra Cash or subscription transaction with Dave, and transactions per active is going to measure the average number of transactions initiated by that population. Our near-term roadmap is oriented around becoming the banking app of choice for our members to spend, borrow and move money. All transactions oriented more frequent behavior, so we’re expecting to drive both the number of monthly transacting members and the frequency with which they transact throughout 2022, and beyond. As we’ll describe more shortly, we expect substantial revenue growth by deepening our engagement with both existing loyal members and new members, using these metrics as our benchmark.

Now, to go into our near-term strategy to drive growth, which consists of three key components: first, grow our population of multi-transacting members, driven by both new user acquisition and increased engagement of our large existing base; second, utilize our data-driven underwriting advantage to profitably growth our Extra Cash originations and average revenue per user; third, accelerate Banking adoption and spend frequency, ultimately building towards winning primary account status with our members. Success across these three key areas is what will drive our P&L moving forward. These are interrelated and, thus, shouldn’t be interpreted as prioritization, but instead viewed as our three balanced pillars for growth.

Now, to go into a bit more detail on our strategy to drive growth.

First, focus on our transacting member acquisition. Dave’s credit-first, go-to-market strategy creates a powerful marketing flywheel. Promoting the ability to get money in our members’ pockets within minutes enables highly performative direct response advertising, creating instant brand loyalty very early on in the lifecycle. This is evidenced by our 4.8 star App Store rating and nearly 1 million total reviews as of year end, as well as our estimate that more than 30% of our members come to us via word of mouth. This all leads to what we believe is one of the most efficient customer acquisition engines in the history of the banking industry.

With the proceeds from our business combination which brought us to the public markets, we now have a strong balance sheet that provides the capital to grow at our full potential. We plan to continue to increase our direct response marketing investments and re-engage less active members. The pace of our marketing investments will continue to be disciplined in driving profitable unit economics and substantial returns in terms of LTV to CAC. We’re excited to continue investing behind the opportunities we see in the market and our strong unit economics.

We will, additionally, look to make Dave a household name through brand marketing with the help of our new MCO, Michael Goodbody, who hales from Credit Karma and TransferWise, two organizations that understand how to build efficient marketing engines at scale.

Of the top 50 financial apps, Dave is the only one with a recognizable mascot, an approachable bear, that we’re all excited to lean into.

Next, we’re focused on delivering a superior banking experience for everyday Americans. Dave’s Banking product has been in-market as a separate product within our app for a little over a year. We’ve been able to grow our number of accounts at a very low cost, which shows the power of cross-sell opportunities within Dave. We had approximately 1.4 million new Dave bank accounts opened in 2021, and nearly 50% of members who engage with Extra Cash end up opening a checking account. There’s a significant ARPU lift opportunity as we bring people through our user journey to Dave Banking. We know that members who become frequent spenders on Dave Banking also have considerably higher ARPU than the average Dave member, so this opportunity is important for us to capture.

One of the biggest opportunity that still remains if for us to drive funnel throughput and spend frequency, which we think we’ll achieve in a few ways.

In the second quarter of this year, we are thrilled to finally put Dave Banking in the hands of all Dave members. In its initial phase, as a separate product, it was a bifurcated experience, with little synergies between Extra Cash. We spent a considerable amount of time thinking through the unity of these products, which took a large development effort over the last 18 months. Moving forward, all new and existing Dave members will be given a free spend account. In testing, we’ve seen no increase to customer acquisition cost. With our credit-first approach to acquiring customers, we can now create an optimal experience for our members to spend their Extra Cash with their Dave debit card, instead of sending funds out to their external bank account.

Our data suggests that driving trial on the Dave card provides a strong signal towards driving longer term engagement and, ultimately, direct deposit. We will drive the trial on the card in two major ways. First, we’ll make it cheaper for Dave customers to spend Extra Cash instantly with our Dave card versus express sending funds to their external account, and, next, we’ll be introducing cashback rewards in Q2, supporting hundreds of everyday merchants, to make it even more attractive to trial and use the Dave card, compared to that of external accounts.

Our ultimate objective remains to build trust with our members and win primary account status with them. On average, our direct deposit members spend about $1,000 per month on their Dave card and initiate over 35 transactions a month with us. Achieving primary account status takes time and building a high degree of trust with our members, which we’re deeply focused on at this time, driving trial is a huge way to start that journey.

Lastly, we intend to continue to expand our ability to extend more credit, leveraging our underwriting and data advantage. We’ll be continuing our focus on increasing Extra Cash limit to help our members afford more of what they need without having to go to other financial institutions. Based on our estimates, 60% of Americans can’t afford a $400 emergency, and we’d like to help them cover that full amount.

Over the course of 2021, we increased the average Extra Cash origination size by 86% and average revenue per origination by 22%. As we’ve leveled up our offering, we believe we’ve been able to manage risk effectively. Because of our data advantage in our underwriting, we continue to maintain credit performance, and our write-offs as a percentage of originations and associated revenue have been steady at about 2%. We think our credit unit economics are best-in-class, so we’re going to continue to lean in and seize this opportunity to provide a lot of upside to member lifetime value.

Beyond our core strategy, we are very excited today to announce that we have formed a strategic partnership with FTX to develop and introduce blockchain product and services to our members in the coming quarters and years ahead. FTX was an investor in our PIPE facility which closed with our business combination, and we’ve since been building a close relationship with CEO Sam Bankman-Fried and his team. There’s a lot of alignment between our visions. As part of this partnership, FTX will be making an additional $100 million investment in Dave through a convertible note. We look forward to talking more about this partnership and what it means in the coming quarters.

Next, it’s important to us that these growth opportunities lead to earnings power over time. We have a capital-efficient model and a cost structure with high operating leverage potential. As we continue to scale and invest in sourcing capabilities to increase margins, we will continue to build a powerful financial model. Over the next eight to ten quarters, our focus is on disciplined investments in profitable growth and unit economics. After this investment period, we’ll be well positioned to deliver positive Adjusted EBITDA. Our philosophy leans towards growth, but profitability is important to us and will drive our capital allocation decisions. Depending on returns, our path to profitability could be shortened or extended; our primary focus is on value creation.

Most importantly, with our existing balance sheet and the capital infusion from FTX, we’re well capitalized and have the strategic flexibility to execute on our massive market opportunity and achieve profitability with capital efficiency. We are thrilled about closing out our business combination earlier this year to become a public company and look forward to working with our new Board of Directors to drive future growth and returns for our shareholders. This new influx of capital will allow us to invest in our business and, in turn, deliver on our mission to level the financial playing field.

I would now like to turn the call over to Kyle to review our results from Q4 and provide guidance for 2022. Passing to you, Kyle.

Kyle Beilman

Thank you, Jason.

Given this is our first earnings call, I wanted to briefly discuss our financial model before I review our 2021 results and share our outlook for full year 2022.

We have two main revenue streams:

First, service-based revenue, which primarily consists of optional tips and optional express processing fees associated with our Extra Cash product and subscriptions charged to members for our budgeting and personal financial management service. It also includes revenue derived from lead generation fees from our Side Hustle partners, as well as fees earned related to our rewards product for members who make debit card spending transactions at participating merchants. Currently, the majority of service-based revenue is driven by engagement with Extra Cash. As our originations volume increases, we tend to see increases to both optional tips and optional processing fees.

Our transaction-based revenue is associated with our Dave Banking product. We generate interchange on card spend transactions and ATM fee revenue when members go outside of our network of free ATMs to withdraw their cash. This revenue line item is driven by funding and spending engagement. The strategic evolution that Jason discussed previously should lead to considerable mix shift towards this revenue stream over time.

With that background, let’s take a closer look at our results. As Jason mentioned, we are proud of the team’s performance during the quarter and the year, and we showed that we can deliver growth despite the macro backdrop that he talked about.

As of December 31, 202, we had over 6 million Dave members and over 1.5 million average monthly transacting members in the fourth quarter. We were also able to make considerable progress in terms of member transaction frequency throughout the year. In Q4, our average transacting members completed an average of four-and-a-half transactions per month, an increase of more than 80%, versus Q4 2020. As Jason also mentioned, you’ll hear us talk about these metrics consistently moving forward, because we view them as an important way to measure our progress towards our strategic objective of driving greater member engagement over time.

In terms of top line performance, Q4 ‘21 total non-GAAP operating revenues were $42.2 million, representing roughly 16% year-over-year growth. Service-based revenue was up approximately 8% year-over-year, which was primarily driven by an increase in Extra Cash origination volume, as well as increases to our average revenue per origination. This is a key growth lever that we’ll continue to pursue going forward.

We had significant growth in transaction-based revenue as our Banking product engagement ramped, versus prior year. Q4 transaction-based revenue was $33.1 million, up 520% year-over-year. We have a great opportunity to continue to drive significant growth here as we deliver on the product opportunities that are in the pipeline. We’re excited about this part of the business as we work towards becoming a daily transaction hub for our members and, ultimately, driving towards primary account status.

Next, I’ll address our non-GAAP variable profit, which in Q4 was $20.2 million, representing a 48% margin relative to our non-GAAP total operating revenue. We think this is an important metric to monitor, as it’s a useful indicator of the health and margin profile of our unit economics. Key drivers of this metric are our Extra Cash credit performance, as well as the primary direct cost drivers associated with our product portfolio. It’s a metric that we focus on internally in order to manage the quality of our revenue growth and, ultimately, increase member LTV. Not only are we focused on driving top line growth, but we have identified meaningful near-term opportunities for us to improve margins that will be accretive to our overall financial profile.

In terms of operating expenses, I wanted to touch on a few key areas.

The provision for unrecoverable advances totaled approximately $10.5 million for Q4 ’21, compared to $11.2 million in Q4 ’20. The slight decrease was primarily attributable to a decrease in the provision expense related to amounts outstanding 120 days and under, offset by an increase in amounts written off, primarily attributable to growth in origination volume during the second part of the year. Overall, our credit performance has been very consistent over time.

This is an important point from a unit economic perspective. As Jason mentioned previously, in Q4, we grew the average size of an Extra Cash origination significantly year-over-year and our credit performance has been stable. Our ability to manage risk as we increase limits is a testament to our data advantage and the investments that we’ve made in our proprietary underwriting and payment systems. This is a core capability and our performance to date gives us confidence that we can continue scaling up limits in order to drive ARPU and LTV expansion moving forward. We think this positions us well to extend the use case and value prop of the Extra Cash product to disrupt other forms of short-term credit.

6

In Q4 2021, processing and servicing fees totaled approximately $6.5 million, compared to $6 million for Q4 of 2020. The increase was primarily attributable to the increase in origination volume, offset by volume-associated discounts and cost savings due to price reductions from our processors. As we grow, we’ll generate incremental leverage and efficiency as a percentage of our origination volume in this line item.

In terms of marketing and acquisition spend, we continue to demonstrate efficient top-of-funnel growth and we feel that we have among the lowest member acquisition costs in the industry. Our marketing acquisition spend totaled approximately $12.6 million for Q4 2021, compared to approximately $15.4 million for Q1 2020. During Q4, we added approximately 440,000 net new users, which represented an average member acquisition cost of approximately $28.50. We were hoping to deploy more capital in the fourth quarter, but given the delays in closing the business combination, we were capital-constrained during an attractive window to drive incremental growth. As Jason already touched on, we’re in the process of gearing up for more significant investments in the second quarter behind key product initiatives.

It’s worth mentioning that we’re disciplined when it comes to member acquisition and the return profile of our investments. Our objective is to manage to a payback period of approximately 12 to 18 months on a non-GAAP variable profit basis. We expect acquisition costs to increase this year as we focus on driving monthly transacting user growth, which is a bit of a mix shift relative to how we’ve managed our funnel historically, which was more oriented towards growing total Dave members. The average ARPU of our monthly transacting members is significantly higher, though, which we’re expecting to improve our overall LTV to CAC profile. That said, we’ll be focused on maximizing returns. As you’ll be able to observe from our historical financials, we’re not a growth-at-all-cost team.

In terms of Adjusted EBITDA, as Jason alluded to earlier, we’re still in considerable investment mode that will set us up to drive consistent future growth. We grew our team meaningfully throughout 2021. These headcount investments are focused on enhancing our core offerings and building the next generation of our products for the business. We expect these investments will allow us to bring more value to our members, increase ARPU with a more robust offering and further penetrate our TAM, and deliver over the next several years. That said, we front-loaded a lot of our fixed cost investments throughout 2021, and, specifically, in Q4, so we’re expecting to build meaningful operating leverage as we grow throughout 2022.

With that background, Q4 Adjusted EBITDA was negative $12.6 million, with a GAAP net loss of $15.2 million.

Note that that the average shares for Q4 2021 will be significantly different given the impact of the business combination which was completed on January 4. For the calculated fully diluted shares outstanding, please visit our Investor website, where we have a slide detailing our share count.

Now, turning to the balance sheet, the closing of the business combination added approximately $202 million of cash, after expenses, which, relative to the $61 million of equity we had raised prior to going public, is significant. We believe we are adequately capitalized to execute on our growth plans. Additionally, we currently have a significant amount of undrawn capacity under our warehouse credit facility and ample runway to scale that facility as we expand our credit business. However, on that note, we’ll be looking to diversify our funding sources over the next couple of quarters to optimize our capital structure and secure a lower cost of funding.

7

The additional $100 million of capital from the FTX investment provides us with added capacity to pursue further potential organic and inorganic growth opportunities. Accounting for this new capital, we have approximately $320 million of cash on the balance sheet. We continue to be believers in industry consolidation and think that M&A may be an attractive component of our growth and capital allocation strategy. Net/net, we’re confident that our go-forward balance sheet gives us the capacity to grow considerably over the next several years and reach profitability without the need to raise additional capital.

Now, turning to our outlook for the year, we expect non-GAAP total operating revenues to be between $200 million and $230 million for the year. Historically, we have found that Q1 is our lightest quarter due to tax refund season, reducing the need for credit amongst our audience. Additionally, we expect our growth to ramp throughout the year as we realize the expected returns from our investments in marketing and product enhancements. In terms of margins, we expect our non-GAAP variable profit margin to be in a range of 44% to 48%.

We’re really excited about our future and ability to continue to deliver significant growth and value for our members and shareholders for many years to come.

With that, I’ll pass it over to the Operator for Q&A.

Operator

Thank you. We will now be conducting a question-and-answer session. One moment, please, while we poll for questions.

Thank you. Our first question comes from John Hecht with Jefferies. Please proceed with your question.

John Hecht

Good afternoon, guys, and thanks for taking my questions. The first one—I appreciate all the customer count and transaction count that you gave in the quarter. I’m wondering, though, when you look at the customer trends, whether you’re talking about the types of product usage or the tip levels, or so forth, are you seeing any kind of changes as you guys bring on more customers?

Jason Wilk

Specifically, to tips, John?

John Hecht

No, just, you know, the way customers—the frequency of usage, the types of products they’re engaging with and/or things like tip levels, has it been pretty consistent or are you seeing any migration?

Jason Wilk

I would say it’s been pretty consistent over the last several years. I think that there was some adverse selection going on with the stimulus, as many customers didn’t need to rely on the service as much with all the government benefits, but, nonetheless, we did see consistency from the active user base that used the product.

John Hecht

Okay. Then, when it comes to the FTX partnership, how quickly will you be able to start kind of reoffering some of those crypto services across your platform as cross-selling opportunity?

8

Jason Wilk

We’ll follow up on that, but we think we can get something in-market, at least one product, in 2022.

John Hecht

Okay, and, then, last question. You did mention acquisition might be an attractive way for you to deploy capital, given all the cash. What types of things are you looking at?

Jason Wilk

We’ll look at two different types of deals, ones that could really add significant ARPU potential to the business or ones that could drive a lot more further engagement. The FTX deal, for us, is something that we’d look to, to be a (inaudible) driver for the business, so more things to acquire in that potential lane, or in areas where there’s, again, significant ARPU potential there in industries that historically have high customer acquisition costs.

John Hecht

Great. Thank you, guys, very much.

Jason Wilk

Why that’s important, John, is our cross-sell, as proven by Dave Banking, is so strong in the business, that we think we can start to roll out products that otherwise are up to get adoption, but, similar to Banking, where we can get attached.

John Hecht

Yes, thanks, guys.

Operator

Our next question comes from Sean Horgan with Rosenblatt. Please proceed with your question.

Sean Horgan

Hey, guys. Yes, thanks for taking my questions. I just had one that I wanted to get your thoughts on, the latest moves from banks moving towards reducing or completely eliminating overdraft fees. Are you seeing now, or do you anticipate, any pressure on this front?

Jason Wilk

If you look at the history of sort of neobanks that have been out in-market for a significant amount of time, their approach to overdraft has always been to not allow it, yet they’ve had a hard time getting traction, because, as I said at the top of the call, most of their customers are relying on overdraft as a form of expensive short-term credit. So, as the banks are rolling out products that either irradicate overdraft, which we think is negative to consumers and will push more people towards Dave, the ones that are trying to operate a customer-friendly solution still require the customer to go negative on their account, literally going fully broke before they can access what we believe is still an unreliable experience. What we love about the Dave product is we can use our transaction-based underwriting to get money into people’s pockets the same day, an amount of money they know they can count on, that they can access through an ATM, or they’re sending to friends and family, and it also just gives them access to consistent liquidity. We find that the big banks are still pretty far from coming up with a solution that’s competitive to Dave, and, hopefully, one where we think there’s a lot of defensibility around the way we’ve monetized it with tips, we think no one would ever tip one of these major institutions.

9

Sean Horgan

Got it, thanks. Then, I appreciate the color on CAC. I just wanted to dig in a little bit on that one and ask, I guess, specifically, what you’re seeing in terms of pressures from data privacy in the traditional channels and what percentage of your budget is allocated towards traditional performance-based marketing channels, as opposed to brand marketing, influencer marketing and some of the other alternatives that we’ve been seeing?

Jason Wilk

I would say our mix is still largely around digital channels, and so brand, sort of outdoor, television still a pretty nascent channel for us. We’ve done some late testing there, but still less than 20% of our overall budget. As stated, about 30% of our customers today are coming to us completely via word of mouth, which we love to see. As far as the data privacy piece, on your first question, that does make it harder to track how effective your advertising is doing, but, for all intents and purposes, we are seeing still strong performance on our direct response advertising and we’re looking forward to expanding that level of spend from there now.

Sean Horgan

Appreciate it, thanks, guys.

Jason Wilk

Thanks.

Operator

Thank you. There are no further questions at this time.

This does conclude today’s conference, you may disconnect your lines at this time. Thank you for your participation.

10

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No.1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(844) 857-3283

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	DAVE	The Nasdaq Stock Market LLC (Nasdaq Global Market)
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K (the “Form 8-K”) of Dave Inc. (the “Company”) originally filed by the Company on January 11, 2022 is being filed solely for the purpose of supplementing the historical financial statements and pro forma combined financial information provided under Items 9.01(a) and 9.01(b) in the Form 8-K to include the audited consolidated financial statements of Dave Inc. and its subsidiaries as of prior to the Mergers (collectively, “Legacy Dave”) as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Dave for the year ended December 31, 2021. This Amendment No. 1 does not amend any other item of the Form 8-K or purport to provide an update or a discussion of any developments at the Company subsequent to the filing date of the Form 8-K.

Capitalized terms used but not defined herein have the meanings assigned to them in the Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited consolidated financial statements of Legacy Dave as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 are included as Exhibit 99.3 and are incorporated by reference into this Item 9.01. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Dave for the year ended December 31, 2021 is also included as Exhibit 99.4 and is incorporated by reference into this Item 9.01.

(b) Pro Forma Financial Information

The unaudited pro forma combined financial information of the Company and Legacy Dave as of December 31, 2021 and for the year ended December 31, 2021 is set forth in Exhibit 99.5 hereto and is incorporated herein by reference into this Item 9.01.

(d) List of Exhibits.

Exhibit Number	Description

99.3	Audited consolidated financial statements of Dave Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020

99.4	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave Inc. for the year ended December 31, 2021

99.5	Unaudited pro forma combined financial information of VPC Impact Acquisition Holdings III, Inc. and Dave Inc. as of December 31, 2021 and for the year ended December 31, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dave Inc.

Dated: March 25, 2022	/s/ Jason Wilk
Jason Wilk
Chief Executive Officer and Director

Exhibit 99.3

Dave Inc. and Subsidiary

Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm

December 31, 2021 and 2020

Contents:

Report of Independent Registered Public Accounting Firm

The Shareholders and the Board of Directors

Dave Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Dave Inc. and Subsidiary (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams

Los Angeles, California

March 25, 2022

We have served as the Company’s auditor since 2018.

Dave Inc. and Subsidiary

Consolidated Balance Sheets

(in thousands; except share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$32,009	$4,789
Marketable securities	8,226	17,666
Member advances, net of allowance for unrecoverable advances of $11,995 and $12,580 as of December 31, 2021 and 2020, respectively	49,013	38,744
Prepaid income taxes	1,381	4,008
Restricted cash, current	—	83
Deferred issuance costs	5,131	—
Prepaid expenses and other current assets	4,443	4,062

Total current assets	100,203	69,352
Property and equipment, net	685	516
Lease right-of-use assets (related-party of $970 and $1,184 as of December 31, 2021 and 2020, respectively)	2,702	1,378
Intangible assets, net	7,849	4,505
Derivative asset on loans to stockholders	35,253	457
Debt facility commitment fee, long-term	131	—
Restricted cash, net of current portion	363	197

Total assets	$147,186	$76,405

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$13,044	$8,492
Accrued expenses	13,045	5,324
Line of credit	—	3,910
Lease liabilities, short-term (related-party of $243 and $205 as of December 31, 2021 and 2020, respectively)	1,920	400
Legal settlement accrual	3,701	3,201
Note payable	15,051	—
Credit facility	20,000	—
Convertible debt, current	695	—
Interest payable, convertible notes, current	25
Other current liabilities	1,153	2,853

Total current liabilities	68,634	24,180
Lease liabilities, long-term (related-party of $822 and $1,065 as of December 31, 2021 and 2020, respectively)	970	1,088
Debt facility, long-term	35,000	—
Warrant liability	3,726	—
Convertible debt, long-term	—	695
Interest payable, convertible notes	—	13
Other non-current liabilities	119	585

Total liabilities	108,449	26,561

Commitments and contingencies (Note 13)
Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001, 133,216,940 shares authorized, issued and outstanding at December 31, 2021 and 2020; $130,686 liquidation preference at December 31, 2021 and 2020	9,881	9,881
Series B-1 convertible preferred stock, par value per share $0.000001, 13,326,050 shares authorized, issued and outstanding at December 31, 2021 and 2020; $50,000 liquidation preference at December 31, 2021 and 2020	49,675	49,675
Series B-2 convertible preferred stock, par value per share $0.000001, 3,991,610 shares authorized, issued and outstanding at December 31, 2021 and 2020; $11,981 liquidation preference at December 31, 2021 and 2020	12,617	12,617

Total convertible preferred stock	72,173	72,173
Stockholders’ deficit:
Common stock, par value per share $0.000001, 290,000,000 shares authorized; 105,964,928 and 103,062,319 shares issued at December 31, 2021 and December 31, 2020, respectively; 104,022,678 and 100,223,194 shares outstanding at December 31, 2021 and December 31, 2020, respectively	0.1	0.1
Treasury stock	(5)	(154)
Additional paid-in capital	14,658	5,493
Loans to stockholders	(15,192)	(14,764)
Accumulated deficit	(32,897)	(12,904)

Total stockholders’ deficit	(33,436)	(22,329)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$147,186	$76,405

See accompanying notes to the consolidated financial statements.

Dave Inc. and Subsidiary

Consolidated Statements of Operations

(in thousands)

	For the Year Ended December 31,
	2021	2020
Operating revenues:
Service based revenue, net	$142,182	$120,595
Transaction based revenue, net	10,831	1,201

Total operating revenues, net	153,013	121,796

Operating expenses:
Provision for unrecoverable advances	32,174	25,539
Processing and servicing fees	23,459	21,646
Advertising and marketing	51,454	38,019
Compensation and benefits	49,544	22,210
Other operating expenses	43,260	15,763

Total operating expenses	199,891	123,177

Other (income) expenses:
Interest income	(287)	(409)
Interest expense	2,545	17
Legal settlement and litigation expenses	1,667	4,467
Other strategic financing and transactional expenses	264	1,356
Changes in fair value of derivative asset on loans to stockholders	(34,791)	—
Changes in fair value of warrant liability	3,620	—

Total other (income) expense, net	(26,982)	5,431

Net loss before provision for income taxes	(19,896)	(6,812)
Provison for income taxes	97	145

Net loss	$(19,993)	$(6,957)

Net loss per share:
Basic	$(0.20)	$(0.08)
Diluted	$(0.20)	$(0.08)
Weighted-average shares used to compute net loss per share
Basic	100,839,231	90,986,048
Diluted	100,839,231	90,986,048

See accompanying notes to the consolidated financial statements.

Dave, Inc. and Subsidiary

Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	99,449,310	$0.1	$3,712	$(14,492)	$(154)	$(5,947)	$(16,881)
Issuance of common stock for stock option exercises	—	—	—	—	—	—	1,253,045	—	256	—	—	—	256
Issuance of common stock for stock option early exercises	—	—	—	—	—	—	403,131	—	—	—	—	—	—
Cancellation of common stock issued for stock option early exercise	—	—	—	—	—	—	(229,167)	—	—	—	—	—	—
Cancellation of restricted stock	—	—	—	—	—	—	(653,125)	—	—	—	—	—	—
Stockholder loans interest	—	—	—	—	—	—	—	—	—	(272)	—	—	(272)
Stock-based compensation	—	—	—	—	—	—	—	—	1,525	—	—	—	1,525
Net loss	—	—	—	—	—	—	—	—	—	—	—	(6,957)	(6,957)

Balance at December 31, 2020	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	100,223,194	$0.1	$5,493	$(14,764)	$(154)	$(12,904)	$(22,329)
Issuance of common stock for stock option exercises	—	—	—	—	—	—	3,755,254	—	1,709	—	—	—	1,709
Vesting of stock option early exercises	—	—	—	—	—	—	—	—	75	—	—	—	75
Stockholder loans interest and amendment	—	—	—	—	—	—	44,230	—	—	(428)	149	—	(279)
Stock-based compensation	—	—	—	—	—	—	—	—	7,381	—	—	—	7,381
Net loss	—	—	—	—	—	—	—	—	—	—	—	(19,993)	(19,993)

Balance at December 31, 2021	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	104,022,678	$0.1	$14,658	$(15,192)	$(5)	$(32,897)	$(33,436)

See accompanying notes to the consolidated financial statements.

Dave Inc. and Subsidiary

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2021	2020
Operating activities
Net loss	$(19,993)	$(6,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,055	1,718
Provision for unrecoverable advances	32,174	25,539
Changes in fair value of derivative assets	(34,791)	—
Changes in fair value of warrant liability	3,620	—
Disposal of property and equipment	14	—
Stock-based compensation	7,381	1,525
Non-cash interest	(233)	(272)
Non-cash lease expense	78	12
Changes in fair value of marketable securities	1	(3)
Changes in operating assets and liabilities:
Member advances	(42,443)	(35,240)
Prepaid income taxes	2,627	(4,008)
Prepaid expenses and other current assets	(311)	(2,600)
Accounts payable	2,568	1,983
Accrued expenses	7,128	3,433
Income taxes payable	—	(508)
Legal settlement accrual	500	3,201
Other current liabilities	(1,625)	2,472
Other non-current liabilities	(466)	547
Interest payable, convertible notes	12	12

Net cash used in operating activities	(40,704)	(9,146)

Investing activities
Payments for internally developed software costs	(6,107)	(3,989)
Purchase of property and equipment	(371)	(231)
Purchase of marketable securities	(5)	(138)
Sale of marketable securities	9,444	7,780

Net cash provided by investing activities	2,961	3,422

Financing activities
Borrowings on line of credit	—	3,910
Repayment on line of credit	(3,910)	—
Proceeds from issuance of common stock for stock option exercises	1,709	256
Proceeds from issuance of common stock for stock option early exercises	—	75
Payment of issuance costs	(2,753)	—
Proceeds from borrowings on note payable	15,000	—
Proceeds from borrowings on debt and credit facilities	55,000	—

Net cash provided by financing activities	65,046	4,241

Net increase (decrease) in cash and cash equivalents and restricted cash	27,303	(1,483)
Cash and cash equivalents and restricted cash, beginning of the year	5,069	6,552

Cash and cash equivalents and restricted cash, end of the year	$32,372	$5,069

Supplemental disclosure of non-cash investing and financing activities
Operating lease right of use assets recognized	$2,514	$—
Operating lease liabilities recognized	$2,514	$—
Property and equipment purchases in accounts payable	$25	$7
Receivable from early exercise of stock options	$—	$368
Vesting of common stock exercised early	$75	$—
Amendment to loan to stockholder	$145	$—
Supplemental disclosure of cash (received) paid for:
Income taxes	$(2,484)	$2,798
Interest	$1,992	$—

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheet with the same as shown in the consolidated statement of cash flows.

Cash and cash equivalents	$32,009	$4,789
Restricted cash	363	280

Total cash, cash equivalents, and restricted cash, end of period	$32,372	$5,069

See accompanying notes to the consolidated financial statements.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 1 Business and Basis of Presentation

Business

Dave Inc. (the “Company” or “Dave”), formerly known as VPC Impact Acquisition Holdings III, Inc. is a Delaware corporation, which operates through its subsidiary, Dave Operating LLC. The Company’s business is to provide its members (“Members”) a suite of financial software and services related to personal finance. All operating activities, revenues earned, and expenses incurred were generated in the United States of America.

VPCC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 5, 2022 (the “Closing Date”), VPCC completed a business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated as of June 7, 2021 (the “Merger Agreement”), by and among VPCC, Bear Merger Company I, Inc., Bear Merger Company II, LLC, and pre-Business Combination Dave Inc. (“Legacy Dave”). On the Closing Date, VPCC was renamed Dave Inc. and its shares began trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “DAVE.” The Company’s public warrants also trade on Nasdaq under the ticker symbol “DAVEW”.

Unless the context otherwise requires, the information below pertains to Legacy Dave, the pre-Business Combination operating company that existed prior to the Business Combination which closed on the Closing Date, and in such context, the terms “the Company” or “Dave” refers to such pre-combination company. Please refer to Note 19 Subsequent Events for further discussion of the Business Combination.

Dave’s Personal Financial Management Service

Dave’s personal financial management service enables Members to monitor their bank account balances to avoid overdraft fees and build budgets to assist in short-term financial planning. When a Member signs up for the Company’s mobile application, Dave connects to the Member’s checking account and then monitors and analyzes the Member’s typical spending and saving behavior. Based on this analysis, Dave identifies upcoming expenses, such as a car or rent payment, and likely future spending based on historical spending habits that enables Members to more effectively manage their finances. The Members are charged a $1 monthly fee for this software monitoring service. Revenue from Dave’s personal financial management service are included in service based revenue, net in the consolidated statement of operations.

Dave’s Advance Service (Extra Cash)

Many of Dave’s Members are at risk of having liquidity shortfalls before they receive their next paycheck. To help these Members avoid incurring overdraft fees, Dave offers them the ability to obtain a non-recourse cash advance of up to $250 (an “Advance”).

Members need not pay a fee to obtain an Advance, as Members can always obtain Advances via automated clearing house (“ACH”) payment for free, which generally arrive within three business days. However, many Members choose to pay an optional instant transfer fee to obtain the Advance within eight hours. Members may also choose to pay a voluntary tip to compensate the Company for use of its Advance service. Revenue from Dave’s advance service are included in service based revenue, net in the consolidated statement of operations.

Dave’s Job Portal Service

As an additional tool to help prevent overdrafting and improve cash flow, Dave helps connect Members to open local jobs. Dave’s job portal service, referred to as “Side Hustle,” enables Members to view potential opportunities for supplemental work, primarily in flexible, part-time roles. Side Hustle allows Members to submit applications to a repository of job openings with various partner companies, which include various ride share platforms and food delivery companies. Dave generates referral fees from partner companies for facilitating contacts between them and the Dave’s Members. Revenue from Dave’s job portal service are included in service based revenue, net in the consolidated statement of operations.

Dave’s Checking Product

Dave offers a free, no minimum, no overdraft-fee mobile checking account to its Members in partnership with a federally insured banking institution. Members can fund their accounts with direct deposit from their payroll or make manual cash and electronic deposits, spend via a debit card, access ATMs and transfer funds between accounts at other banks and to third parties online, all through Dave’s mobile application.

Dave Inc.

Notes to the Consolidated Financial Statements

Other features include automated budgeting, advances, access to the Company’s exclusive job board, and the ability to build credit with on-time rent payments. Revenue from Dave’s checking product are included in transaction based revenue, net in the consolidated statement of operations.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and a variable interest entity (“VIE”). All intercompany transactions and balances have been eliminated upon consolidation.

In accordance with the provisions of Accounting Standards Codification (“ASC”) 810, Consolidation, the Company consolidates any VIE of which the Company is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when it is not considered the primary beneficiary. The Company evaluates its relationships with its VIEs on an ongoing basis to ensure that the Company continues to be the primary beneficiary.

Variable Interest Entities

The Company is considered the primary beneficiary of Dave OD Funding I, LLC (“Dave OD”), as it has the power over the activities that most significantly impact the economic performance of Dave OD and has the obligation to absorb expected losses and the right to receive expected benefits that could be significant, in accordance with accounting guidance. As a result, the Company consolidated Dave OD and all intercompany accounts have been eliminated. The carrying value of Dave OD’s assets and liabilities, after elimination of any intercompany transactions and balances, in the consolidated balance sheet as of December 31, 2021, are as follows:

Assets
Cash and cash equivalents	$26,239
Member advances, net of allowance for unrecoverable advances of $1,315 as of December 31, 2021	35,835
Debt and credit facility commitment fee, current	470
Debt facility commitment fee, long-term	131

Total assets	$62,675

Liabilities
Accounts payable	$411
Debt facility	35,000
Credit facility	20,000
Other current liability	400
Warrant liability	3,726

Total liabilities	$59,537

The assets of Dave OD are not restricted and its creditors have full recourse against the Company for its liabilities. Dave OD had no activity during the year ended December 31, 2020.

Dave Inc.

Notes to the Consolidated Financial Statements

COVID-19 Impact

There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“COVID-19”), and the Company continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of COVID-19 on the Company’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventative measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.

Beginning in March 2020, the Company’s business and operations were disrupted by the conditions caused by COVID-19, which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) helped mitigate the effects of COVID-19 on the Company’s Members. In particular, stimulus funds and incremental unemployment benefits provided under the CARES Act created additional financial support for the Company’s Members; however, the overall economic conditions potentially increase Members’ credit risk. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic and intends to make adjustments to its responses accordingly.

Note 2 Significant Accounting Policies

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. The Company’s estimates are based on its historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) allowance for unrecoverable advances; (ii) realization of tax assets and estimates of tax liabilities; (iii) valuation of equity securities; (iv) fair value of derivatives; and (v) valuation of note payable and warrant liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Service Based Revenue, Net:

Service based revenue, net primarily consists of tips, express processing fees, and subscriptions charged to Members, net of processor costs associated with advance disbursements. Member advances are treated as financial receivables under ASC 310 Receivables (“ASC 310”).

The Company encourages but does not contractually require its Members who receive a cash advance to leave a discretionary tip. The Company treats tips as an adjustment of yield to the advances and are recognized over the average term of advances.

Express processing fees apply when a Member requests an expedited cash advance. At the Member’s election, the Company expedites the funding of advance funds within eight hours, as opposed to the customary three business days, of the advance request. Express processing fees are nonrefundable loan origination fees and are recognized as revenues over the expected contractual term of the advance.

Costs incurred by the Company to fund cash advances are treated as direct loan origination costs. These direct loan origination costs are netted against advance-related income over the expected contractual term of the advance. Direct origination costs recognized as a reduction of advance-related income during the years ended December 31, 2021 and 2020, was $3.8 million and $3.6 million, respectively.

The Company accounts for subscriptions in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company must identify the contract with a Member, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price

Dave Inc.

Notes to the Consolidated Financial Statements

to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies the performance obligations. The Company’s primary sources of revenue are derived from fees earned on advances, and other financial instruments that are not within the scope of ASC 606. The Company has evaluated the nature of its contracts with Members and determined that further disaggregation of revenue from contracts with Members into categories beyond what is presented in the consolidated statements of operations was not necessary. For revenue sources that are within the scope of Topic 606, the Company fully satisfies its performance obligations and recognizes revenue in the period it is earned as services are rendered. Transaction prices are typically fixed, charged on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with the Company’s Members. Sources of revenue from contracts with Members that are in the scope of ASC 606 include subscription fees, lead generation fees and reward program fees.

Subscription fees of $1 are received on a monthly basis from Members who subscribe to the Company’s application. The Company continually fulfills its obligation to each Member over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the Member receives and consumes the benefits of the platform throughout the contract period.

Price concessions granted to Members who have insufficient funds when subscription fees are due are forms of variable consideration under the Company’s contracts with Members. For price concessions, the Company has elected, as an accounting policy, to account for price concessions for the month at the end of the reporting month based on the actual amount of concessions granted as the impact.

Service based revenue also consists of lead generation fees from the Company’s Side Hustle advertising partners. The Company is entitled to receive these lead generation fees when Members of the application sign up for jobs with the Company’s various partners. Lead generation contracts contain a single performance obligation. Lead generation revenue is recognized at a point in time upon satisfaction and completion of the single performance obligation. The Company also receives cash monthly as part of a rewards program for those Dave debit card Members who choose to spend funds with selected vendors. The cash received by the Company is recorded as unearned revenue and recognized as revenue as the subscription credits are earned by the Members.

Transaction Based Revenue, Net:

Transaction based revenue, net primarily consists of interchange and ATM revenues from Dave’s Checking Product, net of ATM-related fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied. ATM-related fees recognized as a reduction of transaction based revenue during the years ended December 31, 2021 and 2020, was $0.8 million and $0.07 million, respectively.

Processing and Servicing Fees

Processor fees consist of fees paid to the Company’s processors for the recovery of advances, tips, processing fees, and subscriptions. These expenses also include fees paid for services to connect Member’s bank accounts to the Company’s application. Except for processing and service fees associated with advance disbursements, which are recorded net against revenue, all other processing and service fees are expensed as incurred.

Cash and Cash Equivalents

The Company classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents.

Dave Inc.

Notes to the Consolidated Financial Statements

Restricted Cash

Restricted cash primarily represents cash held at financial institutions that is pledged as collateral for specific accounts that may become overdrawn.

Marketable Securities

Marketable securities consist of a money market mutual fund. The fair value of marketable securities is determined by quoted prices in active markets and changes in fair value are recorded in other (income) expense in the consolidated statements of operations.

Member Advances

Member advances include non-recourse cash advances, fees, and tips net of certain direct origination costs and allowance for unrecoverable advances. Management’s intent is to hold advances until maturity or payoff. Members’ cash advances are treated as financial receivables under ASC 310.

Advances to Members are not interest-bearing. The Company recognizes these advances at the advanced amount and does not use discounting techniques to determine present value of advances due to their short-term average maturity. The consequent discount impact under the imputed interest rate method does not result in a significant impact to the consolidated financial statements.

The Company does not provide modifications to advances.

Allowance for Unrecoverable Advances

The Company maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding Member advances. Management currently estimates the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of the nature and volume of the portfolio and projections of future economic conditions involve a high degree of subjectivity. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statements of operations.

The Company considers advances over 120 days past due or which become uncollectible based on information available to the Company as impaired. All impaired advances are deemed uncollectible and subsequently written-off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries of Member advances written-off, if any, are recorded as a reduction to Member advances when collected, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances expense in the consolidated statements of operations.

Internally Developed Software

Internally developed software is capitalized when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs consist of salaries and other compensation costs for employees incurred for time spent on upgrades and enhancements to add functionality to the software and fees paid to third-party consultants who are directly involved in development efforts. These capitalized costs are included on the consolidated balance sheets as intangible assets, net. Other costs are expensed as incurred and included within other operating expenses in the consolidated statements of operations. Capitalized costs for the years ended December 31, 2021 and 2020, were approximately $6.1 million and $4.0 million, respectively.

Amortization of internally developed software commences when the software is ready for its intended use (i.e., after all substantial testing is complete). Internally developed software is amortized over its estimated useful life of 3 years.

Dave Inc.

Notes to the Consolidated Financial Statements

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Property and equipment are recorded at cost and depreciated over the estimated useful lives ranging from 3 to 7 years using the straight-line method. Maintenance and repair costs are charged to operations as incurred and included within other operating expenses in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets, primarily property and equipment and amortizable intangible assets, whenever events or changes in business circumstances indicate that carrying amounts of the assets may not be fully recoverable. If the sum of the expected undiscounted future cash flows from an asset is less than the carrying amount of the asset, the Company estimates the fair value of the assets. The Company measures the loss as the amount by which the carrying amount exceeds its fair value calculated using the present value of estimated net future cash flows.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement (“ASC 820”), provides a single definition of fair value and a common framework for measuring fair value as well as disclosure requirements for fair value measurements used in the consolidated financial statements. Under ASC 820, fair value is determined based upon the exit price that would be received by a company to sell an asset or paid by a company to transfer a liability in an orderly transaction between market participants, exclusive of any transaction costs. Fair value measurements are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company uses the most advantageous market, which is the market from which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. ASC 820 creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below, with Level 1 having the highest priority and Level 3 having the lowest.

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Dave Inc.

Notes to the Consolidated Financial Statements

Following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3) (in thousands):

December 31, 2021	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$8,226	$—	$—	$8,226
Derivative asset on loans to stockholders	—	—	35,253	35,253

Total assets	$8,226	$—	$35,253	$43,479

Liabilities
Warrant liability	$—	$—	$3,726	$3,726
Note payable	—	—	15,051	15,051

Total liabilities	$—	$—	$18,777	$18,777

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$17,666	$—	$—	$17,666
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$17,666	$—	$457	$18,123

The Company had no assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2021 and 2020.

The Company also has financial instruments not measured at fair value. The Company has evaluated cash and cash equivalents, Member advances, restricted cash, accounts payable, and accrued expenses, and believes the carrying value approximates the fair value due to the short-term nature of these balances. The fair value of the credit facility, debt facility, convertible debt, and line of credit approximate their carrying values.

Marketable Securities:

The Company evaluated the quoted market prices in active markets for its marketable securities and has classified its securities as Level 1. The Company’s investments in marketable securities are exposed to price fluctuations. The fair value measurements for the securities are based upon the quoted prices of similar items in active markets multiplied by the number of securities owned.

Derivatives:

Derivative Asset Related to Loans to Stockholders

In relation to certain loans to stockholders, the Company purchased call options which grant the Company the right to acquire a fixed number of the Company’s common stock, par value $0.000001 per share (“Common Stock”), held by such stockholders over the exercise period (four years). However, the exercise price per share is not fixed. The approximate $3.273 exercise price per share increases by a nominal amount of approximately $0.005 for each month that lapses from the call option issuance date. As of December 31, 2021, the exercise price per share was approximately $3.424. The Company understands that this variability in the exercise price of the call option is tied to the passage of time, which is not an input to the fair value of the Company’s shares per ASC 815. Therefore, the Company does not believe the call option meets the scope exception under ASC 815. As the scope exception is not met, the call option is accounted for as a derivative instrument. Accordingly, the call option is measured at fair value and presented as a derivative asset on loans to stockholders on the Company’s consolidated balance sheets. Interest earned on the non-recourse promissory notes will be reported as interest income and changes in the fair value of the call option will be reported as other income or expense in the period incurred. The call option is measured at fair value at the end of each reporting period with change in fair value recorded in earnings. In January 2022, the Company exercised the call options. Please refer to Note 19 Subsequent Events for details.

Dave Inc.

Notes to the Consolidated Financial Statements

A roll-forward of the Level 3 derivative asset on loans to stockholders is as follows (in thousands):

Opening value at January 1, 2020	$457
Change in fair value during the year	—

Ending value at December 31, 2020	457
Amendment to loan to stockholder	5
Change in fair value during the year	34,791

Ending value at December 31, 2021	$35,253

For the year ended December 31, 2021, the Company used a probability-weighted expected return method (“PWERM”) to weight the indicated call options value determined under the binomial option pricing model to determine the fair value of the call options. The increase in the fair value of the derivative asset on loans to stockholders for the year ended December 31, 2021, was primarily due to the increase in the fair value of Common Stock due to the Company’s progress towards completing the SPAC merger. The following table presents the assumptions used to value the call options for the year ended December 31, 2021:

Expected volatility	57.0%
Risk-free interest rate	0.1 -0.6%
Remaining term	0.0 - 1.5 Years

For the year ended December 31, 2020, the Company used a binomial option pricing model to determine the fair value of the call option. The following table presents the assumptions used to value the call options for the year ended December 31 2020:

Expected volatility	61.5%
Risk-free interest rate	0.2%
Remaining term	3.0 Years

Warrant Liability Related to Debt Facility:

As discussed further in Note 11 Debt and Credit Facility, in January 2021, contemporaneously with the execution of a debt facility, the Company issued warrants that met the definition of a derivative under ASC 815. This warrant liability was initially recorded as a liability measured at the estimated fair value, with the offsetting entry recorded as a loan commitment fees asset. The derivative liability was subsequently recorded at fair value at each reporting period, with changes in fair value reflected in earnings. The loss related to the change in fair value of the warrant liability in the year ended December 31, 2021, was $3.6 million, which is presented within changes in fair value of warrant liability in the consolidated statements of operations.

A roll-forward of the Level 3 warrant liability is as follows (in thousands):

Opening value at January 1, 2021	$—
Initial fair value at the original issuance date	106
Change in fair value during the year	3,620

Ending value at December 31, 2021	$3,726

The Company used a PWERM to weight the indicated warrant liability value determined under the binomial option pricing model to determine the fair value of the warrant liability. The following table presents the assumptions used to value the warrant liability for the period year ended December 31, 2021:

Expected volatility	57.0%
Risk-free interest rate	0.1 - 0.6%
Remaining term	0.0 - 1.5 Years

Note Payable:

As discussed in Note 10 Note Payable, the Company has elected to measure the note payable at fair value using the fair value option of ASC 825-10. The Company identified an embedded derivative related to a convertible feature in its promissory note and in accordance with ASC 815-15-25-1 criterion (b), since the Company has elected to apply the fair value option to the debt embedded features will not be separated from the debt host. The note payable is carried on the Company’s consolidated balance sheet as a current liability estimated at fair value with changes in fair value reflected in earnings. The loss related to the change in fair value of the promissory note for the year ended December 31, 2021 was $0.1 million, which is presented within interest expense in the consolidated statements of operations.

Dave Inc.

Notes to the Consolidated Financial Statements

A roll-forward of the Level 3 promissory note is as follows (in thousands):

Opening value at January 1, 2021	$—
Initial fair value at the original issuance date	106
Change in fair value during the year	3,620

Ending value at December 31, 2021	$3,726

Expected volatility	57.0%
Risk-free interest rate	0.1 - 0.6%
Remaining term	0.0 - 1.5 Years

Opening value at January 1, 2021	$—
Fair value at issuance	14,608
Change in fair value during the year	443

Ending value at December 31, 2021	$15,051

The Company used a market yield approach to determine the fair value of the promissory note. The market yield assumption used to estimate the fair value of the promissory note as of December 31, 2021, was 3.60%.

There were no other assets or liabilities that were required to be measured at fair value on a recurring basis as of December 31, 2021 and 2020.

Fair Value of Common Stock

The Company is required to estimate the fair value of the Common Stock underlying the Company’s stock-based awards. The fair value of the Common Stock underlying the Company’s stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by the Company’s Board of Directors. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for the Common Stock, the valuation of the Common Stock has been determined using a market approach, income approach, and subject company transaction method. The allocation of equity value was determined using the option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The Company considered various objective and subjective factors to determine the fair value of its Common Stock as of each grant date, including:

•	Historical financial performance;

•	The Company’s business strategy;

•	Industry information, such as external market conditions and trends;

•	Lack of marketability of the Common Stock;

•

Likelihood of achieving a liquidity event, such as an initial public offering, special-purpose acquisition company (“SPAC”) merger, or strategic sale given prevailing market conditions and the nature and history of the Company’s business;

•	Prices, privileges, powers, preferences, and rights of our convertible preferred stock relative to those of the Common Stock;

•	Forecasted cash flow projections for the Company;

•	Illiquidity of stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the Common Stock. If the Company had used different assumptions or estimates, the fair value of the Common Stock and the Company’s stock-based compensation expense could have been materially different.

The Company’s estimated fair value of its Common Stock was $0.981 per share as of August 30, 2020 (“August 2020 Valuation”). The August 2020 Valuation utilized the income and market approaches in estimating the fair value.

Dave Inc.

Notes to the Consolidated Financial Statements

In 2021, the Company’s management team contemplated a SPAC merger (refer to Note 19 Subsequent Events), which was incorporated in a June 7, 2021 valuation that resulted in a fair value for the Company’s Common Stock of $8.67 per share as of June 7, 2021 (“June 2021 Valuation”). The SPAC Transaction was considered in the subsequent valuation performed as of October 6, 2021, that resulted in a fair value for the Company’s Common Stock of $10.80 per share (“October 2021 Valuation”). The June 2021 Valuation and the October 2021, Valuation used the hybrid method, wherein a PWERM incorporated an expected near term SPAC exit scenario as well as an option pricing model (“OPM”).

The increase in the fair value of the Company’s Common Stock between the August 2020 Valuation and the June 2021 Valuation was due to the Company’s progress towards completing the SPAC merger that was not known or knowable at the earlier valuation dates. Similarly, the increase in the fair value of the Company’s Common Stock between the June 2021 Valuation and the October 2021 Valuation resulted primarily from an increase in the probability of the near term SPAC Transaction closing.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash and cash equivalents, restricted cash, Member cash advances, and accounts receivable. The Company’s cash and cash equivalents and restricted cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limits were approximately $31.9 million and $4.6 million at December 31, 2021 and 2020, respectively. The Company’s payment processors also collect cash on the Company’s behalf and will hold these cash balances temporarily until they are settled the next business day. Also, the Company does not believe its marketable securities are exposed to any significant credit risk due to the quality and nature of the securities in which the money is held. Pursuant to the Company’s internal investment policy, investments must be rated A-1/P-1 or better by Standard and Poor’s Rating Service and Moody’s Investors Service at the time of purchase.

No Member individually exceeded 10% or more of the Company’s Member cash advances balances as of December 31, 2021 and 2020.

Leases

ASC 842, Leases (“ASC 842”) requires lessees to recognize most leases on the consolidated balance sheet with a corresponding right-of-use asset. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. Leases are classified as financing or operating which will drive the expense recognition pattern. Lease payments on short-term leases are recognized as expense on a straight-line basis over the lease term.

The Company leases office space under three separate leases, all of which are considered operating leases. One lease includes the option to renew and the exercise of the renewal option is at the Company’s sole discretion. Options to extend or terminate a lease are considered as part of calculating the lease term to the extent that the option is reasonably certain of exercise. The leases do not include the options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Covenants imposed by the leases include letters of credit required to be obtained by the lessee.

The incremental borrowing rate (“IBR”) represents the rate of interest the Company would expect to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. When determinable, the Company uses the rate implicit in the lease to determine the present value of lease payments. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments.

Dave Inc.

Notes to the Consolidated Financial Statements

Loans to Stockholders

In 2019, the Company entered into loan, pledge, and option agreements with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allowed the Company to acquire shares held by these stockholders. Following ASC 310, the Company recorded each note as a reduction to shareholders’ equity and will do so until it is repaid, or the associated call option is exercised and the Company reacquires the collateralized shares. Interest earned and accrued on the notes also increases this contra-equity account balance.

Stock-Based Compensation

Stock Option Awards:

ASC 718, Compensation-Stock Compensation (“ASC 718”), requires the estimate of the fair value of all stock-based payments to employees, including grants of stock options, to be recognized in the statement of operations over the requisite service period. Under ASC 718, employee option grants are generally valued at the grant date and those valuations do not change once they have been established. The fair value of each option award is estimated on the grant date using the Black-Scholes Option Pricing Model. As allowed by ASC 718, the Company’s estimate of expected volatility is based on its peer company average volatilities, including industry, stage of life cycle, size, and financial leverage. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant valuation. The Company recognizes forfeitures as they occur.

Restricted Stock Awards:

Restricted stock awards (“RSAs”) are valued on the grant date and the fair value of the RSAs is equal to the estimated fair value of the Company’s Common Stock on the grant date. This compensation cost is recognized over the requisite service period. When the requisite service period begins prior to the grant date (because the service inception date occurs prior to the grant date), the Company is required to begin recognizing compensation cost before there is a measurement date (i.e., the grant date). The service inception date is the beginning of the requisite service period. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date shall be based on the fair value of the award at the reporting date. In the period in which the grant is approved, cumulative compensation cost is adjusted to reflect the cumulative effect of the compensation cost based on fair value at the grant date rather than the service inception date. The Company recognizes forfeitures as they occur.

RSAs Issued to Non-Employees:

The Company issues shares of restricted stock to consultants for various advisory and consulting-related services. The Company recognized this expense, measured as the estimated value of the shares issued, as a component of stock-based compensation expense, presented within compensation and benefits in the consolidated statements of operations.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2021 and 2020, were approximately $45.6 million and $35.9 million, respectively, and is presented within advertising and marketing in the consolidated statements of operations.

Income Taxes

The Company follows ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.

Dave Inc.

Notes to the Consolidated Financial Statements

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. The Company has estimated approximately $0.5 million and $0.1 million of uncertain tax positions as of December 31, 2021 and 2020, respectively, related to state income taxes. and research tax credits.

The Company’s policy is to recognize interest expense and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. The Company recognized approximately $0.004 million and $0.003 million of interest expense and penalties as a component of income tax expense during the years ended December 31, 2021 and 2020, respectively. There was approximately $0.007 million and $0.003 million of accrued interest expense and penalties as of December 31, 2021 and 2020, respectively.

Segment Information

The Company determines its operating segments based on how its chief operating decision makers manage operations, make operating decisions, and evaluate operating performance. The Company has determined that the Chief Operating Decision Maker (“CODM”) is a joint role shared by the Chief Executive Officer and Chief Financial Officer. Based upon the way the CODM reviews financial information and makes operating decisions and considering that the CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance, the service-based and transaction-based operations constitute a single operating segment and one reportable segment.

Net Loss Per Share Attributable to Stockholders

The Company has five classes of participating securities (Series A preferred stock, par value $0.000001 per share (“Series A Preferred Shares”), Series B-1 preferred stock, par value $0.000001 per share (“Series B-1 Preferred Shares”), and Series B-2 preferred stock, par value $0.000001 per share (“Series B-2 Preferred Shares”) and, together with the Series A Preferred Shares and the Series B-1 Preferred Shares, the “Preferred Stock”), unvested Restricted Stock Awards (“RSA”) and early exercised stock options) issued and outstanding as of December 31, 2021 and 2020. The Company used the two-class method to compute net loss per common share, because it had issued multiple classes of participating securities. The two-class method requires earnings for the period to be allocated between multiple classes of participating securities based upon their respective rights to receive distributed and undistributed earnings. The Company used the two-class method to compute net (loss) income per common share. Losses are not attributed to participating securities as holders of Preferred Stock, unvested RSAs, and early exercise stock options are not contractually obligated to share in the Company’s losses.

Basic net loss attributable to holders of Common Stock per share is calculated by dividing net loss attributable to holders of Common Stock by the weighted-average number of shares outstanding, excluding shares issued in relation to unvested RSAs and vested early exercise options funded by non-recourse notes (refer to Note 16 Related-Party Transactions for further details on the Company’s Loans to Stockholders).

Diluted net loss per share attributable to holders of Common Stock adjusts the basic net loss per share attributable to stockholders and the weighted-average number of shares outstanding for the potentially dilutive impact of stock options, warrants, and restricted stock using the treasury stock method and convertible preferred stock using the as-if-converted method.

Dave Inc.

Notes to the Consolidated Financial Statements

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to holders of Common Stock (in thousands, except share data):

	For the Year Ended December 31,
	2021	2020
Numerator
Net loss	$(19,993)	$(6,957)
Less: noncumulative dividend to convertible preferred stockholders	—	—
Less: undistributed earnings to participating securities	—	—

Net loss attributed to common stockholders—basic	(19,993)	(6,957)
Add: undistributed earnings reallocated to common stockholders	—	—

Net loss attributed to common stockholders—diluted	$(19,993)	$(6,957)
Denominator
Weighted-average shares of common stock—basic	100,839,231	90,986,048
Dilutive effect of equity incentive awards	—	—

Weighted-average shares of common stock—diluted	100,839,231	90,986,048
Net loss per share
Basic	$(0.20)	$(0.08)
Diluted	$(0.20)	$(0.08)

The following potentially dilutive shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	For the Year Ended December 31,
	2021	2020
Equity incentive awards	25,627,159	23,352,837
Convertible preferred stock	150,534,600	150,534,600
Series B-1 warrants	1,664,394	—

Total	177,826,153	173,887,437

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduced a new credit loss methodology, the Current Expected Credit Losses (“CECL”) methodology, which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to maturity debt securities, trade receivables and other receivables measured at amortized cost at the time the financial asset is originated or acquired. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional ASUs to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. In November 2019, the FASB issued an amendment making this ASU effective for public companies for the fiscal year beginning after December 15, 2019. In February 2020, the FASB issued an amendment providing a description of the measurement process for current expected credit losses. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2023, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

Dave Inc.

Notes to the Consolidated Financial Statements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. The amendments in ASU 2019-12 remove certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. This ASU is effective for public companies for annual periods beginning after December 15, 2020. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2022, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for accounting for contracts, hedging relationships, and other transactions affected by reference rate reform, if certain criteria are met. The provisions of this standard are available for election for all companies through December 31, 2022. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The guidance in ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU 2020-06 also simplify the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments in ASU 2020-06 are effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted. The guidance must be adopted as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. The amendments in this update are effective for all companies for annual periods beginning after December 15, 2021. The new standard will be effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

Recently Adopted Accounting Pronouncements:

In October 2020, the FASB issued ASU 2020-10, Codification Improvements (“Codification”). The update provides incremental improvements on various topics in the Codification to provide clarification, correct errors in, and simplification on a variety of topics. Among other things, the guidance includes presentation disclosures for the amount of income tax expense or benefit related to other comprehensive income. The amendments are effective for public entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the standard effective January 1, 2021. The Company has evaluated the effect that the updated standard had on its internal processes, consolidated financial statements, and related disclosures, and has determined that the adoption did not have a significant impact on its consolidated financial statements and related disclosures.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 3 Marketable Securities

Below is a detail of marketable securities (in thousands):

	December 31, 2021	December 31, 2020
Marketable securities	$8,226	$17,666

Total	$8,226	$17,666

The Company’s marketable securities consisted of a money market mutual fund. At December 31, 2021 and 2020, the fund’s money market instruments were comprised of primarily certificates of deposit and financial company/asset backed commercial paper. At December 31, 2021 and 2020, the investment portfolio had a weighted-average maturity of 46 days. The fund is publicly traded with a ticker symbol SPPXX and the money market instruments were measured at fair market value at December 31, 2021 and 2020. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2021, were approximately $9.4 million and $0.005 million, respectively. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2020, were approximately $7.8 million and $0.1 million, respectively. The amount of loss recorded in connection with the investment in marketable securities for the year ended December 31, 2021, was approximately $0.001 million and was recorded as a component of interest expense in the consolidated statements of operations. The amount of gain recorded in connection with the investment in marketable securities for the year ended December 31, 2020, was approximately $0.003 million and was recorded as a component of interest income in the consolidated statements of operations.

Note 4 Member Cash Advances, Net

Below is a detail of Member cash advances, net as of December 31, 2021 (in thousands):

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$39,910	$(1,313)	$38,597
11-30	8,111	(2,084)	6,027
31-60	4,781	(2,652)	2,129
61-90	3,986	(2,735)	1,251
91-120	4,220	(3,211)	1,009

Total	$61,008	$(11,995)	$49,013

Below is a detail of Member cash advances, net as of December 31, 2020 (in thousands):

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$27,948	$(1,367)	$26,581
11-30	8,380	(1,205)	7,175
31-60	5,489	(3,009)	2,480
61-90	6,088	(4,284)	1,804
91-120	3,419	(2,715)	704

Total	$51,324	$(12,580)	$38,744

Dave Inc.

Notes to the Consolidated Financial Statements

Member advances, net, represent outstanding advances, tips, and processing fees, net of direct origination costs, less an allowance for unrecoverable advances.

The roll-forward of the allowance for unrecoverable advances is as follows (in thousands):

Opening allowance balance at January 1, 2020	$9,355
Plus: provision for unrecoverable advances	25,539
Less: amounts written-off	(22,314)

Ending allowance balance at December 31, 2020	$12,580

Plus: provision for unrecoverable advances	32,174
Less: amounts written-off	(32,759)

Ending allowance balance at December 31, 2021	$11,995

Note 5 Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31, 2021	December 31, 2020
Computer equipment	$664	$289
Leasehold improvements	384	427
Furniture and fixtures	14	14

Total property and equipment	1,062	730
Less: accumulated depreciation	(377)	(214)

Property and equipment, net	$685	$516

Depreciation expense for the years ended December 31, 2021 and 2020, was approximately $0.2 million and $0.1 million, respectively. As of December 31, 2021 and 2020, the Company had outstanding commitments for the purchase of property and equipment totaling approximately $0.03 million and $0.007 million, respectively.

Note 6 Intangible Assets, Net

The Company’s Intangible assets, net consisted of the following (in thousands):

		December 31, 2021			December 31, 2020
	Weighted Average Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Internally developed software	3.0 Years	$13,109	$(5,342)	$7,767	$7,002	$(2,587)	$4,415
Domain name	15.0 Years	121	(39)	82	121	(31)	90

Intangible assets, net		$13,230	$(5,381)	$7,849	$7,123	$(2,618)	$4,505

Dave Inc.

Notes to the Consolidated Financial Statements

The future estimated amortization expenses as of December 31, 2021, were as follows (in thousands):

2022	$3,658
2023	2,851
2024	1,282
2025	8
2026	8
Thereafter	42

Total future amortization	$7,849

Amortization expense for the years ended December 31, 2021 and 2020, was approximately $2.8 million and $1.6 million, respectively. No impairment charges were recognized related to long-lived assets for the years ended December 31, 2021 and 2020.

Note 7 Accrued Expenses

The Company’s Accrued expenses consisted of the following (dollars in thousands):

	December 31, 2021	December 31, 2020
Accrued charitable contributions	$7,164	$3,364
Accrued compensation	1,522	875
Sales tax payable	1,208	991
Accrued professional and program fees	2,163	94
Other	988	—

Total	$13,045	$5,324

Accrued charitable contributions include amounts the Company has pledged related to charitable tree and meal donations. The Company uses a portion of tips received to make a charitable cash donation to third parties who use the funds to plant trees or provide meals to those in need. For the years ended December 31, 2021 and 2020, the Company pledged approximately $4.7 million and $3.8 million related to charitable donations, respectively. These costs are expensed as incurred and are presented within other general and administrative expenses in the consolidated statements of operations.

Accrued compensation includes accrued bonuses, accrued vacation, and employer Social Security payroll taxes deferred under the CARES Act. Other accrued expenses include amounts owed related to Dave’s Checking Product.

Note 8 Convertible Debt, Net

2019 Convertible Notes:

In 2019, the Company issued convertible promissory notes in an aggregate principal amount of approximately $0.7 million (the “2019 Convertible Notes”). The interest rate is 1.69% per annum, computed as simple interest and will accrue and be payable with each installment of principal. The 2019 Convertible Notes and accrued interest are due in full upon maturity, which is 36 months (2022) from the respective issuance dates. Issuance costs related to this transaction were not significant.

The 2019 Convertible Notes contained an embedded feature whereby the principal and interest are convertible into shares of the Common Stock or a sub-class of Preferred Stock at the holder’s option if a qualified equity transaction were to take place (“2019 Optional Conversion upon a Qualified Financing”). A qualified equity transaction is defined as a financing transaction that raises at least $40.0 million through the issuance of common or preferred shares. The Company determined that this embedded feature was, in substance, a put option settleable in a variable number of shares. However, it was determined that separate accounting under ASC 815 was not required because the put option was

Dave Inc.

Notes to the Consolidated Financial Statements

“clearly and closely related” to the host contract, as there was no significant discount or premium upon conversion. Therefore, the 2019 Convertible Notes and their embedded features were recorded as a single debt instrument. Additionally, the 2019 Convertible Notes contained a contingent beneficial conversion feature; however, the accounting for such feature is not recognized until the contingency associated with it is subsequently resolved.

As of December 31, 2021, no conversions of the 2019 Convertible Notes had occurred nor has the contingency associated with the beneficial conversion feature been resolved. The total outstanding principal and accrued interest balance is presented within convertible debt, current on the consolidated balance sheets.

Contractual interest expense on the 2019 Convertible Notes for the years ended December 31, 2021 and 2020, was $0.001 million, respectively, and are included in Interest expense within the consolidated statements of operations. The effective interest rate on the 2019 Convertible Notes was 1.7%.

In January 2022, the 2019 Convertible Notes were converted into shares of Common Stock. Please refer to Note 19 Subsequent Events for details.

Note 9 Line of Credit

In November 2017, the Company entered into a line of credit agreement with UBS (the “UBS Agreement”). Issuance costs related to this transaction were not significant. There is no stated maturity date, there are no financial covenants and the amount of line of credit is solely dependent upon the total amount of assets the Company holds with UBS at any given point. During 2021, the Company repaid $3.9 million and the UBS Agreement was terminated in March 2021. As of December 31, 2020, the Company had an outstanding balance of $3.9 million, which included $0.01 million of accrued interest. The interest incurred related to this borrowing is included in Interest expense within the consolidated statement of operations.

Note 10 Note Payable

In August 2021, VPCC entered into an amendment to the private investment in public equity (“PIPE”) subscription agreement (“PIPE Amendment”) it previously entered into with Alameda Research Ventures LLC (“Alameda Research”) in connection with the proposed business combination with the Company (refer to Note 1 Business and Basis of Presentation). The PIPE Amendment calls for a $15.0 million pre-funding, which was facilitated through the issuance of an unsecured promissory note by the Company to Alameda Research. The Company’s obligations to repay the principal amount of the promissory note will be discharged through the issuance of 1.5 million shares of VPCC to Alameda Research at the closing of the business combination. The promissory note bears an interest rate of the applicable short-term federal rate and is due at the earlier of (i) the one-year anniversary of the promissory note, or (ii) an event of default.

The Company has elected to measure the note payable debt instrument at fair value using the fair value option of ASC 825-10. The Company determined that the feature to settle the promissory note with shares at the closing of the business combination is a contingently exercisable share settled put option that represents an embedded derivative instrument that requires bifurcation from the host promissory note. Additionally, the feature to redeem the promissory note upon a default event is a contingently exercisable call option and represents an embedded derivative instrument that requires bifurcation from the host promissory note. However, in accordance with ASC 815-15-25-1 criterion (b), since the Company has elected to apply the fair value option to the debt, the embedded features will not be separated from the debt host. The fair value of the promissory note was $14.6 million as of the issuance date and $15.1 million as of December 31, 2021.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 11 Long-Term Debt Facility

In January 2021, Dave OD Funding I, LLC (“Borrower”) entered into a Senior Secured Loan Facility (the “Debt Facility”) with Victory Park Management, LLC (“Agent”), which is an affiliate of VPCC, allowing the Borrower to draw up to $100 million from various lenders associated with Victory Park Management, LLC (the “Lenders”). The Debt Facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. Interest is payable monthly in arrears. The effective interest rate as of December 31, 2021, was 9.57%. The Company guaranteed up to $20,000,000 of Dave OD’s obligations under the Debt Facility, and currently that limited guaranty is secured by a first-priority lien against substantially all of the Company’s assets. The Debt Facility has certain financial covenants, including a requirement to maintain a minimum cash, cash equivalents, or marketable securities balance of $10.0 million and as of December 31, 2021, the Company was in compliance with all covenants. Payments of the loan draws are due at the following dates: (i) within five business days after the date of receipt by the Borrower and the Company (“Credit Party”) or any of their subsidiaries of any net cash proceeds in excess of $250 thousand in the aggregate during any fiscal year from any asset sales (other than certain permitted dispositions), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (ii) within five business days after the date of receipt by any Credit Party or any of their subsidiaries, or the Agent as loss payee, of any net cash proceeds from any destruction or taking, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (iii) within three business days after the date of receipt by any Credit Party or any of their subsidiaries of any net cash proceeds from the incurrence of any indebtedness of any Credit Party or any of their subsidiaries (other than with respect to permitted indebtedness), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; and (iv) (a) if extraordinary receipts are received by any Credit Party in the aggregate amount in any fiscal year in excess of $250 thousand or (b) if an event of default has occurred and is continuing at any time when any extraordinary receipts are received by any Credit Party, then within five business days of the receipt by any Credit Party of any such extraordinary receipts, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to (x) 100% of such extraordinary receipts in excess of $250 thousand in respect of clause (a) above and (y) 100% of such extraordinary receipts in respect of clause (b) above.

In November 2021, Dave OD entered into an amendment of the Debt Facility which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The effective interest rate as of December 31, 2021, was 13.88%. As of December 31, 2021, the Company has drawn $35.0 million on the Debt Facility and $20.0 million on the Credit Facility. The Company has made no repayments.

Contemporaneously with the execution of the Debt Facility, the Company issued warrants to the Lenders as consideration for entering into the Debt Facility, representing a loan commitment fee. The warrants vest and become exercisable based on the Company’s aggregated draw on the Debt Facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event, and (ii) the consummation of a liquidity event. The holders of the warrants have the ability to exercise their right to acquire a number of Series B-1 Preferred Shares equal to 0.2% of the fully diluted equity of the Company as of the closing date (“Series B-1 Warrants Closing Date”) of the Company’s next equity financing with proceeds of at least $40.0 million (“Qualified Financing Event”) or immediately prior to the consummation of a liquidity event. The exercise price of the warrants is the greater of (i) 80% of the fair market value of each share of Common Stock at the Series B-1 Warrants Closing Date, and (ii) $3.752050 per share, subject to certain down-round adjustments. The warrants meet the definition of a derivative under ASC 815 and will be accounted for as a liability at fair value and subsequently remeasured to fair value at the end of each reporting period with the changes in fair value recorded in the consolidated statement of operations. The initial offsetting entry to the warrant liability was an asset recorded to reflect the loan commitment fee. The loan commitment fee asset will be amortized to interest expense over the commitment period of four years. In November 2021, the Company amended the warrant agreements to include additional terms, including a contingent cash settlement amount for approximately $4.5 million at the option of the Lenders, subject to the consummation of a liquidity event and minimum cash proceeds from the liquidity event. The amendment did not change the classification of the warrants as a derivative under ASC 815. The Company estimated the fair value of the warrants at the issuance date to be $0.1 million using the Black-Scholes option-pricing model. Determining the fair value of these warrants under this model requires subjective assumptions. These estimates involve inherent uncertainties and the application of management’s judgment. The following table presents the assumptions used to estimate the fair value of the warrants at the issuance date:

Dave Inc.

Notes to the Consolidated Financial Statements

Expected volatility	55.0%
Risk-free interest rate	0.1 - 0.2%
Remaining term	0.6 - 2.9 Years

Note 12 Leases

In June 2018, the Company entered into a lease agreement for a single general office space in Los Angeles, California. The initial term of the lease was nine months with a five-year extension option at the discretion of the lessee. Monthly rent was approximately $0.001 million, subject to an annual escalation of 3%. In November 2021, the Company and lessor agreed to terminate the lease agreement.

In November 2018, the Company entered into a sublease agreement with PCJW Properties LLC (“PCJW”), controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $0.005 million, subject to an annual escalation of 4%.

In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $0.019 million, subject to an annual escalation of 5%.

In September 2019, the Company entered into a sublease for general office space in West Hollywood, California. The lease term was two years subject to early termination by either party. Under the terms of the lease, monthly rent was approximately $0.01 million, subject to an annual escalation of 3%. In December 2019, the Company entered into a lease amendment to increase the leased office space in exchange for monthly rent of approximately $0.023 million. The amendment also extended the lease term to October 31, 2021, and increased the annual escalation to 3.5%.

In May 2020, the Company entered into a sublease with Whalerock for general office space in West Hollywood, California. Under the terms of the sublease, the lease term is approximately 18-months and the monthly rent is approximately $0.14 million. The Company began utilizing the office space in June 2021.

All leases were classified as operating and operating lease expenses are presented within Other operating expenses in the consolidated statements of operations. The Company does not have any finance leases or sublease arrangements where the Company is the sublessor. The Company’s leasing activities are as follows (in thousands):

	For the Year Ended December 31,
	2021	2020
Operating lease cost	$1,424	$546
Short-term lease cost	4	—
Variable lease cost	—	—

Total lease cost	$1,428	$546

Other information:
Cash paid for operating leases	$1,347	$534
Right-of-use assets obtained in exchange for new operating lease liability	$2,514	$—
Weighted-average remaining lease term - operating lease	2.07	4.19
Weighted-average discount rate - operating lease	10%	10%

Dave Inc.

Notes to the Consolidated Financial Statements

The future minimum lease payments as of December 31, 2021, were as follows (in thousands):

Year	Third-Party Commitment	Related-Party Commitment	Total
2022	$1,770	$335	$2,105
2023	148	339	487
2024	—	295	295
2025	—	309	309
Thereafter	—	—	—

Total minimum lease payments	$1,918	$1,278	$3,196

Less: imputed interest	(92)	(214)	(306)

Total lease liabilities	$1,826	$1,064	$2,890

Note 13 Commitments and Contingencies

Litigation:

From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. In December 2021, the Company accrued $0.5 million related to a settlement agreement related to an employment dispute, which is included within legal settlement accrual in the consolidated balance sheet for the year ended December 31, 2021

Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or claims will have a significant adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

Stoffers v. Dave Inc. (filed September 16, 2020 in LA County Superior Court)

This is a purported class action lawsuit filed in connection with a July 2020 data breach. The Company is in the process of settling this matter and estimates the settlement to be approximately $3.2 million, which amount is included within legal settlement accrual in the consolidated balance sheets for the years ended December 31, 2021 and 2020.

Martinsek v. Dave Inc.

In January 2020, a former employee of the Company filed a complaint in the California Superior Court for the County of Los Angeles against the Company and the Company’s Chief Executive Officer, asserting claims for, among other things, breach of contract, breach of fiduciary duty, conversion, and breach of the implied covenant of good faith and fair dealing. The complaint alleges that the Company and the Chief Executive Officer misappropriated approximately 6.8 million shares by rescinding a stock option agreement and a restricted stock purchase agreement between the Company and the former employee under which such shares were issued and repurchasing the shares. The Company rescinded the agreements for failure of consideration. The Company and the Chief Executive Officer answered, denying all claims and asserting defenses. Discovery has commenced and a trial date has been set in November 2022. The Company is vigorously defending against this claim.

Whalerock v. Dave Inc.

Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over whether the 18-month sublease has commenced, and if so, when. The Company is actively litigating this matter and cannot estimate the likely outcome at this time.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 14 Convertible Preferred Stock and Stockholders’ Deficit

The number of authorized, issued and outstanding stock, liquidation value, and carrying value as of December 31, 2021 and 2020, were as follows:

	As of December 31, 2021
	Authorized Shares	Issued Shares	Outstanding Shares	Liquidation Preference (in thousands)	Carrying Value (in thousands)
Series A Preferred Shares	133,216,940	133,216,940	133,216,940	$130,686	$9,881
Series B-1 Preferred Shares	13,326,050	13,326,050	13,326,050	$50,000	$49,675
Series B-2 Preferred Shares	3,991,610	3,991,610	3,991,610	$11,981	$12,617
Common Stock	290,000,000	105,964,928	104,022,678	$—	$0.1

	As of December 31, 2020
	Authorized Shares	Issued Shares	Outstanding Shares	Liquidation Preference (in thousands)	Carrying Value (in thousands)
Series A Preferred Shares	133,216,940	133,216,940	133,216,940	$130,686	$9,881
Series B-1 Preferred Shares	13,326,050	13,326,050	13,326,050	$50,000	$49,675
Series B-2 Preferred Shares	3,991,610	3,991,610	3,991,610	$11,981	$12,617
Common Stock	290,000,000	103,062,319	100,223,194	$—	$0.1

Convertible Preferred Stock:

Series A Preferred Shares

The Company’s Certificate of Incorporation (“Original Certificate”) and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Company’s Series A Preferred Shares.

Series A Preferred Shares are entitled to dividends of $0.0113 per share per annum, subject to certain protection adjustments. Dividends are not cumulative and should be payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding Preferred Stock. No dividends have been declared or paid as of either December 31, 2021 or December 31, 2020.

Holders of Series A Preferred Shares can convert at their discretion, their Series A Preferred Shares into Common Stock. The conversion rate was set in October 2017 as 1:1. During August 2019, the conversion rate was amended in the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”) by dividing the conversion price of the Series A Preferred Shares ($0.141 per share) by the applicable conversion price ($0.141 per share). Therefore, the conversion rate of 1:1 was not changed as part of the Restated Certificate. The conversion price is subject to adjustments as detailed in the Restated Certificate.

The Company’s Original Certificate stated that the Series A Preferred Shares would automatically convert into Common Stock under certain conditions including an initial public offering of the Company (“Company IPO”) at a price of at least $0.423 per share and gross proceeds of at least $50.0 million. Per the Restated Certificate amended in August 2019, Series A Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.

The Series A Preferred Shares contain deemed liquidation provisions that allow holders of the Series A Preferred Shares the option to redeem the Series A Preferred Shares for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series A Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $0.141 per Series A Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) amount that would have been payable if all

Dave Inc.

Notes to the Consolidated Financial Statements

Series A Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The contingent redemption by holders of Series A Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets as of December 31, 2021 and 2020.

Series A Preferred Shares are entitled to stockholder voting rights that are equal to the number of Common Stock into which Series A Preferred Shares are convertible. Series A Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized Preferred Stock or Common Stock shares, and payment of dividends.

The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series A Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2021.

Series B-1 Preferred Shares

The Company’s Certificate of Incorporation and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Series B-1 Preferred Shares.

Series B-1 Preferred Shares are entitled to dividends of $0.300164 per share per annum, subject to certain protection adjustments. The above dividends are not cumulative and are payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or convertible Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding convertible Preferred Stock. No dividends have been declared or paid as of either December 31, 2021 or December 31, 2020.

Holders of Series B-1 Preferred Shares can convert at their discretion, their Series B-1 Preferred Shares into Common Stock. The conversion rate was set in August 2019 in the Company’s Restated Certificate, by dividing the conversion price of the Series B-1 Preferred Shares ($0.3752050 per share) by the applicable conversion price ($0.3752050 per share). The conversion price is subject to adjustments as detailed in the Restated Certificate. There were no conversions to Common Stock or adjustments to the conversion price during 2021.

Series B-1 Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.

The Series B-1 Preferred Shares contain deemed liquidation provisions that allow holders of the Series B-1 Preferred Shares the option to redeem the Preferred Stock for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series B-1 Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $3.752050 per Series B-1 Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) the amount that would have been payable if all Series B-1 Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The contingent redemption by holders of the Series B-1 Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets as of December 31, 2021 and 2020.

Dave Inc.

Notes to the Consolidated Financial Statements

Series B-1 Preferred Shares are entitled to stockholder voting rights that equal to the number of Common Stock into which the shares of Series B-1 Preferred Shares are convertible. Series B-1 Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized Preferred Stock or Common Stock shares, and payment of dividends.

The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series B-1 Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2021.

Series B-2 Preferred Shares

The Company’s Certificate of Incorporation and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Company’s Series B-2 Preferred Shares.

Series B-2 Preferred Shares are entitled to dividends of $0.240131 per share per annum, subject to certain protection adjustments. The above dividends are not cumulative and should be payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or convertible Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding convertible Preferred Stock. No dividends have been declared or paid as of either December 31, 2021 or December 31, 2020.

Holders of Series B-2 Preferred Shares can convert at their discretion, their Series B-2 Preferred Shares into Common Stock. The conversion rate was set in August 2019 in the Company’s Restated Certificate, by dividing the conversion price of the Series B-2 Preferred Shares ($0.3001640 per share) by the applicable conversion price ($0.3001640 per share). The conversion price is subject to adjustments as detailed in the Restated Certificate. There were no conversions to Common Stock or adjustments to the conversion price during 2021.

Series B-2 Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.

The Series B-2 Preferred Shares contain deemed liquidation provisions that allow holders of the Series B-2 Preferred Shares the option to redeem the Series B-2 Preferred Shares for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series B-2 Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $3.00164 per Series B-2 Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) amount that would have been payable if all Series B-2 Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The contingent redemption by holders of the Series B-2 Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets for the years ended December 31, 2021 and 2020.

Dave Inc.

Notes to the Consolidated Financial Statements

Series B-2 Preferred Shares are entitled to stockholder voting rights that equal to the number of shares of Common Stock into which Series B-2 Preferred Shares are convertible. Series B-2 Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized shares of preferred stock or shares of Common Stock, and payment of dividends.

The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series B-2 Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2021.

Common Stock:

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. The Company’s Certificate of Incorporation specifies the rights, preferences, and privileges of holders of Common Stock.

Holders of Common Stock are entitled to one vote for each share of Common Stock held. Subject to dividend preferences that apply to the Preferred Stock, the holders of Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Company’s Board of Directors may determine. Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of the Company’s Common Stock and any participating convertible Preferred Stock outstanding at that time after payment of liquidation preferences on the outstanding shares of the Preferred Stock and payment of other claims of creditors.

Note 15 Stock-Based Compensation

In 2017, the Company’s Board of Directors adopted the Dave Inc. 2017 Stock Plan (the “2017 Plan”). The 2017 Plan authorizes the award of stock options, restricted stock, and restricted stock units. Options granted under the 2017 Plan generally vest over four years as follows: 25% of option shares vest on the first anniversary of the vesting commencement and 1/48th of the shares vest monthly over the remaining three years. Options expire 10 years from the date of grant. The 2017 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock bonuses and rights to purchase restricted stock. The incentive stock options are expected to qualify within the meaning of Section 422 of the U.S. Tax Code and non-statutory stock options. The total number of shares available for grants under the 2017 Plan was 4,122,933 as of December 31, 2021.

On January 4, 2022, the stockholders of the Company approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan was previously approved, subject to stockholder approval, by the Company’s Board of Directors on January 4, 2022. The 2021 Plan became effective immediately upon the completion of the business combination with VPCC. Please refer to Note 19 Subsequent Events for details. The 2021 Plan had no activity during the year ended December 31, 2021.

On January 4, 2022, the stockholders of the Company considered and approved the 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by the Company’s Board of Directors on January 4, 2022. The ESPP became effective immediately upon the completion of the business combination with VPCC. Please refer to Note 19 Subsequent Events for details. The ESPP had no activity during the year ended December 31, 2021.

Stock Options:

Management has valued stock options at their date of grant utilizing the Black-Scholes option pricing model. The fair value of the underlying shares was estimated by using a number of inputs, including recent arm’s length transactions involving the sale of the Company’s common stock.

Dave Inc.

Notes to the Consolidated Financial Statements

The following table presents the weighted-average assumptions used to value options granted during the years ended December 31:

	2021	2020
Expected term	6.0 years	6.0 years
Risk-free interest rate	0.9%	0.8%
Expected dividend yield	0.0%	0.0%
Expected volatility	60.7%	57.0%

Expected term—The expected term represents the period of time that options are expected to be outstanding. As the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.

Risk free interest rate—The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.

Expected dividend yield—The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.

Expected volatility—Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The Company identified a group of peer companies and considered their historical stock prices. In identifying peer companies, the Company considered the industry, stage of life cycle, size, and financial leverage of such other entities.

Activity with respect to options granted under the 2017 Plan is summarized as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, January 1, 2020	12,273,640	$0.38	9.1	$6,775
Granted	14,690,130	$0.96
Exercised	(1,441,795)	$0.18
Forfeited	(2,386,363)	$0.59
Expired	(110,230)	$0.94

Options outstanding, December 31, 2020	23,025,382	$0.74	8.7	$5,548

Granted	13,317,662	$0.98
Exercised	(3,835,468)	$0.47
Forfeited	(6,562,003)	$0.91
Expired	(318,414)	$0.86

Options outstanding, December 31, 2021	25,627,159	$0.86	8.5	$288,784

Nonvested options, December 31, 2021	18,424,667	$0.95	8.9	$205,915

Vested and exercisable, December 31, 2021	5,653,992	$0.68	7.7	$64,734

The weighted-average grant-date fair-value of the grants was $1.65 and $0.51 for the years ended December 31, 2021 and 2020, respectively.

The Company recognized approximately $7.4 million and $1.5 million of stock-based compensation expense arising from stock option grants which is recorded as a component of compensation and benefits in the consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively. There was approximately $22.1 million of total unrecognized compensation cost related to unvested stock options granted under the Plan as of the year ended December 31, 2021. The cost is expected to be recognized over the weighted-average remaining period of 3.9 years.

During the year ended December 31, 2021, in accordance with the terms of a former executive’s severance agreement, the Company modified share-based payment awards by accelerating the vesting. As a result of the modification, the Company recorded stock-based compensation of $2.1 million during the year ended December 31, 2021, which is included in the $7.4 million stock-based compensation.

Dave Inc.

Notes to the Consolidated Financial Statements

The Company allowed certain stock option holders to exercise unvested options to purchase shares of Common Stock. Shares received from such early exercises are subject to repurchase in the event of the optionee’s employment termination, at the original issuance price, until the options are fully vested. As of December 31, 2021 and 2020, 393,750 and 866,585 shares of Common Stock were subject to repurchase at weighted-average prices of $0.94 and $0.80 per share, respectively. The Company historically has issued non-recourse notes secured by stock options to fund exercises to certain key employees. During 2020, the Company issued a non-recourse note for $1.0 million, which was secured by a pledge of 1,050,000 shares (please refer to Note 16 Related-Party Transactions for details). The shares pledged are not considered outstanding for accounting purposes whether vested or unvested. As of December 31, 2021, there were 1,942,250 options exercised in exchange for non-recourse notes, of which 1,548,500 options were vested. As of December 31, 2020, there were 2,839,125 options exercised in exchange for non-recourse notes, of which 2,052,754 options were vested. The shares issued pursuant to unvested options and both vested and unvested options funded by non-recourse notes have been included in shares issued and outstanding on the consolidated balance sheets and consolidated statements of convertible preferred stock and stockholders’ deficit as such shares are considered legally outstanding.

On March 3, 2021, the Company granted the Chief Executive Officer stock options to purchase up to 8,458,481 shares of Common Stock in nine tranches. Each of the nine tranches contain service, market, and performance conditions. The market conditions relate to the achievement of certain specified price targets. Vesting commences on the grant date; however, no compensation charges are recognized until the service, market, and performance condition are probable, which is upon the completion of a liquidity event, the achievement of specified price targets for each tranche of shares, and continuous employment. As of December 31, 2021, the performance and market conditions have not been met and were not deemed probable. The options have a strike price of $0.98 per share. The Company determined the fair value of the options on the grant date to be approximately $10.5 million using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free interest rate, and volatility. Each tranche will vest monthly over a derived service period.

The following table presents the key inputs and assumptions used to value the options granted to the Chief Executive Officer on the grant date:

Expected volatility	40.0%
Risk-free interest rate	1.5%
Remaining term	10.0 Years
Expected dividend yield	0.0%

Restricted Stock Issued to Employees:

The Company did not issue shares of restricted stock to employees during either of the years ended December 31, 2021 and 2020.

There was no unrecognized compensation cost related to employee unvested restricted stock as of December 31, 2021.

Dave Inc.

Notes to the Consolidated Financial Statements

Activity with respect to restricted stock activity for employees is summarized as follows:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at January 1, 2020	17,416,710	$0.37
Granted	—	$—
Vested	(14,388,585)	$0.26
Forfeited	(653,125)	$0.93

Nonvested shares at December 31, 2020	2,375,000	$0.93

Granted	—	$—
Vested	(2,375,000)	$0.93
Forfeited	—	$—

Nonvested shares at December 31, 2021	—	$—

Restricted Stock Issued to Non-Employees:

The Company recognized approximately $0.1 million and $0.1 million of stock-based compensation expense related to restricted stock grants to non-employees for years ended December 31, 2021 and 2020, respectively. Stock based compensation expense is presented within compensation and benefits in the consolidated statements of operations.

There was no unrecognized compensation cost related to non-employee unvested restricted stock for the year ended December 31, 2021.

Activity with respect to non-employee restricted stock activity is summarized as follow:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at January 1, 2020	231,254	$0.93
Granted	—	$—
Vested	(226,045)	$0.30
Forfeited	—	$—

Nonvested shares at December 31, 2020	5,209	$0.93

Granted	—	$—
Vested	(5,209)	$0.93
Forfeited	—	$—

Nonvested shares at December 31, 2021	—	$—

Note 16 Related-Party Transactions

Leasing Arrangements:

In November 2018, the Company entered into a sublease agreement with PCJW, controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $0.005 million, subject to an annual escalation of 4%.

In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $0.019 million, subject to an annual escalation of 5%.

Dave Inc.

Notes to the Consolidated Financial Statements

During 2021 and 2020, the Company paid approximately $0.3 million and $0.3 million under lease agreements with PCJW for general office space in Los Angeles, California. Refer to Note 12 Leases for further details on the Company’s leasing arrangement with PCJW.

The following is a schedule of future minimum rental payments as of December 31, 2021, under Company’s sub-lease for the properties located in Los Angeles, California signed with PCJW, the entity controlled by the Company’s founders (in thousands):

Year	Related-Party Commitment
2022	$335
2023	339
2024	295
2025	309
Thereafter	—

Total minimum lease payments	$1,278

Less: imputed interest	(214)

Total lease liabilities	$1,064

The related-party components of the lease right-of-use assets, lease liabilities, short-term, and lease liabilities, long-term are presented as part of the right-of-use asset and lease liability on the consolidated balance sheets.

Related-Party Exercise Receivable Promissory Notes:

During 2018, the Company issued non-recourse promissory notes with certain employees, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The notes for approximately $0.1 thousand were secured by a pledge of 1,942,250 shares.

During 2020, the Company issued a non-recourse promissory note with a certain executive, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The note for approximately $1.0 million was secured by a pledge of 1,050,000 shares.

The amounts due as of December 31, 2021 and 2020, was approximately $1.1 million and $1.1 million, respectively. The promissory notes have a term of five years and carry stated interest rates between 1.5% and 2.0%, which are compounded annually.

Loans to Stockholders:

In 2019, the Company entered into loan, pledge, and option agreements (“Loans to Stockholders”) with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allow the Company to acquire shares held by these stockholders. The entire unpaid principal balance of these Loans to Stockholders, together with all accrued but unpaid interest, is due and payable upon the earlier (i) of August 12, 2026; (ii) a liquidity event; or (iii) upon the exercise of the call option by the Company. These Loans to Stockholders carry stated interest rates of 1.87%, which are compounded annually. Inclusive of interest, the Loans to Stockholders were approximately $15.2 million and $14.8 million as of December 31, 2021 and 2020, respectively. Please refer to Note 2 Significant Accounting Policies for further details on the fair value of the derivative asset related to the Loans to Stockholders. In January 2022, the Company exercised the call options and the promissory notes were repaid. Please refer to Note 19 Subsequent Events for details.

Note 17 Income Taxes

The components of income tax expense for the years ended December 31, 2021 and 2020, were as follows (dollars in thousands):

	2021	2020
Current:
Federal	$41	$19
State	115	104

Total current	156	123
Deferred:

Federal	(59)	22
State	—	—

Total deferred	(59)	22

Provision for income taxes	$97	$145

Dave Inc.

Notes to the Consolidated Financial Statements

A reconciliation between the Company’s federal statutory tax rate and its effective tax rate for the years ended December 31, 2021 and 2020, is as follows:

	2021	2020
Federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	22.2%	4.8%
Derivative asset	36.7%	0.0%
Warrant liability	-3.8%	0.0%
Stock-based compensation	-2.7%	-4.5%
Penalties	-0.1%	-0.8%
Other	-0.4%	-0.2%
Research and development tax credit - federal	5.9%	3.3%
Change in valuation allowance	-79.3%	-25.7%

Effective tax rate	-0.5%	-2.1%

The major components of the Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020, consists of the following (dollars in thousands):

	2021	2020
Deferred tax assets:
Net operating loss carryforward	$14,232	$—
Excess interest expense carryforward	497	—
Allowance for Member advances	3,488	3,549
Accrued expenses	1,249	1,138
Accrued compensation	356	345
Lease liability	840	420
Research and development tax credit	2,117	408
Stock-based compensation	355	26
Other	146	20

Total deferred tax assets	23,280	5,906

Deferred tax liabilities:
Property and equipment	(2,354)	(1,297)
Right of use asset	(785)	(389)
Prepaid expenses	(235)	(153)

Total deferred tax liabilities	(3,374)	(1,839)

Total net deferred tax assets before valuation allowance	19,906	4,067
Less: valuation allowance	(19,906)	(4,126)

Total net deferred tax liabilities	$—	$(59)

As of December 31, 2021, the Company had $48.7 million of federal and $55.7 million of combined state net operating loss (“NOL”) carryforwards available to offset future taxable income. The federal NOLs do not expire; however, they are subject to a utilization limit of 80% of taxable income in any given year. The State NOLs begin to expire in 2031, except for $8.2 million of state NOLs that do not expire. Internal Revenue Code Section 382 imposes limitations on the utilization of NOLs in the event of certain changes in ownership of the Company. The Company has not yet completed a comprehensive analysis of its past ownership changes. Depending upon the degree of those past ownership changes, and any future ownership changes, annual limits may impair the Company’s ability to utilize NOLs and could cause federal income taxes to be due sooner than if no such limitations applied.

The realization of deferred tax assets is dependent upon future sources of taxable income. Available positive and negative evidence is considered in making this determination. Due to a history of losses and uncertainty as to future taxable income, realization of the deferred tax assets is limited to the anticipated reversal of certain deferred tax liabilities. Management determined that there were insufficient federal and state deferred tax liabilities to offset all of the federal and state deferred tax assets at December 31, 2021 and 2020. Therefore, management believes it is more-likely-than-not that the net federal and state deferred assets will not be fully realized and has recorded valuation allowances in the amounts of approximately $19.9 million and $4.1 million, as of December 31, 2021 and 2020, respectively.

Dave Inc.

Notes to the Consolidated Financial Statements

A reconciliation of the Company’s gross unrecognized tax benefits as of December 31, 2021 and 2020 is as follows (dollars in thousands):

	2021	2020
Balance at beginning of year	$111	$—
Increases to prior positions	204	104
Decreases to prior positions	—	—
Increases for current year positions	141	7

Balance at end of year	$456	$111

As of December 31, 2021, the Company had $0.5 million of gross unrecognized tax benefits related to state income taxes and research tax credits. The unrecognized tax benefits of $0.1 million as of December 31, 2021, would, if recognized, affect the effective tax rate. Although it is possible that the amount of unrecognized tax benefits with respect to the uncertain tax positions will increase or decrease in the next 12 months, the Company does not expect material changes.

The Company recognized insignificant amounts of interest expense as a component of income tax expense during the years ended December 31, 2021 and 2020. The income tax related accrued interest amounts were also insignificant as of December 31, 2021 and 2020, respectively.

On March 27, 2020, the CARES Act was enacted and signed into law. The CARES Act contains certain income tax relief provisions, including a modification to the limitation of business interest expense for tax years beginning in 2019 and 2020. In addition, the CARES Act permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021, and allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also created a program of funding for small business, known as the Paycheck Protection Program (“PPP”). The Company did not experience any material impacts to its tax status or reporting as a result of these provisions.

Note 18 401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. Employees can defer up to 90% of their compensation subject to fixed annual limits. All current employees are eligible to participate in the 401(k) savings plan. Beginning January 2021, the Company began matching contributions to the 401(k) savings plan equal to 100% of the first 4% of wages deferred by each participating employee. The Company incurred expenses for employer matching contributions of approximately $1.1 million and $0 million for the years ended December 31, 2021 and 2020, respectively.

Note 19 Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date, but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements were available to be issued.

Dave Inc.

Notes to the Consolidated Financial Statements

Closing of the Merger and Related Transactions

On January 5, 2022, (the “Closing Date”), the Company consummated the previously announced mergers contemplated by the Merger Agreement, dated as of June 7, 2021 (the “Agreement”). In connection with the closing of the Business Combination, VPC Impact Acquisition Holdings III, Inc. (“VPCC”) changed its name to “Dave Inc.,” and the surviving entity operates under the name “Dave Operating LLC” (“Surviving Entity”). Holders of 21,417,767 shares of VPCC common stock exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from VPCC’s initial public offering, which was approximately $10.00 per share, or approximately $224.2 million. Upon consummation of the Business Combination, the following occurred:

•	Each non-redeemed outstanding share of VPCC common stock was converted into one share of Class A common stock of the Surviving Entity.

•	Each outstanding share of Legacy Dave’s Preferred Stock converted into Legacy Dave’s Common Stock.

•

The 2019 Convertible Notes, which had an aggregate principal amount of approximately $0.7 million, and $0.03 accrued interest were converted into approximately 225,331 fully vested shares of Legacy Dave’s Common Stock.

•

All of the call options related to the Loans to Stockholders were exercised, settling the derivative asset on Loans to Stockholders of $35.3 million and the contra-equity Loans to Stockholders of $15.2 million with additional-paid-in-capital (“APIC”) being the offsetting entry.

The holders of Legacy Dave’s Common Stock and stock options to purchase Legacy Dave’s Common Stock pursuant to the 2017 Plan, received aggregate merger consideration with an implied value of $3,500.0 million (the “Equity Value”), consisting of a number of shares of Class A common stock of the Surviving Entity, par value $0.0001 per share and shares of Class V common stock of the Surviving Entity, par value $0.0001 per share, with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by $10.00.

At closing, VPCC transaction costs of $20.1 million were paid, which reduced the proceeds from VPCC and reduced APIC. Additionally, the Company had incurred $5.1 million of transactions costs, which were capitalized and included within deferred issuance costs in the consolidated balance sheet for the years ended December 31, 2021, and reduced APIC at closing.

Legacy Dave is deemed the accounting predecessor and the combined entity is the successor registrant with the U.S. Securities and Exchange Commission (“SEC”), meaning that Legacy Dave’s consolidated financial statements for previous periods are to be disclosed in the registrant’s future periodic reports filed with the SEC. While the legal acquirer in the Merger Agreement is VPCC, for financial accounting and reporting purposes under U.S. GAAP, Legacy Dave is the accounting acquirer and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Dave in many respects. Under this method of accounting VPCC is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Dave is deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Legacy Dave (i.e., a capital transaction involving the issuance of stock by VPCC for Legacy Dave Capital Stock). Accordingly, the consolidated assets, liabilities, and results of operations of Legacy Dave will become the historical consolidated financial statements of the combined company, and VPCC’s assets, liabilities and results of operations have been consolidated with Legacy Dave beginning on the Closing Date. Operations prior to the Business Combination will be presented as those of Legacy Dave in future reports. The net assets of VPCC are recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

PIPE Investment

Concurrently with the Agreement, VPCC entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, the PIPE Investors agreed to purchase an aggregate of 21,000,000 shares of the VPCC’s Class A common stock in a private placement for a purchase price of $10.00 per share, or an aggregate of $210.0 million in gross cash proceeds. On August 17, 2021, VPCC entered into an amendment to the Subscription Agreement it previously entered into with Alameda Research, in connection with the proposed Business Combination with Legacy Dave. The amendment called for a $15.0 million pre-funding of Alameda Research’s PIPE Investment, which was facilitated through the issuance of a promissory note by Legacy Dave to Alameda Research. Legacy Dave’s obligations to repay the principal amount of such promissory note were discharged through the issuance to Alameda Research of 1.5 million shares of Dave at the Closing of the Business Combination. The closing of the private placement occurred immediately prior to the Closing Date.

Dave Inc.

Notes to the Consolidated Financial Statements

Repurchase Agreement

Concurrently with the execution of the Agreement, VPCC, Legacy Dave, Jason Wilk, Legacy’s Dave’s Chief Executive Officer, and Kyle Beilman, Legacy Dave’s Chief Financial Officer (collectively, the “Selling Holders”), into a repurchase agreement, pursuant to which, among other things, the Legacy Dave agreed to repurchase a certain number of shares of Legacy Dave’s Common Stock from the Selling Holders (including shares of Dave Class V common stock issued to Mr. Wilk), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Business Combination. The repurchases were contingent on the amount of Available Cash (as defined in the Agreement) being in excess of $300.0 million. Since Available Cash did not exceed $300.0 million, there were no repurchases.

Contingent Share Agreement

Pursuant to the terms of an agreement with certain holders of VPCC Class B common stock (the “Founder Holders”), the Founder Holders agreed to forfeit an aggregate of 951,622 shares of VPCC Class B common stock (“Founder Holder Contingent Closing Shares”) if net percentage of shares redeemed by VPCC holders exceeded 20% of the VPCC Class A common stock held by VPCC stockholders as of the date of the Agreement. As the net redemption exceeded 20%, all 951,622, or 100% of the Founder Holder Contingent Closing Shares were forfeited.

Earnout Agreement

Up to 1,586,037 shares of Legacy Dave Class A Common Stock held by the Founder Holders (the “Founder Holder Earnout Shares”) received upon conversion of an equal number of shares of VPCC’s Class B common stock are subject to forfeiture if certain market vesting conditions are not met.

The Founder Holder Earnout Shares will be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Founder Holder Earnout Shares will be treated as a deemed dividend and since Dave does not have retained earnings, the issuance will be recorded within APIC and have a net nil impact on APIC. Dave determined the fair value of the Founder Holder Earnout Shares to be approximately $12.1 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility.

Settlement of Other Agreements

On January 27, 2021, Legacy Dave issued warrants contemporaneously with a debt facility. The warrants vest and become exercisable based on Legacy Dave’s aggregated draw on the debt facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event, and (ii) the consummation of a liquidity event. Immediately prior to the close of the Business Combination, 1,664,394 of the vested warrants were exercised and net settled for 450,843 shares of Legacy Dave’s Class A Common Stock after applying an exchange ratio of 1.354387513 pursuant to the terms of the Business Combination.

On March 3, 2021, Legacy Dave issued stock options to a certain executive, with a vesting schedule subject to certain conditions. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commenced on the grant date. On the date of the Business Combination, there is a cumulative expense for the amount vested between the grant date and the date of the Business Combination. The cumulative stock-based compensation expense as of the date of the Business Combination was approximately $1.9 million.

On January 3, 2022, Legacy Dave entered into an agreement with a certain executive to transfer and sell shares of Legacy Dave Common Stock to Legacy Dave. A total of 146,565 shares of Legacy Dave’s Common Stock were repurchased for an aggregate purchase amount of $1.6 million.

Upon the consummation of the Business Combination, the 2017 Plan was terminated and replaced by the Dave Inc. 2021 Equity Incentive Plan.

Convertible Note Purchase Agreement and White Label Services Agreement

On March 21, 2022, the Company entered into a Convertible Note Purchase Agreement (“Purchase Agreement”) with FTX Ventures Ltd. (“FTX Ventures”), pursuant to which the Company sold and issued a convertible note in the initial principal amount of $100.0 million (the “Note” and the transactions contemplated by the Purchase Agreement and the Note, the “Transaction”). The Note bears interest at a fixed rate of 3.00% per year (compounded semi-annually). Interest may be paid in-kind or in cash, at the Company’s option. Forty-eight months (the “Maturity Date”) after the date of the initial issuance of the Note (the “Issuance Date”), the Company will pay FTX Ventures the sum of (i) the outstanding principal amount of the Note, plus (ii) all accrued but unpaid interest thereon (the “Redemption Price”). Payment of the Redemption Price on the Maturity Date will constitute a redemption of the Note in whole. During the term of the Note, the Note will be convertible into shares of Common Stock at the option of the FTX Ventures. The initial conversion price of the Note is $10.00 per share of Common Stock (the “Conversion Price”). The Conversion Price of the Note is subject to adjustment for stock splits, dividends or distributions, recapitalizations, spinoffs or similar transactions. The Note and the shares of Common Stock issuable upon conversion of the Note have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Dave Inc.

Notes to the Consolidated Financial Statements

On March 21, 2022, the Company also entered into a White Label Services Agreement (the “Services Agreement”) with West Realm Shire Services, Inc., d/b/a FTX US (“FTX US”). The Services Agreement allows the Company’s customers to establish accounts with FTX US to place orders through the Company’s platform for eligible cryptocurrencies and for the settlement of such orders. During the four-year term of the Services Agreement, FTX US will be the Company’s exclusive provider of such cryptocurrency services.

The Company has evaluated subsequent events through March 25, 2022, the date the consolidated financial statements were available to be issued as approved by management. The Company is not aware of any other significant events that occurred subsequent to the consolidated balance sheet date that would have a significant impact on its consolidated financial statements other than what is disclosed above.

Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto contained in Exhibit 99.3 to this Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2022 (the “Form 8-K”). This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of the Form 8-K. Actual results may differ materially from those contained in any forward-looking statements. Unless otherwise noted or the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Dave Inc. and our consolidated subsidiaries prior to the closing of the Business Combination (as defined below).

Overview

In the story of David vs. Goliath, the small underdog is able to outsmart and defeat his larger adversary. This is the spirit behind the name “Dave.” We have built an integrated financial services online platform that provides millions of Americans with seamless access to a variety of intuitive financial products at a fraction of the cost and with much higher speed to value than that of the legacy financial services incumbents, such as traditional banks and other financial institutions. Our mission is to build products that level the financial playing field. Our near-term strategy is focused on delivering a superior banking experience for anyone living paycheck to paycheck.

Based on our observation and analysis of Member data, legacy financial institutions charge high fees for consumer banking and other financial services products, which disproportionately burdens tens of millions of Americans who can least afford them. We see this dynamic playing out with our Members who we believe are on average paying between $300-$400 in overdraft, maintenance and other fees to their existing bank for basic checking services.

Further, we see a significant opportunity to address the broader short-term credit market. According to a report by the Center for Financial Services Innovation (“CFSI”), legacy financial institutions charge approximately $30 billion in fees annually. The Financial Health Network estimates that financially “coping” and “vulnerable” populations pay approximately $120 billion a year in fees and interest for access to short-term credit.

Our prospective Member opportunity is also significant. According to the Financial Health Network, by 2023 approximately 45 million Americans will be “financially vulnerable,” 65 million Americans will be unbanked or underbanked and 185 million Americans will fall into the low or volatile income and credit- challenged category. Given these dynamics, we estimate that our total addressable market consists of between 150 million to 180 million Americans who are in need of financial stability and are either not served or underserved by legacy financial institutions.

Dave offers a suite of innovative financial products aimed at helping our Members improve their financial health. Our budgeting tool helps Members manage their upcoming bills to avoid overspending. To help Members avoid punitive overdraft fees and access short-term liquidity, Dave offers cash advances through its flagship 0% interest ExtraCash product. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health.

Market research conducted by Dave found that legacy financial institutions commonly require a more extensive banking relationship and days or even weeks of wait times to access their features and services, which can potentially be more onerous in order to obtain premium features (e.g., access to increased interest rates requires direct deposit or higher minimum daily balances). Even new challenger banks often take multiple days or even weeks before allowing members to access certain premium features, according to the same research. In contrast, Members are able to utilize all of Dave’s products individually and instantly, whether or not their banking relationship is with us. As an example, our ExtraCash product allows new Members to access up to $250 to cover an overdraft at their existing bank. We are able to do this by leveraging our proprietary machine learning engine that analyzes a Member’s prior transaction history at their existing bank. This flexible approach to Member choice and speed to value has been a key driver of our growth and best-in-Class brand favorability. According to market research conducted by Dave in June 2021 through a third-party using a quantitative online survey of 2,021 respondents across the United States 73% of respondents rated Dave in the two highest favorable categories (42% very favorable and 30% somewhat favorable) compared to other bank innovators.

We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception and through the date of this Annual Report on Form 10-K, over 10 million Members have registered on the Dave app, over six million of them have used at least one of our current products and we believe that we have a substantial opportunity to continue growing our Member base going forward. We strongly believe that the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our Members, allowing us to introduce products and services that address their changing life circumstances.

Business Combination and Public Company Costs

On January 5, 2022 (the “Closing Date”), we consummated the previously announced mergers contemplated by the Merger Agreement, dated as of June 7, 2021 (the “Merger Agreement”), by and among VPC Impact Acquisition Holdings III, Inc. (“VPCC”), Dave Inc., a Delaware corporation (“Legacy Dave”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of VPCC (“First Merger Sub”), and Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of VPCC (“Second Merger Sub” and together with the First Merger Sub, the “Merger Subs”). Pursuant to the Merger Agreement, First Merger Sub merged with and into Legacy Dave (the “First Merger”), with Legacy Dave being the surviving corporation of the First Merger (the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation merged with and into Second Merger Sub (the “Second Merger,” together with the First Merger, the “Mergers” and the Mergers together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger as a wholly owned subsidiary of VPCC (the “Surviving Entity”). In connection with the closing of the Business Combination, we changed our name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.,” and the Surviving Entity operates under the name “Dave Operating LLC.”

While the legal acquirer in the Merger Agreement is VPCC, for financial accounting and reporting purposes under accounting principles generally accepted in the United States (“U.S. GAAP”), Legacy Dave is the accounting acquirer, and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Dave in many respects. Under this method of accounting VPCC is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Dave is deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Legacy Dave (i.e., a capital transaction involving the issuance of stock by VPCC for Dave Capital Stock). Accordingly, the consolidated assets, liabilities and results of operations of Legacy Dave will become the historical consolidated financial statements of the combined company, and VPCC’s assets, liabilities and results of operations have been consolidated with Dave beginning on the Closing Date. Operations prior to the Business Combination will be presented as those of Legacy Dave in future reports. The net assets of VPCC are recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

As a result of the consummation of the Business Combination, we expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, and legal and administrative resources, including increased audit, compliance and legal fees.

Recent Developments

On March 21, 2022, we entered into a Convertible Note Purchase Agreement (“Purchase Agreement”) with FTX Ventures Ltd., owner and operator of FTX US (“FTX Ventures”), pursuant to which, we sold and issued a convertible note in the initial principal amount of $100.0 million (the “note” and the transactions contemplated by the Purchase Agreement and the note, the “Transaction”). The Transaction is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act. We intend to use the proceeds from the sale of the note for working capital and general corporate purposes.

The note bears interest at a fixed rate of 3.00% per year (compounded semi-annually), payable semi-annually in arrears on June 30th and December 31th of each year. Interest may be paid in-kind or in cash, at our option. Forty-eight months (the “Maturity Date”) after the date of the initial issuance of the note (the “Issuance Date”), we will pay FTX Ventures the sum of (i) the outstanding principal amount of the note, plus (ii) all accrued but unpaid interest thereon, plus (iii) all expenses incurred by FTX Ventures (the “Redemption Price”). Payment of the Redemption Price on the Maturity Date will constitute a redemption of the note in whole.

During the term of the note, the note will be convertible into shares of our Class A Common Stock, par value $0.0001 per share (the “Common Stock”) at the option of FTX Ventures, upon delivery on one or more occasions of a written notice to us electing to convert the note or all of any portion of the outstanding principal amount of the note. The initial conversion price of the note is $10.00 per share of Common Stock (the “Conversion Price”). The conversion price of the note is subject to adjustment for stock splits, dividends or distributions, recapitalizations, spinoffs or similar transactions. The note and the shares of Common Stock issuable upon conversion of the note have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Beginning on the twenty-four-month anniversary of the Issuance Date continuing until the Maturity Date, if the closing price of the Common Stock equals or exceeds 175% of the Conversion Price for 20 out of the 30 consecutive trading days ending immediately preceding the delivery of the notice of our election to convert the note, the note will be convertible into shares of Common Stock, upon delivery of a written notice to FTX Ventures electing to convert the note or all or any portion of the outstanding principal amount of the note.

At any time prior to the Maturity Date, we may, in our sole discretion and upon delivery of a written notice to FTX Ventures electing to prepay the note, prepay the note without penalty by paying FTX Ventures 100% of the Redemption Price. Once the Redemption Price has been delivered to FTX Ventures, the note will be cancelled and retired.

Conversion of the full initial principal amount of the note would result in the issuance of 10,000,000 shares of Common Stock if converted at $10.00 per share, which amount is subject to increase by any interest paid in kind that is added to the outstanding principal under the terms of the note.

The Purchase Agreement and note include customary representations, warranties and covenants and set forth standard events of default upon which the note may be declared immediately due and payable.

On March 21, 2022, we also entered into a White Label Services Agreement (the “Services Agreement”) with West Realm Shire Services, Inc., d/b/a FTX US (“FTX US”). The Services Agreement allows our customers to establish accounts with FTX US through our platform to place orders for eligible cryptocurrencies and for the settlement of such orders. During the four-year term of the Services Agreement, FTX US will be our exclusive provider of such cryptocurrency services.

Business Combination and Public Company Costs

In January 2021, Dave OD Funding I, LLC, a Delaware LLC and our subsidiary as a result of the Business Combination (“Dave OD Funding”), entered into a $100.0 million delayed draw credit facility (the “Existing Financing Agreement”) with Victory Park Management, LLC, an affiliate of VPCC. The facility has a base rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. Should the principal balance exceed $50 million or $75 million, the base rate will decrease to 5.95% or 5.45%, respectively. The facility, which contains multiple tranches, allows Dave OD Funding to draw on the facility based upon eligible receivables outstanding and qualified cash. As a result of the Business Combination, we are guarantors of $50 million of Dave OD Funding’s obligations under the Existing Financing Agreement. This limited guaranty is secured by a first-priority lien against substantially all of our assets. Warrants were also issued by Legacy Dave in connection with the facility and those warrants were converted into our warrants as a result of the Business Combination. In November 2021, Dave OD Funding entered into an amendment of the Existing Financing Agreement which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR (0.21% as of December 31, 2021) and 2.55%. At December 31, 2021, $35.0 million of term loans under the facility were outstanding and $20.0 million had been drawn on the credit line. Please refer to Note 11 in the accompanying audited consolidated financial statements of Dave for the year ended December 31, 2021 included in this Amendment No. 1 to the Form 8-K.

In August 2021, VPCC announced that it entered into an amendment to the PIPE subscription agreement it previously entered into with Alameda Research Ventures LLC (“Alameda Research”), in connection with the Business Combination. The amendment called for a $15 million pre-funding of Alameda Research’s PIPE Investment, which was facilitated through the issuance of a promissory note by Legacy Dave to Alameda Research, which was discharged at the Closing of the Business Combination through the issuance of 1.5 million shares of Dave to Alameda Research. The promissory note bore an interest rate of the applicable short-term federal rate and was due at the earlier of (i) the one-year anniversary of the promissory note or (ii) an event of default. For more information regarding the promissory note, please refer to Note 10 in the accompanying audited consolidated financial statements of Dave for the year ended December 31, 2021 included in this Amendment No. 1 to the Form 8-K.

COVID-19 Impact

There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“COVID-19”), and we continue to closely monitor the impact of the pandemic on all aspects of our business, including how it has and may in the future impact our Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of COVID-19 on our Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventive measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.

Beginning in March 2020, our business and operations were disrupted by the conditions caused by COVID-19, which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) helped mitigate the effects of COVID-19 on our Members. In particular, stimulus funds and enhanced unemployment benefits provided under the CARES Act created additional financial support for our Members; however, the overall economic conditions and increased levels of unemployment may negatively impact the creditworthiness of our Members and could impact the credit risk on our Advance business. We actively monitor the performance of our Advance portfolio and will continue to assess the impact of the COVID-19 pandemic. At the onset of the pandemic, we made some underwriting modifications in response and intend to make additional adjustments to our risk management policies as necessary.

For more information concerning COVID-19, see the section titled “Risk Factors—Our business, financial condition and results of operations have and may continue to be adversely affected by the COVID-19 pandemic or other similar epidemics or adverse public health developments, including government responses to such events” and “—Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.”

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the consummation of the Business Combination.

Key Factors Affecting Operating Results

Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including Member growth and activity, product expansion, competition, industry trends and general economic conditions.

Member Growth and Activity

We have made significant investments in our platform and our business is dependent on continued Member growth, as well as our ability to offer new products and services and generate additional revenues from our existing members using such additional products and services. Member growth and activity are critical to our ability to increase our scale, capture market share and earn an attractive return on our technology, product and marketing investments. Growth in Members and Member activity will depend heavily on our ability to continue to offer attractive products and services and the success of our marketing and Member acquisition efforts.

Product Expansion

We aim to develop and offer a best-in-class financial services platform with integrated products and services that improve the financial wellbeing of our Members. We have invested and continue to make significant investments in the development, improvement and marketing of our financial products and are focused on continual growth in the number of products we offer that are utilized by our Members.

Competition

We face competition from several financial services-oriented institutions. In our reportable segment, as well as in potential new lines of business, we may compete with more established institutions, some of which have more financial resources. We compete at multiple levels, including competition among other financial institutions and lenders in our Advances business, competition for deposits in our Checking Product from traditional banks and digital banking products, competition for subscribers to our financial management tools, and competition with other technology platforms for the enterprise services that we provide. Some of our competitors may at times seek to increase their market share by undercutting pricing terms prevalent in that market, which could adversely affect our market share for any of our products and services or require us to incur higher member acquisition costs.

Key Components of Statements of Operations

Basis of presentation

Currently, we conduct business through one operating segment which constitutes a single reportable segment. For more information about our basis of presentation, refer to Note 1 in the accompanying audited consolidated financial statements of Dave included in this Amendment No. 1 to the Form 8-K.

Service based revenue, net

Service based revenue, net primarily consists of optional tips, optional express processing fees and subscriptions charged to Members, net of processor-related costs associated with advance disbursements. Service based revenue, net also consists of lead generation fees from our Side Hustle advertising partners as well as fees earned related to the Rewards Product for Members who make debit card spending transactions at participating merchants.

Transaction based revenue, net

Transaction based revenue, net consists of interchange and ATM revenues from our Checking Product, net of ATM-related fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied.

Operating expenses

We classify our operating expenses into the following five categories:

Provision for Unrecoverable Advances

The provision for unrecoverable advances primarily consists of an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding advances receivable. We currently estimate the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statement of operations. We consider advances more than 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries, if any, of Member advances written-off are recorded as a reduction to Member advances, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances in the consolidated statements of operations when collected.

Processing and Servicing Fees

Processing and servicing fees consist of fees paid to our processing partners for the recovery of advances, tips, expedited processing fees and subscriptions. These expenses also include fees paid for services to connect Members’ bank accounts to our application. Except for processing and servicing fees associated with advance disbursements which are recorded net against revenue, all other processing and service fees are expensed as incurred.

Advertising and Marketing

Advertising and marketing expenses consist primarily of fees we pay to our platform partners. We incur advertising and marketing expenses for online, social media and television advertising and for partnerships and promotional advertising. Advertising and marketing expenses are recognized as incurred and typically deliver a benefit over an extended period of time. All advertising and marketing costs are expensed as incurred.

Compensation and Benefits

Compensation and benefits expenses represent the compensation, inclusive of stock-based compensation and benefits, that we provides to our employees and the payments we make to third-party contractors. While we have an in-house customer service function, we employ third-party contractors to conduct call center operations and handle routine customer service inquiries and support.

Other Operating Expenses

Other operating expenses consist primarily of technology and infrastructure (third-party Software as a Service “SaaS”), commitments to charity, transaction based costs (program expenses, association fees, processor fees, losses from Member-disputed transactions, and fraud), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, certain sales tax related costs, office related expenses, public relations costs, professional service fees, travel and entertainment, and insurance. Costs associated with technology and infrastructure, rent, depreciation and amortization of our property and equipment and intangible assets, professional service fees, travel and entertainment, public relations costs, utilities, office-related expenses and insurance technology and infrastructure (third-party subscriptions), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, office-related expenses, public relations costs, professional service fees, travel and entertainment and insurance vary based upon our investment in infrastructure, business development, risk management and internal controls and are generally not correlated with our operating revenues or other transaction metrics.

We expect our operating expenses to increase for the foreseeable future with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Other (income) expenses

Other (income) expenses consist of interest income, interest expense, gain on conversion of convertible notes, loss on the derivative liability associated with convertible notes, legal settlement, litigation expenses, derivative asset fair value adjustments, other strategic financing and transactional expenses, and warrant liability fair value adjustments.

Provision for income taxes

Provision for income taxes consists of the federal and state corporate income taxes accrued on income resulting from the sale of our services. On March 27, 2020, the CARES Act was signed into law, which among other things, includes certain income tax provisions for corporations; however, these benefits did not impact our current tax provision.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

Operating revenues

	For the Years Ended		Change
	December 31,		$	%
(in thousands, except for percentages)	2021	2020	2021/2020	2021/2020
Service based revenue, net
Processing fees, net	$79,101	$66,969	$12,132	18%
Tips	45,106	36,189	8,917	25%
Subscriptions	17,203	16,678	525	3%
Other	772	759	13	2%
Transaction based revenue, net	10,831	1,201	9,630	802%

Total	$153,013	$121,796	$31,217	26%

Service based revenue, net—

Processing Fees, net

Processing fees, net of processor costs associated with advance disbursements, for the year ended December 31, 2021 increased by approximately $12.1 million, or 18%, compared to the year ended December 31, 2020. The increase was primarily attributable to increases in advance volume of approximately $1,007.0 million to approximately $1,412.8 million along with a higher average advance amount period over period. Processing fees tend to increase as advance volume increases, but may not always trend ratably as processing fees vary depending on the total amount of the advance. Approximately 99% and 98% of Members chose to pay a processing fee to expedite an advance for the years ended December 31, 2021 and 2020, respectively. The average processing fees paid to expedite these advances were approximately $5.15 and $4.56 per advance, respectively.

Tips

Tips for the year ended December 31, 2021 increased by approximately $8.9 million, or 25%, compared to the year ended December 31, 2020. The increase was primarily attributable to increases in advance volume of approximately $1,007.0 million to approximately $1,412.8 million period over period. Tips tend to increase as advance volume increases, but may not always trend ratably as tips often vary depending on the total amount of the advance. Approximately 80% and 81% of Members chose to leave a tip for the years ended December 31, 2021 and 2020, respectively. The average amount of tip Members chose to leave was approximately $4.71 and $3.72 per advance, respectively.

Subscriptions

Subscriptions for the year ended December 31, 2021 increased by approximately $0.5 million, or 3%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase in the number of paying Members on our platform.

Other

Other revenue for the year ended December 31, 2021 increased by approximately $0.01 million, or 2%, compared to the year ended December 31, 2020. The increase was primarily attributable to increases in average revenue per lead related to amounts received from our Side Hustle advertising partners.

Transaction based revenue, net—Transaction based revenue, net for the year ended December 31, 2021 increased by approximately $9.6 million or 802%, compared to the year ended December 31 2020. This increase was primarily attributable to the growth in Members engaging with our Checking Product and corresponding growth in the number of transactions initiated by Members.

Operating expenses

	For the Years Ended		Change
	December 31,		$	%
(in thousands, except for percentages)	2021	2020	2021/2020	2021/2020
Provision for unrecoverable advances	$32,174	$25,539	$6,635	26%
Processing and servicing fees	23,459	21,646	1,813	8%
Advertising and marketing	51,454	38,019	13,435	35%
Compensation and benefits	49,544	22,210	27,334	123%
Other operating expenses	43,260	15,763	27,497	174%

Total	$199,891	$123,177	$76,714	62%

Provision for unrecoverable advances—The provision for unrecoverable advances totaled approximately $32.2 million for the year ended December 31, 2021, compared to approximately $25.5 million for the year ended December 31, 2020. The increase of approximately $6.6 million, or 26%, was primarily attributable to increases in provision expense related to Member advances aged over 120 days and those that have become uncollectible based on information available to us of approximately $10.4 million, offset by a decrease in the provision expense related to Member advances aged 120 days and under of approximately $3.8 million.

The increase in provision expense related to Member advances aged over 120 days and those which have become uncollectible based on information available to us, period over period, was driven primarily by aged receivables and the increase in advance volume from approximately $1,007.0 million to approximately $1,412.8 million for the years ended December 31, 2020 and 2021, respectively. All impaired advances deemed uncollectible are subsequently written-off and are a direct reduction to the allowance for unrecoverable advances.

The decrease in provision expense related to Member advances aged 120 days and under, was primarily attributed to lower Member advances outstanding in certain aged tranches as of December 31, 2021 compared to December 31, 2020, where Member advances outstanding in those same tranches were higher as of the year ended December 31, 2020 when compared to December 31, 2019. This resulted in a decrease to the allowance for unrecoverable advances and corresponding lower provision for unrecoverable advances expense during the year ended December 31, 2021 as compared to December 31, 2020. We anticipate volatility in Member advances outstanding each year as they are directly correlated with the timing and volume of Member advance activity during the last 120 days of the year.

Throughout 2021, overall historical loss and collections experience of Member advances remained steady, however, historical loss and collections experience decreased slightly when compared to 2020 primarily as a result of underwriting modifications made during early 2020 in response to the onset of COVID-19. These underwriting modifications primarily consisted of lower advance amounts and stricter eligibility requirements. Any changes to our historical loss and collections experience directly affects the historical loss rates utilized in the calculation of the allowance for uncollectible advances. The changes in the allowance for unrecoverable advances, period over period, has a direct impact on the provision for unrecoverable advances.

For information on the aging of Member advances and a rollforward of the allowance for unrecoverable advances, refer to the tables in Note 4 to our audited consolidated financial statements included in this Amendment No.1 to the Form 8-K.

Processing and service fees—Processing and servicing fees totaled approximately $23.5 million for the year ended December 31, 2021, compared to approximately $21.6 million for the year ended December 31, 2020. The increase of approximately $1.8 million, or 8%, was primarily attributable to the increase in advance volume from $1,007.0 million to $1,412.8 million for the years ended December 31, 2020 and 2021, respectively, offset by volume associated discounts and cost savings due to price reductions from our processors.

Advertising and marketing—Advertising and marketing totaled approximately $51.5 million for the year ended December 31, 2021, compared to approximately $38.0 million for the year ended December 31, 2020. The increase of approximately $13.4 million or 35% was primarily attributable to increased marketing efforts and promotions across various social media platforms and television.

Compensation and benefits—Compensation and benefits totaled approximately $49.5 million for the year ended December 31, 2021, compared to approximately $22.2 million for the year ended December 31, 2020. The increase of approximately $27.3 million, or 123%, was primarily attributable to the following:

•	an increase in payroll and related costs of approximately $13.5 million, primarily due to hiring and increased headcount throughout the business;

•

an increase in consultants and contractor costs of approximately $8.0 million, primarily due to our need to supplement recruiting efforts, increase IT security, marketing, and augmenting customer service resources; and

•

an increase in stock-based compensation of approximately $5.9 million, primarily due to an increase of approximately $2.4 million from new stock option grants related to increased headcount to support the growth of the business and an increase of approximately $3.5 million from certain stock options modifications.

Other operating expenses—Other operating expenses totaled approximately $43.3 million for the year ended December 31, 2021, compared to approximately $15.8 million for the year ended December 31, 2020. The increase of approximately $27.5 million, or 174%, was primarily attributable to the following:

•	an increase in expenses related to our Checking Product of approximately $16.2 million, primarily attributable to the growth in Members and the number of transactions processed;

•

an increase in chargeback related expenses of approximately $4.0 million, primarily due to non-recurring fraudulent activity in relation to our Checking Product (see “Risk Factors—Risks related to our Business and Industry—Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.”);

•	an increase in charitable contribution expenses of approximately $1.0 million, primarily due to increased amounts pledged to charitable meal donations related to increased Members’ tips;

•

an increase in technology and infrastructure expenses of approximately $3.4 million, primarily due to increased spending to support the growth of our business and development of new products and features

•	an increase in depreciation and amortization of $1.3 million, primarily due to equipment purchases for increased headcount and amortization of internally developed software;

•	an increase in rent expense of $0.9 million, primarily due to additional leased office space; and

•	an increase in insurance and state and local taxes, inclusive of sales tax, of approximately $0.2 million and $0.4 million, respectively

Other (income) expense

	For the Years Ended		Change
	December 31,		$	%
(in thousands, except for percentages)	2021	2020	2021/2020	2021/2020
Interest income	$(287)	$(409)	$122	-30%
Interest expense	2,545	17	2,528	14871%
Legal settlement and litigation expenses	1,667	4,467	(2,800)	-63%
Other strategic financing and transactional expenses	264	1,356	(1,092)	-81%
Changes in fair value of derivative asset on loans to stockholders	(34,791)	—	(34,791)	100%
Changes in fair value of warrant liability	3,620	—	3,620	100%

Total	$(26,982)	$5,431	$(32,413)	-597%

Interest income—Interest income totaled approximately $0.3 million for the year ended December 31, 2021, compared to approximately $0.4 million for the year ended December 31, 2020. The decrease of approximately $0.1 million, or 30%, was primarily attributable to lower yields on marketable securities.

Interest expense— Interest expense totaled approximately $2.5 million for the year ended December 31, 2021, compared to approximately $0.02 million for the year ended December 31, 2020. The increase of approximately $2.5 million, or 14,871%, was primarily attributable to interest related to the Credit Facility which we entered into during January, 2021, and was subsequently amended in November, 2021.

Legal settlement and litigation expenses—Legal settlement and litigation expenses totaled approximately $1.7 million for the year ended December 31, 2021, compared to approximately $4.5 million for the year ended December 31, 2020. See “Information About Dave —Legal Proceedings” for more information regarding pending legal actions. The decrease of approximately $2.8 million, or 63%, was primarily attributable to reduced expenses due to the pending settlement of a class action lawsuit, net of estimated insurance reimbursements as compared to those expenses recorded during the year ended December 31, 2020.

Other strategic financing and transactional expenses—Other strategic financing and transactional expenses totaled approximately $0.3 million for the year ended December 31, 2021, compared to approximately $1.4 million for the year ended December 31, 2020. The decrease of approximately $1.1 million, or 81%, was primarily attributable to reduced spending on audit and compliance related expenses associated with potential strategic financing alternatives.

Changes in fair value of derivative asset on loans to stockholders—Changes in fair value of derivative asset on loans to stockholders totaled approximately $34.8 million for the year ended December 31, 2021, compared to $0 for the year ended December 31, 2020. The increase of approximately $34.8 million, or 100%, was primarily attributable to fair value adjustments associated with options issued in connection with loans to stockholders resulting from an increase in the fair value of our common stock.

Changes in fair value of warrant liability—Changes in fair value of warrant liability totaled approximately $3.6 million for the year ended December 31, 2021, compared to $0 for the year ended December 31, 2020. The increase of approximately $3.6 million, or 100%, was primarily attributable to fair value adjustments associated with certain warrants issued in connection with the Existing Financing Agreement.

Provision for income taxes

	For the Years Ended December 31,		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Provision for income taxes	$97	$145	$(48)	-33%

Total	$97	$145	$(48)	-33%

Provision for income taxes for the year ended December 31, 2021 decreased by approximately $0.048 million or 33%, compared to the year ended December 31, 2020. This relative decrease was primarily attributable to an increase in the pre-tax loss for the period ended December 31, 2021 and a decrease in the amount of certain deferred tax liabilities that had not qualified as sources of future taxable income for valuation allowance purposes.

Comparison of Years Ended December 31, 2020 and 2019

A discussion regarding our results of operations for the year ended December 31, 2020 compared to the results for the year ended December 31, 2019 can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave – Results of Operations” in the proxy statement/prospectus filed with the SEC on December 13, 2021, which is available on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful in assessing our operating performance and are more indicative of our operational performance and facilitate an alternative comparison among fiscal periods. These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures.

Adjusted EBITDA

“Adjusted EBITDA” is defined as net (loss) income adjusted for interest expense (income), income tax benefit, depreciation and amortization, stock-based compensation and other discretionary items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that, when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. The reconciliation of net loss to Adjusted EBITDA below should be reviewed and no single financial measure should be relied upon to evaluate our business.

The following table reconciles net (loss) income to Adjusted EBITDA for the years ended December 31 2021 and 2020, respectively:

(in thousands)	For the Years Ended December 31,
	2021		2020
Net loss	$(19,993	)$	(6,957)
Interest expense (income), net	2,258		(392)
Provision for income taxes	97		145
Depreciation and amortization	2,976		1,718
Stock-based compensation	7,381		1,525
Legal settlement and litigation expenses	1,667		4,467
Other strategic financing and transactional expenses	264		1,356
Changes in fair value of derivative asset on loans to stockholders	(34,791)		—
Changes in fair value of warrant liability	3,620		—

Adjusted EBITDA	$(36,521	)$	1,862

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the issuance of preferred stock through our Series A and Series B funding rounds, issuances of convertible notes, and funds from borrowings under the Existing Financing Agreement. As of December 31, 2021 and December 31, 2020, our cash and marketable securities balances were $40.6 million and $22.7 million, respectively.

As an early-stage company, the expenses we have incurred since inception are consistent with our strategy and approach to capital allocation. Dave expects to incur net losses in accordance with our operating plan as we continue to expand and improve upon our financial platform.

Our ability to access capital when needed is not assured and, if capital is not available to Dave when, and in the amounts needed, Dave could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

We believe that our cash on hand following the consummation of the Business Combination, including the net proceeds of VPCC’s cash in trust and the proceeds from the PIPE Investment and any alternative financing, should be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this Amendment No.1 to the Form 8-K and sufficient to fund our operations. We may raise additional capital through follow-on public offerings or debt financings. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our research and development efforts. No assurances can be provided that additional funding will be available at terms acceptable to us, if at all. If we are unable to raise additional capital, we may significantly curtail our operations, modify existing strategic plans and/or dispose of certain operations or assets.

Material Cash Requirements

While the effect of COVID-19 has created economic uncertainty and impacted how we manage our liquidity and capital resources, we intend to continue to invest in people, marketing and user acquisition, technology and infrastructure, and new and existing financial products and programs we believe are critical to meeting our strategic objectives. As growth of our ExtraCash product scales, material cash will be required to fund advances until the point at which those advances are subsequently collected. The amount and timing of these related cash outflows in future periods is difficult to predict and is dependent on a number of factors including the hiring of new employees, the rate of change in technology used in our business and our business outlook as a result of the COVID-19 pandemic. While we expect certain cash outflows for these expenditures will exceed amounts spent in 2021, we expect to fund these cash outflows primarily through our cash flows provided by operating and financing activities.

We may use cash to acquire businesses and technologies. The nature of these transactions, however, makes it difficult to predict the amount and timing of such cash requirements.

In the normal course of business, we enter into various agreements with our vendors and retail distributors that may subject us to minimum annual requirements. While our contractual commitments will have an impact on our future liquidity, we believe that we will be able to adequately fulfill these obligations through cash generated from operations and from our existing cash balances. Dave does not have any “off-balance sheet arrangements,” as defined by the SEC regulations

In response to our remote employee workforce strategy in the U.S., we have not yet closed our leased office locations. We are required to continue making our contractual payments until our operating leases are formally terminated or expire. Our remaining leases have terms of less than 1 year to approximately 4 years, subject to renewal options of varying terms, and as of December 31, 2021, we had a total lease liability of approximately $2.9 million. See Note 12 - Leases of the Notes to our Consolidated Financial Statements for additional information regarding our lease liabilities as of December 31, 2021.

We also have certain contractual payment obligations for principal and interest owed under our Existing Financing Agreement Dave OD Funding entered into with Victory Park Management, LLC, then an affiliate of VPCC. Interest payments are required to be made on a monthly basis. At December 31, 2021, $35.0 million of term loans under the Existing Financing Agreement were outstanding and $20.0 million has been drawn on the credit line under the Existing Financing Agreement. For more information on the Existing Financing Agreement, see “—Recent Developments.”

Cash Flows Summary

	For the Year Ended December 31,
Total cash (used in) provided by: (in thousands)	2021	2020	2019
Operating activities	$(40,704)	$(9,146)	$(10,928)
Investing activities	2,961	3,422	(19,695)
Financing activities	65,046	4,241	33,867

Net increase (decrease) in cash and cash equivalents and restricted cash	$27,303	$(1,483)	$3,244

Cash Flows From Operating Activities

We recorded a net loss of approximately $20.0 million for the year ended December 31, 2021, and a net loss of approximately $7.0 million for the year ended December 31, 2020. We reported negative cash flows from operating activities of approximately $40.7 million and $9.1 million for the years ended December 31, 2021 and 2020, respectively.

Net cash used in operating activities for the year ended December 31, 2021 included a net loss of approximately $20.0 million, adjusted for non-cash items of approximately $3.1 million for depreciation and amortization, approximately $32.2 million for provision for unrecoverable advances, approximately $3.6 million for an increase in warrant liability fair value, and approximately $7.4 million for stock-based compensation expense, partially offset by approximately $34.8 million for an increase in derivative asset fair value. Further changes in cash flows from operations included an increase in Member advances of approximately $42.4 million, a decrease in other current liabilities of approximately $1.6 million, and a decrease in other non-current liabilities of $0.5 million. These changes were offset primarily by a decrease in prepaid income taxes of approximately $2.6 million, an increase in accounts payable of approximately $2.6 million, an increase in accrued expenses of approximately $7.1 million, and an increase in legal settlement accrual of $0.5 million.

Net cash used in operating activities for the year ended December 31, 2020 included a net loss of approximately $7.0 million, adjusted for non-cash items of approximately $1.7 million for depreciation and amortization, approximately $25.5 million for provision for unrecoverable advances and approximately $1.5 million for stock-based compensation expense. Further changes in cash flows from operations included an increase in Member advances of approximately $35.2 million, an increase in prepaid income taxes of approximately $4.0 million, an increase in prepaid expenses and other current assets of approximately $2.6 million, and a decrease in income taxes payable of approximately $0.5 million. These changes were offset primarily by an increase in accrued expenses of approximately $3.4 million, an increase in other current liabilities of approximately $2.5 million, an increase in accounts payable of approximately $2.0 million, and an increase in legal settlement accrual of approximately $3.2 million.

Cash Flows From Investing Activities

During the year ended December 31, 2021, net cash provided by investing activities was approximately $3.0 million. This included the sale of marketable securities of approximately $9.4 million, partially offset by the capitalization of internally developed software costs of approximately $6.1 million, and the purchase of property and equipment of approximately $0.4 million.

During the year ended December 31, 2020, net cash provided by investing activities was approximately $3.4 million. This included the sale of marketable securities of approximately $7.8 million, partially offset by the capitalization of internally developed software costs of approximately $4.0 million, the purchase of property and equipment of approximately $0.2 million, and the purchase of marketable securities of approximately $0.1 million.

Cash Flows From Financing Activities

During the year ended December 31, 2021, net cash provided by financing activities was approximately $65.0 million, which consisted of $70.0 million in borrowings and approximately $1.7 million in proceeds from for stock option exercises, partially offset by approximately $3.9 million in line of credit repayments and approximately $2.8 million in issuance cost payments. The $70 million in borrowings consisted of $55 million under the Existing Credit Facility and $15 million from a pre-funding of Alameda Research’s PIPE Investment. For more information on the Existing Financing Agreement and Alameda Research’s PIPE Investment, see “—Recent Developments.”

During the year ended December 31, 2020, net cash provided by financing activities was approximately $4.2 million, which consisted of $3.9 million in line of credit borrowings and approximately $0.3 million in proceeds from issuance of common stock for stock option exercises, including early exercises.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) fair value of derivatives; (iv) valuation of notes payable and warrant liabilities; and (v) allowance for unrecoverable advances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Please refer to Note 2 in our accompanying audited consolidated financial statements for the year ended December 31, 2021 included in this Amendment No.1 to the Form 8-K.

While our significant accounting policies are described in the notes to our audited consolidated financial statements, we believe that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding our financial condition and historical and future results of operations.

Fair Value of Financial Instruments

We are required to account for certain financial instruments at fair value with changes in fair value reported in earnings, and may elect fair value accounting for certain other financial instruments in accordance with U.S. GAAP.

Financial instruments carried at fair value include marketable securities, derivative assets related to loans to stockholders, warrant liability and the derivative liability related to the 2018 Convertible Notes.

We apply the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards (“ASC”) ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use the following hierarchy in measuring the fair value of our assets and liabilities, focusing on the most observable inputs when available:

•	Level 1. Quoted prices in active markets for identical assets or liabilities.
•

Level 2. Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3. Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Derivative Asset

We recorded a derivative asset related to the call option on loans to stockholders. The derivative asset is carried at estimated fair value on our consolidated balance sheets. Changes in the estimated fair value of the derivatives are reported as (gain) loss on derivatives in the accompanying consolidated statements of operations. We utilize the binomial option pricing model to compute the fair value of the derivative asset and to mark to market the fair value of the derivative at each balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.

Warrant Liability

We recorded a warrant liability associated with the $100.0 million Existing Financing Agreement with Victory Park Management, LLC. The warrant liability is carried on our consolidated balance sheets as a long-term liability estimated at fair value. Changes in the estimated fair value of the warrant liability are reported as (gain) loss in the accompanying consolidated statements of operations. We utilize the binomial option-pricing model to compute the fair value and to mark to market the fair value of the warrant liability at each consolidated balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.

Note Payable

The Company has elected to measure the note payable debt instrument at fair value using the fair value option of ASC 825-10. We identified an embedded derivative related to a convertible feature in our promissory note with Alameda Research and in accordance with ASC 815-15-25-1 criterion (b), since we have elected to apply the fair value option to the debt, the Contingently Exercisable Share Settled Put/Call Option and any other embedded features will not be separated from the debt host. The note payable is carried on our consolidated balance sheets as a current liability estimated at fair value with changes in fair value reflected in earnings. We used a market yield approach to determine the fair value of the promissory note. The market yield approach model includes subjective input assumptions that can materially affect the fair value estimates.

Fair Value of Common Stock

We are required to estimate the fair value of the common stock underlying our share-based awards. The fair value of the common stock underlying our stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by our Board of Directors. Our Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for our Common Stock, the valuation has been determined using appropriate valuation methodologies in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

We considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	Historical financial performance;

•	Our business strategy;

•	Industry information, such as external market conditions and trends;

•	Likelihood of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale given prevailing market conditions and the nature and history of our business;

•	Prices, privileges, powers, preferences and rights of our convertible preferred stock relative to those of Dave Common Stock;

•	Forecasted cash flow projections for Dave’s business;

•	Publicly traded price of the special purpose acquisition company (“SPAC”);

•	Primary preferred stock financings and secondary common stock transactions of our equity securities;

•	Lack of marketability/illiquidity of the common stock underlying our stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event, the derived discount rate, and the selected multiples that are applied to our financial statistics are significant assumptions used to estimate the fair value of our common stock. If we had used different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

During 2019 and 2020, our estimated fair value of our common stock remained relatively consistent before a potential public listing through a business combination with a special purpose acquisition company was first considered in 2021 (“SPAC Transaction”).

The fair value for our common stock was estimated to be $0.935 per share as of August 5, 2019 (“August 2019 Valuation”) and $0.981 per share as of August 30, 2020 (“August 2020 Valuation”). In 2021, our management team first contemplated a SPAC Transaction, which was incorporated in the June 7, 2021 valuation that resulted in a fair value for our common stock of $8.67 per share (“June 2021 Valuation”). The SPAC Transaction was considered in the subsequent valuation performed as of October 6, 2021 that resulted in a fair value for Dave’s common stock of $10.80 per share (“October 2021 Valuation”).

The August 2019 Valuation and August 2020 Valuations were completed prior to the contemplation of the Business Combination, and at the time of these valuations our management did not expect a near-term exit. The August 2019 Valuation was performed at the time of the close of Dave’s Series B-1 and B-2 preferred equity financings (“Series B Financing”). Since no near-term exit was expected, the August 2019 Valuation was performed using the market approach, specifically the subject company transaction method was performed using a single option pricing model (“OPM”) as the allocation method. As a result, the fair value of our common stock was inferred from the Series B Financing. The August 2020 Valuation was performed using the market approach, specifically the guideline public company method (“GPCM”) and used a single OPM as the allocation methodology. The GPCM was performed by first considering the Series B Financing’s implied revenue multiple from the August 2019 valuation report, and then was adjusted based on changes in the guideline public company’s multiples since the Series B Financing occurred, with consideration for adjustments based on our comparative operational performance between the periods.

The June 2021 Valuation and October 2021 Valuation both used the hybrid method, wherein a probability-weighted expected return model (“PWERM”) incorporated an expected near-term SPAC exit scenario as well as an OPM. The OPM was used to model the value of common stock in a delayed exit/stay private scenario. Total equity values for each scenario management identified were estimated as of the measurement date. The delayed exit/stay private scenario total equity value was estimated using the discounted cash flow method under the income approach and the GPCM under the market approach. The total equity value in the SPAC Transaction scenario included in the June 2021 Valuation was determined based on the expected Business Combination pre-money valuation. The common stock price per share in the SPAC Transaction scenario included in the October 2021 Valuation was determined based on the publicly traded price of the SPAC as of the valuation date. Our management’s estimated probability for each scenario occurring at each valuation date was applied to the respective scenario’s indicated common stock value to arrive at the estimated fair value of common stock.

The increase in the fair value of our common stock between the August 2019 and August 2020 Valuations, and the June 2021 Valuation and the October 2021 Valuation was predominantly due to our progress towards completing the Business Combination that was not known or knowable at the earlier valuation dates. As previously discussed, the August 2019 Valuation utilized the Series B financing to determine the value of common stock in a single OPM. The August 2020 Valuation relied upon the GPCM with valuation multiples selected considering the implied multiples at the time of the Series B Financing, with appropriate adjustments to the multiples to account for changes in our financial and operational performance as well as to reflect changes in the guideline public companies’ multiples and comparative performance, from the close of the Series B financing to the August 2020 valuation date. In early 2021, we first contemplated a SPAC Transaction and began taking the necessary steps to prepare for a business combination with VPCC. The necessary steps undertaken to prepare for the Business Combination included meeting with VPCC and investment bankers, discussing timing expectations, and negotiating the preliminary letter of intent with VPCC. As our ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of Dave’s equity as of the June 2021 Valuation took into consideration the indicated equity value implied by the negotiations as well as the uncertainty inherent in the future key milestones including execution of the Merger Agreement and VPCC’s shareholder vote. Similarly, the increase in the common stock value to $10.80 per share in the October 2021 Valuation resulted primarily from an increase in the probability of the near-term SPAC Transaction closing and an increase in the value of common stock in that scenario due to the passage of time and an increase in the SPAC’s publicly traded price as compared to the SPAC Transaction’s negotiated pre-money valuation. As a result, the increase in Dave’s common stock fair value between the valuation dates resulted directly from both the increase in the pre-money valuation and acceleration of the timing of an exit, from the Series B Financing to the Business Combination.

Please refer to Note 2 in our accompanying audited consolidated financial statements for the year ended December 31, 2021 included in this Amendment No.1 to the Form 8-K.

Allowance for Unrecoverable Advances

We maintain an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in outstanding Member advances. We currently estimate the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of the nature of volume of the portfolio and projections of future economic conditions involve a high degree of subjectivity. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statement of operations.

We consider advances over 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written-off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries of Member advances written-off, if any, are recorded as a reduction to Member advances when collected, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances expense in the consolidated statements of operations.

Income Taxes

We follow ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. We have estimated approximately $0.5 million and $0.1 of uncertain tax positions as of December 31, 2021 and 2020, respectively, related to state income taxes and research tax credits.

Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. We recognized approximately $0.004 million and $0.003 million of interest expense and penalties as a component of income tax expense during the years ended December 31, 2021 and 2020, respectively. There was approximately $0.007 million and $0.003 million of accrued interest and penalties as of December 31, 2021 and 2020, respectively.

We are subject to income tax in jurisdictions in which we operate, including the United States. For U.S. income tax purposes, we are taxed as a C-corporation.

We recognize deferred taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. We recorded a valuation allowance against our deferred tax assets, net of certain deferred tax liabilities, at December 31, 2021 and 2020. Based upon management’s assessment of all available evidence, we have concluded that it is more-likely-than-not that the deferred tax assets, net of certain deferred tax liabilities, will not be realized.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company and to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of our accompanying audited consolidated financial statements included in this Amendment No.1 to the Form 8-K for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2021 and 2020.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (1) the last day of the fiscal year (a) following March 4, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recently Issued Accounting Standards

Refer to Note 2, “Significant Accounting Policies,” of our audited consolidated financial statements included in this Amendment No.1 to the Form 8-K for a discussion of the impact of recent accounting pronouncements.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2021 and 2020 material weaknesses in our internal control over financial reporting were identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. For more information concerning the material weaknesses identified, see section titled “Risk Factors—Dave identified material weaknesses in our internal control over financial reporting in its audited financial statements for the years ended December 31, 2021 and 2020 and if Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price.”

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

We hold cash and cash equivalents and marketable securities for working capital purposes. We do not have significant exposure to market risk with respect to investments, as any investments we enter into are primarily highly liquid investments. As of December 31, 2021, we had cash and cash equivalents and marketable securities of $40.6 million, consisting of operating, savings and money market accounts which are not materially affected by changes in the general level of U.S. interest rates. Furthermore, all of the Convertible Notes issued by us accrue interest at a fixed rate.

We also have interest rate exposure as a result of our outstanding term loans under the Existing Financing Agreement. As of December 31, 2021, the aggregate outstanding principal amounts of the term loans was $35.0 million. The term loans bear interest at an annual rate equal to 6.95% plus a base rate defined as the greater of three-month LIBOR (as of the last day of each calendar month) and 2.55%. In November 2021, Dave OD Funding entered into an amendment of the Existing Financing Agreement which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR and 2.55% (a total of 11.5% as of December 31, 2021). If overall interest rates increase by 100 basis points, our interest expense would not be significantly affected.

Credit Risk

Financial instruments that potentially subject us to credit risk consist of cash, Member advances and deposits. We maintain our cash with major financial institutions. At times, cash account balances with any one financial institution may exceed FDIC insurance limits ($250,000 per depositor per institution). We believe the financial institutions that hold our cash are financially sound and, accordingly, minimal credit risk exists with respect to cash. Our payment processors also collect cash on our behalf and will hold these cash balances temporarily until they are settled the next business day. The Member advances are also subject to credit risk. See “Risk Factors—Risk Related to Our Business and Industry—Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.”

Inflation Risk

Historically, inflation did not have a material effect on our business, results of operations, or financial condition. During 2021, inflation has begun to increase. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations and financial condition.

Exhibit 99.5

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included in the Form 8-K.

VPCC is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma combined financial information presents the combination of the financial information of VPCC and Dave adjusted to give effect to the Business Combination and related Transactions.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). VPCC has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma combined financial information. Defined terms included below have the same meaning as terms defined and included elsewhere in the Form 8-K.

The historical financial information of VPCC was derived from the audited consolidated financial statements of VPCC as of December 31, 2021 and the period from January 14, 2021 (Inception) through December 31, 2021, incorporated from the Form 10-K. The historical financial information of Dave was derived from the audited consolidated financial statements of Dave as of December 31, 2021 and 2020, and for the years then ended, included elsewhere in this Form 8-K/A. This information should be read together with Dave’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave” and other financial information included elsewhere in this Form 8-K/A, and VPCC’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information incorporated from the Form 10-K, as well as the risk factors set forth under the section titled “Risk Factors” incorporated from the Form 10-K.

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC is treated as the “accounting acquiree” and Dave as the “accounting acquirer” for financial reporting purposes. Dave was determined to be the accounting acquirer primarily based on evaluation of the following facts and circumstances upon the closing of the Business Combination:

•

Existing Dave Stockholders collectively own a majority of the outstanding shares of the Combined Company immediately following the Closing (92.1% after redemptions of the public stockholders of VPCC) and hold a majority of the voting power immediately following the Closing (96.4% after redemptions of the public stockholders of VPCC including the repurchase of certain shares of Combined Company Class A and Class V Common stock held by Selling Holders pursuant to the Repurchase Agreement);

•

by virtue of such voting interest upon the Closing, existing Dave Stockholders have the ability to control decisions regarding the election and removal of directors and officers of the Combined Company following the Closing;

•	Dave’s senior management is the senior management of the Combined Company.

Additionally, Dave’s business comprises the ongoing operations of the combined company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Dave issuing shares for the net assets of VPCC, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of Dave became the historical financial statements of the Combined Company, and VPCC’s assets and liabilities have been consolidated with Dave beginning on the Closing Date.

The unaudited pro forma combined balance sheet as of December 31, 2021 assumes that the Business Combination and related Transactions occurred on December 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination and related Transactions as if they had occurred on January 1, 2021. Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related Transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. The Combined Company will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company.

The Business Combination and Related Transactions

The aggregate merger consideration for the Business Combination was $3.5 billion, payable in the form of shares of VPCC Common Stock valued at $10.00 per share. As part of the recapitalization, there are 951,622 Founder Holder Contingent Closing Shares and 1,586,037 forfeitable Founder Holder Earnout Shares which were subject to certain market vesting conditions in two tranches. The unaudited pro forma combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

All Founder Holder Contingent Closing Shares were forfeited as part of the Business Combination based on redemptions of the VPCC Class A Common Stock as follows:

•

All Founder Holder Contingent Closing Shares forfeited: if the Net Redemption Percentage equals or exceeds 35%, then 100% of the Founder Holder Contingent Closing Shares shall be automatically forfeited by the Founder Holders and cancelled for no consideration. As the Net Redemption Percentage exceeded 35%, all 951,622, or 100%, of the Founder Holder Contingent Closing Shares were forfeited.

The Founder Holder Earnout Shares are triggered by the below events beginning on the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing:

•

Sixty percent (60%) of the Founder Holder Earnout Shares (951,622 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I, which is defined as the first date on which the Common Share Price is equal to or greater than twelve dollars and fifty cents ($12.50) after the Closing Date, but within the Earnout Period (as defined in the Merger Agreement); provided, that

(i)

in the event of a change of control pursuant to which VPCC Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least twelve dollars and fifty cents ($12.50) to each share of VPCC Class A Common Stock (as agreed in good faith by Sponsor and the VPCC Board), then Triggering Event I shall be deemed to have occurred and;

(ii)

in the event that, and as often as, the number of outstanding shares of VPCC Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price (as defined in the Merger Agreement) threshold (i.e., twelve dollars and fifty cents ($12.50)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change; and

•

The remaining Founder Holder Earnout Shares (634,415 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II, which is defined as the first date on which the Common Share Price is equal to or greater than fifteen dollars ($15.00) after the Closing Date, but within the Earnout Period; provided, that

(i)

in the event of a change of control pursuant to which VPCC Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least fifteen dollars ($15.00) to each share of VPCC Class A Common Stock (as agreed in good faith by Sponsor and the VPCC Board), then Triggering Event II shall be deemed to have occurred and;

(ii)

in the event that, and as often as, the number of outstanding shares of VPCC Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., fifteen dollars ($15.00)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.

The Founder Holder Earnout Shares were recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Founder Holder Earnout Shares is treated as a deemed dividend and since Dave does not have retained earnings, the issuance will be recorded within additional-paid-in-capital (“APIC”) and have a net nil impact on APIC. Dave determined the fair value of the Founder Holder Earnout Shares to be approximately $12.1 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The unaudited pro forma combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

Concurrently with the execution of the Merger Agreement, VPCC, Dave and Selling Holders entered into the Repurchase Agreement, pursuant to which, among other things, VPCC agreed to repurchase a certain number of shares of Combined Common Stock from the Selling Holders (including shares of Combined Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger. The Repurchase was contingent on the amount of VPCC Available Cash being in excess of $300 million. If VPCC Available Cash exceeded $300 million, the number of shares of Combined Company Common Stock subject to the Repurchase would be equal to the Aggregate Repurchase Price, divided by $10.00 (provided that in no event would the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Combined Company Common Stock subject to the Repurchase was allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. Mr. Wilk is one of Dave’s current directors and is the Chief Executive Officer of Dave, and, as mentioned above, Mr. Beilman is the Chief Financial Officer of Dave. The Transactions contemplated by the Merger Agreement, including the Mergers, constituted a Business Combination as contemplated by VPCC’s Existing Charter. The Merger was consummated in accordance with the Merger Agreement and Delaware General Corporation Law. Since Parent Cash did not exceed $300 million, there were no repurchases.

On March 3, 2021, Dave issued 8,458,481 stock options to Mr. Wilk. The stock options vest in seven tranches, each of which are vested by satisfying all three vesting conditions: (i) the occurrence of a Liquidity Event, which is defined as the first of (a) the shares of Dave becoming publicly traded on an internationally recognized stock exchange, which includes a merger resulting in the common stock of the surviving company registered under the Exchange Act or publicly traded on an internationally-recognized stock exchange or (b) a Corporate Transaction which is defined as a change in control, reorganization, merger or transfer of all Dave’s assets, (ii) the achievement of a specific stock price milestone and (iii) subject to the continuous employment by Mr. Wilk. The first tranche is one-third of, and the remaining six tranches are one-twelfth of the 8,458,481 shares. The CEO stock options fair value on the grant date was approximately $10.5 million. Upon the closing of the Business Combination, the Combined Company recognized a cumulative charge to compensation expense and recognized the remaining compensation cost over the derived service period.

On August 17, 2021 Alameda Research, a PIPE investor agreed to pre-fund its obligation under the original Subscription Agreement to subscribe for 1,500,000 shares of Class A Common Stock for $15.0 million of the aggregate PIPE subscription amount. On August 17, 2021, Dave issued a Promissory Note with a principal amount of $15.0 million to Alameda Research and amended the Subscription Agreement to satisfy Alameda Research’s obligation to pay the $15.0 million purchase price under the Alameda Subscription Agreement by way of a full discharge of Dave’s obligations to pay the principal under the Promissory Note. Upon the closing of the Business Combination, the Promissory Note was automatically discharged upon the Combined Company’s issuance of 1,500,000 shares of Class A Common Stock to Alameda Research.

On January 27, 2021, Dave issued warrants contemporaneously with a debt facility. The warrants vest and become exercisable based on the Dave’s aggregated draw on the Debt Facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event and (ii) the consummation of a liquidity event. Immediately prior to the close of the Business Combination, 1,664,394 of the vested warrants were exercised and net settled for 450,843 shares of Class A Common Stock of Dave. Dave and the warrant holders determined Dave would repurchase the exercised shares contingent on the amount of VPCC Available Cash being in excess of $300.0 million. Since Parent Cash did not exceed $300.0 million, there were no repurchases.

The pro forma adjustments giving effect to the Business Combination and related Transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma combined financial statements:

•	the First Merger;

•	immediately following the consummation of the First Merger, the Second Merger;

•	the consummation of the Business Combination and reclassification of cash held in VPCC’s trust account to cash and cash equivalents, net of redemptions (see below);

•	the consummation of the PIPE Investment;

•	the conversion of certain Dave liabilities to equity;

•	the conversion of the Series A, Series B-1 and Series B-2 Convertible Preferred Shares (“Dave Preferred Stock”) to permanent equity;

•	the exercise and net settlement of the Dave warrants issued in connection with the Senior Secured Debt Facility;

•	the accounting for transaction costs incurred by both VPCC and Dave;

•	the exercise of the Dave call options and derecognition of the related loans, related accrued interest receivable and derivative asset to stockholders;

•	the accounting for Mr. Wilk’s stock options which include vesting terms satisfied by the Business Combination; and

•	the discharge of Dave’s obligation to pay the Promissory Note in exchange for shares of the Combined Company.

The unaudited pro forma combined financial information also reflects the redemption into cash of VPCC’s common stock by public stockholders of VPCC who elected to exercise their redemption rights for a total of 22,417,767 shares and an aggregate payment of $224.2 million:

The existing Dave Stockholders held 342,649,141 of the Combined Company Common Stock immediately after the Business Combination, which approximates a 92.1% ownership level. The following summarizes the pro forma common shares outstanding (excluding the potential dilutive effect of Dave Options, VPCC Warrants and the Founder Holder Earnout Shares as further described in Note 4):

	Class A Shares	Class V Shares	%
Stockholders
Former Dave stockholders and preferred shareholders	294,198,502	48,450,639	92.1%
VPCC sponsor shares (1)	3,806,491	—	1.0%
Founder Holder Earnout Shares (2)	1,586,037	—	0.4%
VPCC public stockholders	2,959,065	—	0.8%
PIPE Investment	21,000,000	—	5.7%

Total shares of Dave common stock outstanding at closing of the Transaction	323,550,095	48,450,639	100.0%

(1)

VPCC sponsor shares exclude 951,622 shares of Class A Common Stock that are subject to forfeiture based on number of redemptions (the “Founder Holder Contingent Closing Shares”). All Founder Holder Contingent Shares were forfeited as the net redemption percentage exceeded 35% per the merger agreement.

(2)

Founder Holder Earnout Shares subject to market vesting conditions: (i) 951,622 Founder Holder Earnout Shares are vested upon Triggering Event I and (ii) 634,415 Founder Holder Earnout Shares are vested upon Triggering Event II.

The following unaudited pro forma combined balance sheet as of December 31, 2021 and the unaudited pro forma combined statements of operations for the year ended December 31, 2021 are based on the historical financial statements of VPCC and Dave. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(in thousands, except share data)

	As of December 31, 2021				As of December 31, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$32,009	$80	253,789	3A	$226,554
			195,000	3D
			(30,129)	3H
			(224,195)	3B
Marketable securities	8,226	—			8,226
Member advances, net of allowance for unrecoverable advances	49,013	—			49,013
Prepaid income taxes	1,381	—			1,381
Deferred issuance costs	5,131		(5,131)	3H	—
Prepaid expenses and other current assets	4,443	—			4,443
Prepaid expenses	—	750			750

Total current assets	100,203	830	189,334		290,367
Property and equipment, net	685	—			685
Lease right-of-use assets	2,702	—			2,702
Intangible assets, net	7,849	—			7,849
Derivative asset on loans to stockholders	35,253	—	(35,253)	3K	—
Debt facility commitment fee, long-term	131				131
Restricted cash, net of current portion	363	—			363
Investments held in Trust Account	—	253,789	(253,789)	3A	—

Total assets	$147,186	$254,619	(99,708)		$302,097

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$13,044	$—			$13,044
Accrued expenses	13,045	5,036			18,081
Lease liabilities, short-term	1,920				1,920
Legal settlement accrual	3,701				3,701
Note payable	15,051		(15,051)	3I	—
Credit facility	20,000				20,000
Convertible debt, current	695		(695)	3E	—
Interest payable, convertible notes	25	—	(25)	3E	—
Other current liabilities	1,153	—			1,153

Total current liabilities	68,634	5,036	(15,771)		57,899
Lease liabilities, long-term	970	—			970
Debt facility, long-term	35,000				35,000
Warrant liability	3,726	16,306	(3,726)	3L	16,306
Other non-current liabilities	119	—			119
Deferred underwriting fee payable	—	8,882			8,882

Total liabilities	108,449	30,224	(19,497)		119,176

Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001	9,881	—	(9,881)	3F	$—
Series B-1 convertible preferred stock, par value per share $0.000001	49,675	—	(49,675)	3F	—
Series B-2 convertible preferred stock, par value per share $0.000001	12,617	—	(12,617)	3F	—
Class A common stock subject to possible redemption	—	253,766	(253,766)	3C	—

Total convertible preferred stock	72,173	253,766	(325,939)		—

	As of December 31, 2021				As of December 31, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ deficit:
Common stock, par value per share $0.000001	0.1	—	—	3E	0.1
			—	3F
			—	3G
			—	3K
Preferred stock, $0.0001 par value	—	—			—
Class A common stock, $0.0001 par value	—	—	2	3C	2
			(2)	3B	(2)
Class B common stock, $0.0001 par value	—	1	(1)	3G	—
Class V common stock, $0.0001 par value			1	3G	1
Treasury stock	(5)	—			(5)
Additional paid-in capital	14,658	—	253,764	3C	217,762
			195,000	3D
			720	3E
			72,173	3F
			(29,372)	3G
			(35,260)	3H
			1,939	3J
			(15,192)	3K
			(35,253)	3K
			3,726	3L
			15,051	3I
			(224,193)	3B
Loans to stockholders	(15,192)	—	15,192	3K	(0)
Accumulated deficit	(32,897)	(29,372)	29,372	3G	(34,836)
			(1,939)	3J
Total stockholders’ deficit	(33,436)	(29,372)	245,729		182,921

Total liabilities, convertible preferred stock , and stockholders’ deficit	$147,186	$254,619	(99,707)		$302,097

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	(in thousands, except share data)
	Year Ended December 31, 2021	Period From January 14, 2021 (Inception) Through December 31, 2021			Year Ended December 31, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating revenues:
Service based revenue, net	$142,182	$—			$142,182
Transaction based revenue, net	10,831	—			10,831

Total operating revenues, net	153,013	—	—		153,013

Operating expenses:
Provision for unrecoverable advances	32,174	—			32,174
Processing and servicing fees	23,459	—			23,459
Advertising and marketing	51,454	—			51,454
Compensation and benefits	49,544	—	2,290	3DD	51,834
Other operating expenses	43,260	—			43,260
Formation and operational costs	—	6,377			6,377

Total operating expenses	199,891	6,377	2,290		208,558

Other (income) expense:
Interest income	(287)	—	279	3FF	(8)
Interest expense	2,545	—	(12)	3BB	2,482
			(51)	3HH
Legal settlement and litigation expenses	1,667	—			1,667
Other strategic financing and transactional expenses	264	—			264
Changes in fair value of derivative asset on loans to stockholders	(34,791)	—	34,791	3EE	—
Changes in fair value of warrant liability	3,620	(3,062)	(3,620)	3GG	(3,062)
Transaction costs allocated to warrant liabilities	—	601			601
Fair value of Private Placement Warrant liability in excess of proceeds received	—	1,377			1,377
Interest earned on marketable securities held in Trust Account	—	(23)	23	3AA	—

Total other (income) expenses, net	(26,982)	(1,107)	31,410		3,321

Net loss before provision for income taxes	(19,896)	(5,270)	(33,700)		(58,866)
Provision for income tax	97	—	—	3CC	$97

Net loss	$(19,993)	$(5,270)	$(33,700)		$(58,963)
Net loss per share of common stock—basic and diluted	$(0.20)
Weighted average shares of common stock outstanding—basic	100,839,231
Weighted average shares of common stock outstanding—diluted	100,839,231
Net loss per share—Class A common stock redeemable shares—basic and diluted		$(0.19)			$(0.16)
Weighted average shares outstanding—Class A common stock redeemable shares—basic and diluted		21,782,802		4	321,964,058
Net loss per share—Class B—basic and diluted		$(0.19)
Weighted average shares outstanding—Class B—basic and diluted		6,244,094
Net loss per share—Class V—basic and diluted					$(0.16)
Weighted average shares outstanding—Class V—basic and diluted				4	48,450,639

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

NOTE 1—BASIS OF PRESENTATION

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC is treated as the “accounting acquiree” and Dave as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Dave issuing shares for the net assets of VPCC, followed by a recapitalization. The net assets of VPCC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Dave.

The unaudited pro forma combined balance sheet as of December 31, 2021 assumes that the Business Combination and related Transactions occurred on December 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis that Dave is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related Transactions are based on certain currently available information and certain assumptions and methodologies that Dave believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Dave believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of VPCC and Dave.

NOTE 2—ACCOUNTING POLICIES AND RECLASSIFICATIONS

Upon consummation of the Business Combination, management performed a comprehensive review of the two entities’ accounting policies. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma combined financial information. As a result, the unaudited pro forma combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma combined financial statements, certain reclassifications were made to align VPCC’s financial statement presentation with that of Dave.

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Business Combination and related Transactions and has been prepared for informational purposes only.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Dave has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. Dave has not reflected the income tax benefit in the pro forma statement of operations, as Dave does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

The unaudited pro forma combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statement of operations are based upon the number of Dave’s shares outstanding, assuming the Business Combination and related Transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2021 are as follows:

(A)	Reflects the reclassification of $253.8 million held in the Trust Account to cash and cash equivalents.

(B)	Reflects the reduction in cash and VPCC’s APIC in the amount of $224.2 million related to the redemptions.

(C)	Reflects the reclassification of VPCC’s Common Stock subject to possible redemption into permanent equity.

(D)

Reflected cash proceeds from the concurrent PIPE Investment in the amount of $195.0 million and corresponding offset to APIC, excluding the $15.0 million PIPE prefunding with Alameda Research. The total PIPE Investment including the prefunding was $210.0 million.

(E)

Reflects the conversion of approximately $0.7 million of Dave convertible notes and approximately $0.03 of accrued interest into fully vested shares of VPCC Common Stock. Using an estimated exchange ratio of 1.354388, the $0.72 million of Dave liabilities convert into approximately 225,331 shares of Combined Company Common Stock upon the consummation of the Business Combination.

(F)	Reflects the conversion of the Dave Preferred Stock into Dave Common Stock in accordance with the Merger Agreement.

(G)	Reflects the elimination of VPCC’s retained earnings and Dave’s par value of common shares upon consummation of the Business Combination.

(H)

Reflects an adjustment of approximately $30.1 million to reduce cash and approximately $5.1 million to reduced deferred offering costs for transaction costs incurred by VPCC and Dave in relation to the Business Combination and PIPE Investment, including advisory, banking, printing, legal and accounting services. As part of the Business Combination, approximately $35.3 million was determined to be equity issuance costs and offset to additional-paid-in-capital.

(I)

Reflects the conversion of approximately $15.1 million of Dave notes payable held at fair value related to the amended PIPE subscription agreement in August 2021 with Alameda Research into fully vested shares of VPCC common stock.

(J)

Reflects compensation expense of approximately $1.9 million recorded in additional-paid-in-capital and offset to accumulated deficit, related to Mr. Wilk’s stock options which vested upon closing of the Business Combination. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there was a cumulative expense for the amount vested between the grant date and the date of the Business Combination. The cumulative stock-based compensation expense as of the date of the Business Combination was $1.9 million. See Note (DD) for further details.

(K)

Reflects the exercise of Dave call options in exchange for the forgiveness of the related loans to stockholders of approximately $14.5 million and related accrued interest receivable of $0.7 million. Dave reclassified the loan and derivative asset of approximately $35.3 million to APIC. See Note (EE) for further details.

(L)

Reflects the net share settlement of 1,664,394 Dave warrants issued in connection with the Senior Secured Debt Facility into 332,876 shares immediately prior to the Business Combination. Using the exchange ratio of 1.354388, the shares converted into approximately 450,843 VPCC shares on a post combination basis. The cashless exercise is treated as a reclassification of the warrant liability of $3.6 million to APIC, with no repurchase of common stock.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2021 are as follows:

(AA)	Elimination of interest income and unrealized gain on the Trust Account.

(BB)

Elimination of interest expense of $0.01 million for the year ended December 31, 2021 related to Dave convertible debt that converted to Combined Company Common Stock upon the closing of the Business Combination.

(CC)

The net effect of all adjustments impacting the pro forma statement of operations results in a reduction of the income tax benefit of approximately $7.1 million for the year ended December 31, 2021 based on the application of the blended statutory tax rate of 21%. However, Dave has not reflected the income tax benefit in the pro forma statement of operations, as Dave does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

(DD)

Reflects compensation expense related to Mr. Wilk’s stock options. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there was a cumulative expense for the amount vested between the grant date and the date of the Business Combination. Stock-based compensation expense for the year ended December 31, 2021 was approximately

$2.3 million, inclusive of a cumulative expense of approximately $1.9 million. The cumulative expense recognized is a non-recurring item. See NOTE (J) for further details. This is a non-recurring item.

(EE)	Reflects the elimination of historical changes in fair value of the call option of approximately $34.8 million for the year ended December 31, 2021. This is a non-recurring item.

(FF)	Elimination of interest income from the loans to stockholders related to the call option of approximately $0.3 million for the year ended December 31, 2021.

(GG)

Reflects the elimination of historical changes in fair value of the Dave warrant of approximately $3.6 million for the year ended December 31, 2021 upon exercise of the warrant immediately prior to the closing of the Business Combination. This is a non-recurring item.

(HH)	Reflects the elimination of historical changes in fair value of the Dave Note Payable of approximately $0.05 million for the year ended December 31, 2021.

NOTE 4—EARNINGS PER SHARE

Represents the net earnings per share calculated under the two-class method using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and PIPE Investment, assuming the shares were outstanding since January 1, 2021. VPCC used the two-class method to compute net income per common share, because it had issued multiple classes of common stock. The two-class method requires earnings for the period to be allocated between multiple classes of common stock based upon their respective rights to receive distributed and undistributed earnings. As the Business Combination and PIPE Investment are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma combined financial information has been prepared for the year ended December 31, 2021:

	(in thousands, except share data)
	Redemptions
Stockholders	Class A Shares	Class V Shares
Numerator
Net loss (in thousands)	$(51,250)	$(7,712)
Denominator (1)
Former Dave stockholders and preferred stockholders	294,198,502	48,450,639
VPCC sponsor shares (2)	3,806,491	—
VPCC public stockholders	2,959,065	—
PIPE Investment	21,000,000	—

Total shares of Dave common stock outstanding at closing of the Transaction	321,964,058	48,450,639
Net loss per share
Basic and diluted	$(0.16)	$(0.16)

(1)	The denominator excludes the effect of the Founder Holder Earnout Shares due to the uncertainty related to the market vesting conditions.
(2)

Founder Shares excluding 951,622 shares of VPCC Class A Common Stock subject to forfeiture dependent on the number of redemptions (the “Founder Holder Contingent Closing Shares”). All Founder Holder Contingent Shares are forfeited as the net redemption percentage exceeded 35% per the merger agreement.

VPCC had 6,344,150 Public Warrants and 5,100,214 Private Warrants outstanding as of December 31, 2021. Each VPCC Warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These VPCC Warrants are not exercisable until (i) 30 days after the closing of the Business Combination or (ii) 12 months from the closing of the IPO. As the Combined Company is in a loss position in 2021, any shares issued upon exercise of these VPCC Warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

Dave had Dave Warrants outstanding as of December 31, 2021. The Dave Warrants were exercisable for a variable number of shares determined by a fixed percentage of the outstanding equity upon achievement of specified thresholds of the aggregate amount of delayed draw term loans funded by the lenders. Each Dave Warrant entitled the holder to purchase one share of Dave Common Stock at a variable price per share. The 1,664,394 Dave Warrants were share settled immediately prior to Closing and are reflected in the table above. See Note (L) above for further details.

There were 24,407,476 Dave Options outstanding immediately after the Business Combination. As the Combined Company is in a loss position in 2021, any shares issued upon exercise of these Dave Options would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

1265 South Cochran Avenue

Los Angeles, CA 90069

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On March 25, 2022, Dave Inc. (the “Company”) held an analyst day (the “Analyst Day”). A copy of the presentation that was used during the Analyst Day is attached to this Current Report on Form 8-K as Exhibit 99.1 and is also available on the Company’s website at www.dave.com.

The information contained in this Item 7.01, including the related information set forth in the presentation attached hereto as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Analyst Day Presentation dated March 25, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2022	Dave Inc.

	By:	/s/ John Ricci
Name: John Ricci
Title: General Counsel

Exhibit 99.1

Dave®

Banking for humans™

Dave
Welcome back Kira!
Available balance
$109
*1234
Get a $250 Extra Cash advance
Earn up to $75
Get $15 for each friend who takes an advance

March 2022

Exhibit 99.1 March 2022

Disclaimer 2 REGARDING FORWARD-LOOKING STATEMENTS FORWARD-LOOKING STATEMENTS This presentation of Dave Inc. (“Dave” or the “Company”) includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “future,” “growth,” “opportunity,” “well-positioned,” forecast, intend, seek, target, “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to, projected financial information, statements regarding estimates and forecasts of other financial and performance metrics, projected costs, and projections of market opportunity. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the business of Dave are based on current expectations that are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this presentation, and on the current expectations of Dave's management and are not predictions of actual performance. These forward- looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: the highly competitive industries in which Dave competes; the rapid technological developments in Dave’s industry necessary to continue providing Dave’s members with new and innovative products and services; if a substantial number of Dave members fail to repay the cash advance they receive; Dave may not be able to scale its business quickly enough to meet Dave members’ growing needs; Dave’s ability to acquire new members and retain current members or sell additional functionality and services to them; Dave may never achieve or sustain profitability; the uncertain regulatory environment in which Dave operates; Dave may be subject to governmental investigations or other inquiries by state, federal and local governmental authorities; the financial services industry continues to be targeted by new laws or regulations in many jurisdictions in which we operate; extensive regulation and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations; stringent and changing laws and regulations relating to privacy and data protection; Dave’s ability to remediate the material weakness in its internal controls over financial reporting; Dave’s forecasted operating results and projections rely in large part upon assumptions, analyses and internal estimates developed by Dave’s management; fraudulent and other illegal activity involving Dave’s products and services; a data security breach could expose us to liability and protracted and costly litigation; Dave’s management has limited experience in operating a public company; Dave transfers funds to members daily, which in the aggregate comprise substantial sums, and are subject to the risk of errors; Dave has guaranteed up to $50,000,000 of one of its subsidiary’s obligations under a credit facility, and currently that limited guaranty is secured by a first-priority lien against substantially all of Dave’s assets; if key banking relationships are terminated, Dave may not able to secure or successfully migrate client portfolios to a new bank partner or partners; Dave depends upon several third-party service providers for processing its transactions and providing other important services; Dave’s recent rapid growth, including growth in Dave’s volume of payments, may not be indicative of future growth. You are cautioned not to place undue reliance upon any forward-looking statements, including the projections, which speak only as of the date made. Dave does not undertake any commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, forward-looking statements, including any projections or analysis, should not be viewed as factual and should not be relied upon as an accurate prediction of future results. The forward-looking statements contained in this presentation are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on Dave. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of management’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Dave does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, you should not put undue reliance on these statements. USE OF PROJECTIONS This presentation contains financial forecasts with respect to certain financial measurements of Dave, including, but not limited to Dave’s projected Revenue and Adjusted EBITDA for Dave’s fiscal year 2022. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. Dave’s independent registered public accounting firm did not audit, review, compile, or perform any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, it did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this presentation. These projections should not be relied upon as being necessarily indicative of future results. Dave does not undertake any commitment to update or revise the projections, whether as a result of new information, future events or otherwise. In this presentation, certain of the above-mentioned projected information has been repeated (in each case, with an indication that the information is an estimate and is subject to the qualifications presented herein), for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” paragraph above. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Dave or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. INDUSTRY AND MARKET DATA In this presentation, Dave relies on and refers to information and statistics regarding the sectors in which Dave competes and other industry data. Dave obtained this information and statistics from third-party sources, including reports by market research firms. Although Dave believes these sources are reliable, the Company has not independently verified the information and does not guarantee its accuracy and completeness. Dave has supplemented this information where necessary with information from discussions with Dave members and Dave’s own internal estimates, taking into account publicly available information about other industry participants and Dave’s management’s best view as to information that is not publicly available. 2

Disclaimer 3 USE OF NON-GAAP FINANCIAL MEASURES The financial information and data contained in this presentation is unaudited and does not conform to Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any filing Dave makes with the SEC. This presentation contains references to Adjusted EBITDA, non-GAAP operating revenues, non-GAAP operating expenses, non-GAAP variable profit and non-GAAP variable profit margin of Dave, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted EBITDA as net loss attributable to Dave before the impact of interest income or expense, provision for income taxes, depreciation and amortization, and adjusted to exclude legal settlement and litigation expenses, other strategic financing and transaction expenses, stock-based compensation expense, and certain other non-core items. The Company defines and calculates non-GAAP operating revenues as operating revenues, net excluding direct loan origination costs and ATM fees. The Company defines and calculates non-GAAP operating expenses as operating expenses excluding non-variable operating expenses. The Company defines non-variable operating expenses as all advertising and marketing operating expenses, compensation and benefits operating expenses, and certain operating expenses (legal, rent, technology/infrastructure, depreciation, amortization, charitable contributions, other operating expenses, one-time Member account activation costs and non-recurring Dave Banking expenses). The Company defines and calculates non-GAAP variable profit as non-GAAP operating revenues excluding non-GAAP operating expenses. The Company defines and calculates non-GAAP variable profit margin as non-GAAP variable profit as a percent of non-GAAP operating revenues. These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Other companies may calculate non-GAAP measures differently, and therefore the non-GAAP measures of Dave included in this presentation may not be directly comparable to similarly titled measures of other companies. TRADEMARKS AND TRADE NAMES Dave owns or has rights to various trademarks, service marks and trade names that it uses in connection with the operation of its business. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended in, and does not imply, a relationship with Dave, or an endorsement or sponsorship by or of Dave. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Dave will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor in these trademarks, service marks and trade names.

Agenda

Intro & Market
Jason Wilk

Product Roadmap
Stan Hsing

Growth & Opportunity
Michael Goodbody

Financial Overview
Kyle Beilman

Dave
4

Intro & Market Jason Wilk Product Roadmap Stan Hsing Agenda Growth & Opportunity Michael Goodbody Financial Overview Kyle Beilman 4

Today's presenters

Jason Wilk
Co-Founder and CEO

Dave

Kyle Beilman
CFO

CENTERVIEW

Stan Hsing
VP Product

blend LendingClub

Michael Goodbody
CMO

credit karma wise

Dave

5

Today’s presenters Jason Wilk Kyle Beilman Co-Founder and CEO CFO Michael Goodbody Stan Hsing CMO VP Product 5

Jason Wilk, CEO Our Mission is to build products that level the ﬁnancial playing ﬁeld 6

35 131 MILLION MILLION Vulnerable Coping By our estimates, there are ~35 million people that are financially And there are an estimated 135mm people that are financially vulnerable, struggling with every aspect of their financial life. coping, struggling with some but not all aspects of their financial life. Those who: Those who: ● Overdraft 10-20x per year and are reliant on overpriced ● Overdraft several times per year, single pay credit solutions like overdraft. ● Need help building credit ● Need help building credit ● Need access to aﬀordable short and long term credit ● Need to find new work opportunities. ● Savings and investing tools 7

Our Founding

Dave

Capital One becomes first major bank to cancel overdraft fees

Robert Besser
5th December 2021, 21:57 GMT+11

Capital One Bank

(5 Years later)

Dave

8

Our Founding (31 year old me, convincing investors that overdraft fees were bad in 2017) (5 Years later) 8

- **Insights.** Connect any bank account and Dave confidently tracks user's upcoming bills to determine what's 'yours to spend'
- **Millions** of financial notifications sent to users to prevent overspending

9:41

Select amount
$200
$150
$100

- **SideHustle.** First neobank to help users put money in their pockets by tapping into the gig economy
- Highlights focus on **community-based approach**
- **2.9M+** job applications submitted since Sept. 2020

Dave

9

Dave Started as a Powerful App To Disrupt Overdraft For Americans… • Insights. Connect any bank account and • SideHustle. First neobank to help Dave conﬁdently tracks user’s upcoming users put money in their pockets by bills to determine what’s ‘yours to spend’ tapping into the gig economy • Millions of ﬁnancial notiﬁcations sent to • Highlights focus on users to prevent overspending community-based approach • 2.9M+ job applications submitted since Sept. 2020 • ExtraCash. Our ﬂagship feature that helps protect users against overdraft fees • Pioneer in reinventing overdraft for Americans in 2017 as a free short term credit solution. 1 • ~50M advances taken, saving users $1.5B Source: Dave Management. 1 Dave users have taken over 45mm of overdraft protection advances, typically avoiding ~$35 overdraft fee from their legacy bank. Dave Users have 9 recorded in aggregate $300-400mm / year in fees from their legacy banks in 2019 – 2020.

… We’ve made a major impact already ~50,000,000 ExtraCash Transactions Delivered $1,500,000,000 1 in overdraft fees saved Source: Dave Management. 1 Dave users have taken over 45mm of overdraft protection advances, typically avoiding ~$35 overdraft fee from their legacy bank. Dave Users have 10 recorded in aggregate $300-400mm / year in fees from their legacy banks in 2019 – 2020.

Dave by the numbers

6.0M
Total Members

$3.7bn
Origination Volume

1.5M
Monthly Transacting Members

~950k
App/Play Store Reviews

1.8M
Debit cards issued

$169M
Q4 Run-Rate Revenue

Dave

Source: Dave Management.
Metrics as of December 31, 2021.

11

Dave by the numbers 6.0M $3.7bn 1.5M Total Members Origination Volume Monthly Transacting Members ~950k 1.8M $169M App/Play Store Reviews Debit cards issued Q4 Run-Rate Revenue Source: Dave Management. 11 Metrics as of December 31, 2021.

Our strategy: Build a superior banking solution for anyone living paycheck to paycheck 12

ACQUIRE

Solve the biggest need for our core customer base – short term credit – and acquire for lowest industry CAC for a banking customer.

ENGAGE

Make Dave the best place to spend the credit. Grow engagement through adjacent products– rewards, savings, credit-building and investing.

PARTNER

Become primary banking partner for Dave members and support all aspects of their financial life

Dave

13

Dave wins by starting the banking relationship with free access to credit. ACQUIRE ENGAGE PARTNER Become primary banking Solve the biggest need for our Make Dave the best place to partner for Dave members core customer base – short spend the credit. Grow and support all aspects of term credit – and acquire for engagement through their ﬁnancial life lowest industry CAC for a adjacent products– rewards, banking customer. savings, credit-building and investing. 13

Three Pillars of Growth

Grow population of multi-transacting members

- New user acquisition
- Increased engagement of large existing base

Utilize data-driven underwriting advantage to profitably grow Extra Cash Originations and ARPU

Accelerate banking adoption and spend frequency

Dave

14

Three Pillars of Growth Accelerate banking adoption and spend Utilize data-driven frequency underwriting Grow population of advantage to multi-transacting proﬁtably grow Extra members Cash Originations and ● New user ARPU acquisition ● Increased engagement of large existing base 14

Dave

What we're doing next

Stan Hsing, VP Product

15

Stan Hsing, VP Product What we’re doing next 15

Extra Cash
Credit Building
Spend with Dave
Side Hustle
Crypto Rewards
Primary Account
Loans / Lines
Home with Dave
Investing

Dave
16

Credit Building Primary Account Spend with Dave Loans / Lines Extra Cash Side Hustle Home with Dave Crypto Rewards Investing 16 RETAIN & EARN

How are we able to do this?

We approach risk evaluation differently. This gives us the ability to offer more Americans access to credit at a lower cost.

	Dave	Top FI / Lenders
Underwriting Philosophy	Continuous	Once at account opening
Data	Realtime Cashflow data from 14,000 banks	30 day old (or older) credit bureau data
Model Management	ML models revised and retrained quarterly (at least)	Rules based revisited / revised annually (at most)
Payback Approach	When members are paid	At arbitrary payment due dates.

Dave

17

Top FI / Lenders How are we able to do this? Underwriting Once at account Continuous Philosophy opening We approach risk evaluation diﬀerently. This gives us the ability to oﬀer more Realtime Cashflow 30 day old (or older) Data data from 14,000 Americans access to credit at a lower cost. credit bureau data banks With over 100 million underwriting decisions ML models revised Rules based Model and retrained revisited / revised over the past 5 years we have more experience Management quarterly (at least) annually (at most) evaluating short term credit than anyone else. Payback When members are At arbitrary payment Approach paid due dates. 17

Superior Banking Member Journey “What else I need” Buy a Home “Why I feel like I belong” “Why I join” Lending Primary Account Side Hustle Spend with Dave Credit Building Extra Cash 18

1. Investing in understanding gig, freelance and other non-standard income situations better than anyone in the world[widen our moat] a. According to recent data, the gig economy grew by 33%in 2020, which meant it registered an 8.25x faster expansion than the US economy. As a result, around 34% of the US workers are now participants in this growth. 2. Gig workers, folks who hold more than one job, non-standard income proﬁles have only accelerate since covid. Doubling down on Data Weʼre investing strategically in the evaluation of non-standard income profiles. This allows us to help Americans that other FIs (and fintech apps) turn away. 34% of Americans gig. The gig economy in America is growing 10x faster (by 33%) than the rest of the economy— Millennials and Gen-Z gig at a much higher rate than other generations. Source: www.smallbiztrends.com 19

Increasing Access

Our members have told us that they need more.

9:41
Dave
Extra Cash balance + advance
$250
Add funds
Transfer
How is my total available calculated?
Extra Cash account balance
$0.00
Advance available
$250.00
Total available
$250.00

Dave
20

Increasing Access Our members have told us that they need more. Repay rates for members taking our largest advances gives us confidence we can do this at scale safely. 20

Building your Credit with Dave

9:41
Dave
Join Dave
You deserve credit
In general, the lower your starting score, the bigger the improvement — all just for reporting info on the rent and utility payments you're already paying.
Pay your way
Reports to major credit bureaus
No hard credit check

Dave
21

Building your Credit with Dave We help our members improve their credit score by just doing what they already do today. 21

Using Credit to differentiate our Bank product

9:41
Dave
Get up to $250 today
Take an advance with no impact
to your credit score.
Get cash

Dave

22

Using Credit to differentiate our Bank product Dave Banking is a companion product for everyone signing up for our Extra Cash product. Sending advance funds through Dave Banking gives us the opportunity win members spend and banking relationships with targeted rewards and other benefits. 22

Better Credit when you bank with Dave

9:41
Dave
Goals
Hawaiian vaction with...
$1,200 / $3000
Buy a new bike
$400 / $1,200
Check in on your credit
Monitor your score, get tips, and track changes.

Dave
23

Better Credit when you bank with Dave As our banking relationship with members deepens advance amounts increase, cost of credit is lowered and repay flexibility expands. By plowing more value into our Credit oﬀering we will increasing separation between us and our credit competitors. 23

Cheaper Credit
ExtraCash Instant Relief
Targeting Rewards / Bank Relationship
New Credit Products Aimed at Wants
Building better credit
Higher LTV
Relationship with members wants/goals
Network effects
Strong cross attach (better credit with Dave Banking)

Dave

24

Cheaper Credit ExtraCash Instant Relief New Credit Products Targeting Aimed at Wants Rewards / Bank Relationship Building Higher better credit LTV Relationship with members wants/goals Strong cross attach (better credit Network effects with Dave Banking) 24

Q+A 25

Dave

How We Grow: Data + Brand + Opportunity

Here's why we win - long term

Michael Goodbody, CMO

26

Michael Goodbody, CMO How We Grow: Data + Brand + Opportunity Here’s why we win - long term 26

Dave has leveraged extreme product market fit to grow faster than most major financial services companies since launch

Source: Sensor Tower

28

Dave has leveraged extreme product market ﬁt to grow faster than most major ﬁnancial services companies since launch 40M Total Downloads – Dave vs FS Ecosystem 30 20 10 0 Jan 2018 Jan 2019 Jan 2020 Jan 2021 Jan 2022 Ally Amex Chime Dave Discover Wells Fargo Source: Sensor Tower 28

Top performing consumer fintech apps have focus on acquisition message + cross sell into broader ecosystem:

Cash App	P2P **>** Trading, Crypto, Spending, Taxes
credit karma	Free Credit Scores **>** Saving, Spending, Taxes
Robinhood	Free trading **>** Spending, Crypto
chime	Early paycheck **>** Saving, Credit
coinbase	Crypto trading **>** Spend, Borrow

Dave

29

Top performing consumer ﬁntech apps have focus on acquisition message + cross sell into broader ecosystem: P2P > Trading, Crypto, Spending, Taxes Free Credit Scores > Saving, Spending, Taxes Free trading > Spending, Crypto Early paycheck > Saving, Credit Crypto trading > Spend, Borrow 29

Top performing consumer fintech apps have focus on acquisition message + cross sell into broader ecosystem:

$3.7BN
of advances

~50M
total advances

~15M
total downloads

We are heavily differentiated in short term credit space.

Dave®

30

Top performing consumer ﬁntech apps have focus on acquisition message + cross sell into broader ecosystem: Short Term Credit > Spending, Saving, P2P, Crypto $3.7BN ~50M ~15M of advances total advances total downloads We are heavily differentiated in short term credit space. 30

At a fraction of the cost Customer Acquisition Costs: Dave <$20 Leading neobank #1 >$ 100 Leading neobank #2 ~ $236 Traditional banks >$ 300 31 Source: Dave Management Customer Acquisition Costs <$20 Leading >$100 ~$236 Traditional banks >$300

Combination of advantages allow us to lead innovation for our core value prop What consumers want: Consumer Need Dave Messaging Market Leading? 1. Higher limits Up to $250 … Yes 2. Speed to Access Instant availability with Extra Cash Yes 3. Lowest Cost Free to advance in 2-3 days Yes 4. Accessibility No credit score required and no credit check Yes 5.Opportunity to Improve Build credit through reporting payments Yes 32

THAT FEELING WHEN YOUR
$250 ADVANCE HITS.
Designed by Dave, not a bank. Evolve Bank & Trust, Member FDIC, holds all deposits and issues the Dave Debit Card, pursuant to a license from Mastercard®. Additional terms and conditions apply, visit dave.com/legal.

Dave

33

33

Brand familiarity - All US Households vs Gen Z + Millienial
Top 5 US Bank
Top 10 US Bank
Major Digital Bank
Top 10 US Bank
Top US Fintech
Dave
80
60
40
20
0
Familiarity - Genpop
Familiarity - Gen Z + Millienial

Dave
34

Dave’s brand awareness and user perception of our quality gives us a signiﬁcant advantage over our competitors Daveʼs brand familiarity among GenZ and Millennial audience is comparable with significantly larger financial services brands despite having spent a fraction on marketing Dave’s brand awareness among Gen Z and Millennial audience is similar to established major US banks Given focus on the “Zillennial” audience, overall brand familiarity with Dave is in the low 20s. Among the key GenZ and Millennial audience it is comparable with significantly larger financial services brands despite having spent a fraction on marketing Source: Harris Poll Consideration: % of respondents that would consider purchasing a product/service from the brand (top 2 of 5 box) 34 Quality: % of respondents that believe the brand provides high quality products and services (top 3 of 10 box)

Dave's brand quality score leads all other financial services companies including major fintechs

Quality Score	
Dave	**57.2**
Top 5 US Bank	53.0
Major US Credit	47.7
Top 10 US Bank	47.7
Fintech Competitor	46.4
Top 5 US Bank	45.8
Top 5 US Bank	45.1
Top 10 US Bank	45.0
Major US Fintech	41.8
Major US Fintech	41.4
Major US Fintech	40.6
Major US Fintech	40.6
Major US Credit	40.4
Top 5 US Bank	40.3
Fintech Competitor	38.4
Top 5 US Bank	35.2

Quality Score
65
55
45
35
25
Consideration Score
65
75
85
Dave
Top 5 US Bank
Fintech competitor
Top 5 US Bank
Major US Fintech
Major US Fintech
Top10 US Bank
Major Bank
Top10 US Bank
Top 5 US Bank

Dave 35

Dave’s brand quality score leads all other ﬁnancial services companies including major ﬁntechs The Dave brand resounds strongly with consumers. Dave scores higher than all other major financial services brands for quality and second only to one brand for consideration. 65 Quality Score Dave 57.2 Top 5 US Bank 53.0 55 Top 5 US Bank Major US Credit 47.7 Fintech Top 5 US competitor Top 10 US Bank 47.7 Bank Major Top10 US Bank Bank Fintech Competitor 46.4 Top 5 US Top10 US 45 Bank Bank Major US Top 5 US Bank 45.8 Fintech Major US Top 5 US Bank 45.1 Fintech Top 10 US Bank 45.0 35 Major US Fintech 41.8 Top 5 US Bank Major US Fintech 41.4 Major US Fintech 40.6 Major US Fintech 40.6 25 Major US Credit 40.4 85 65 75 Top 5 US Bank 40.3 Fintech Competitor 38.4 Consideration Score Top 5 US Bank 35.2 Source: Harris Poll Consideration: % of respondents that would consider purchasing a product/service from the brand (top 2 of 5 box) 35 Quality: % of respondents that believe the brand provides high quality products and services (top 3 of 10 box) Quality Score

Dave	Chime	SoFi	Cash App	coinbase	MoneyLion	Robinhood
4.8	**4.8**	**4.8**	**4.7**	**4.7**	**4.7**	**4.2**
549k reviews	387k reviews	147k reviews	2.1M reviews	1.6M reviews	10k reviews	3.9M reviews

~50% of Dave Acquisition is organic

Dave

Source: Dave Management

36

From a highly motivated set of users who love the Dave experience 4.8 4.8 4.8 4.7 4.7 4.7 4.2 549k reviews 387k reviews 147k reviews 2.1M reviews 1.6M reviews 10k reviews 3.9M reviews ~50% of Dave Acquisition is organic 36 Source: Dave Management

Dave is uniquely positioned to take share by focusing on largest point of need The number of consumers living paycheck to paycheck has increased steadily since April 2021 and was 64% in January 2022 — 12 percentage points higher than April 2021 — with a 3% jump in just a month between December 2021 and January 2022 and is returning to pre-pandemic levels. 80% 65.7% 63.6% 52.0% 40% JAN 11 MAR17 JAN 4 2020 2021 2022 37

After seeing a significant boost through stimulus payments, the household savings rate in January 2022 in the US **dropped to its lowest level since December 2013**

35%
30
25
20
15
10
5
May 2018
Sep 2018
Jan 2019
May 2019
Sep 2019
Jan 2020
May 2020
Sep 2020
Jan 2021
May 2021
Sep 2021
Jan 2022

Source: FRED U.S. Bureau of Economic Analysis

Dave

38

Government beneﬁts drove record household liquidity through the pandemic which is now waning 35% 30 Aer seeing a ft significant boost 25 through stimulus payments, the 20 household savings rate in January 2022 in the US 15 dropped to its lowest level since 10 December 2013 5 May Sep Jan May Sep Jan Jan May 2020 Sep 2020 Jan 2021 May 2021 Sep 2021 2018 2018 2019 2019 2019 2020 2022 U.S. Recessions Source: FRED U.S. Bureau of Economic Analysis 38

And price inflation is outstripping wage growth, creating a cash crunch for American households

After seeing a significant boost through stimulus payments, the household savings rate in January 2022 in the US **dropped to its lowest level since December 2013**

8%
6
4
2
0
Jan
2019
Apr
Jul
Oct
Jan
2020
Apr
Jul
Oct
Jan
2021
Apr
Jul
Oct
6.2%
4.9%
Consumer price index
Avg hourly earnings

Dave

39

And price inﬂation is outstripping wage growth, creating a cash crunch for American households 8% Aer seeing a ft Consumer price 6.2% index significant boost 6 through stimulus payments, the Avg hourly 4.9% household savings earnings rate in January 4 2022 in the US dropped to its lowest level since 2 December 2013 0 Jan Apr Jul Oct Jan Apr Jul Oct Jan Apr Jul Oct 2019 2020 2021 Source: U.S. Bureau of Labor Statistics. As of October 2021. Wage data covers private sector.CNBC 39

Just as we enter peak demand season for our core Extra Cash product Extra Cash demand aligns closely with household liquidity trends and high points in the year as it relates to consumer spending activity 40

Kyle Beilman, CFO Financial Overview 41

Our Revenue Framework

Revenue
Members
ARPU
Acquisition
A
Retention
B
Engagement
C
Monetization
D

A Acquisition Spend & CAC

B Retention curves

C
- Total Originations
- Total Card Spend
- Paying Subs

D
- Optional Fees (ExtraCash)
- Subscriptions
- Interchange + OON ATM
- Other

Dave
42

Our Revenue Framework Acquisition Spend & CAC A Revenue Retention curves B Members ARPU ● Total Originations C ● Total Card Spend ● Paying Subs ● Optional Fees (ExtraCash) D ● Subscriptions Acquisition Retention Engagement Monetization ● Interchange + OON ATM ● Other A B C D 42

Total Member Growth

+45% Growth
4.2M
6.0M
Q4 2020
Q4 2021

Significant & sustained Total Member growth

43

A B Total Member Growth Signiﬁcant & sustained Total Member growth 1.5M+ Monthly Transacting Members as of Q4 2021 4.5 Avg. Monthly Transactions per Transacting Member as of Q4 2021 (~86% YoY Growth) Note: Total Members displayed on a net-basis, excluding deleted & fraudulent accounts 43 +45% Growth

Member Acquisition Cost

$18.92
Q4 '20:
$25.00
$27.38
Q4 '21:
$28.55
2020
2021

Customer Acquisition Costs remain attractive, despite annual increase in 2021

Modest increase in Q4 YoY

Dave

44

A Member Acquisition Cost Q4 ‘21: $28.55 Customer Acquisition Costs remain attractive, Q4 ‘20: despite annual increase in $25.00 2021 Modest increase in Q4 YoY Signiﬁcant ability to scale as we focus on acquiring transacting members Note: Reﬂects total marketing expense including advertising, brand investment, promotions, agency costs, etc. 44

Member Monetization Overview

Average Revenue per Total Members (Annual)
Average Revenue per Transacting Member (Q421 Annualized)
$30
$26
$112
2020
2021
Q4 2021

Dave

Note: Reflects quarterly Average Revenue Per Member on an annualized basis

45

C D Member Monetization Overview per Total Members (Annual) Average Revenue Macro backdrop impacted Total Member ARPU via lower overall engagement Signiﬁcant upside opportunity as we evolve towards transaction oriented acquisition and engagement strategy (Q421 Annualized)Transacting Member Aervage Reenue per v Note: Reﬂects quarterly Average Revenue Per Member on an annualized basis 45

B C D Cumulative ARPU by Transacting Member Cohort: Sample Jan. 2019 vs. Jan. 2021 Cumulative 12 Month ARPU: +13% for Jan. 2021 vs. Jan. 2019 We have improved the monetization of our Transacting Member cohorts over time Newer cohorts showing further upside Note: Transacting Member ARPU calculated as number of transacting members by cohort month multiplied by transacting member calendar month ARPU divided by original transacting member cohort size; transacting member calendar month ARPU calculated as total calendar month non-GAAP operating revenues divided by total number of transacting members in that month (i.e., number of transacting members in M1 of Jan. 2019 cohort multiplied by 46 transacting member ARPU observed in Jan. 2019); see Glossary for Non-GAAP deﬁnitions

Sustained Growth in Quarterly Origination Volumes

+40% Growth
$1,007M
Q4 '20:
$295M;
+20% YoY
$1,413M
Q4 '21:
$451M;
+53% YoY
2020
2021

ExtraCash volume continues to scale as we've increased Member limits

Key driver of top of funnel and engagement

ARPU and LTV upside based on continued scaling

Note: Reflects principal amount of ExtraCash disbursements made in each period.

Dave
47

C Sustained Growth in Quarterly Origination Volumes Q4 ‘21: ExtraCash volume $451M; +53% YoY continues to scale as we’ve increased Member limits Q4 ‘20: $295M; +20% YoY Key driver of top of funnel and engagement ARPU and LTV upside based on continued scaling Note: Reﬂects principal amount of ExtraCash disbursements made in each period. 47 +40% Growth

Improving ExtraCash Portfolio Performance

Q4 '20 Avg:
5.92%
4.34%
9% Improvement
Q4 '21 Avg:
3.49%
(+41% improvement YoY)
3.93%
2020
2021

Demonstrated ability to scale total volume and per unit size, while maintaining consistent portfolio performance

~2% overall loss rates

Dave
48

9% Improvement C Improving ExtraCash Portfolio Performance Q4 ‘20 Avg: 5.92% Demonstrated ability to scale total volume and Q4 ‘21 Avg: per unit size, while 3.49% (+41% improvement YoY) maintaining consistent portfolio performance ~2% overall loss rates Note: Credit Performance calculated as: percent of total credit receivables created in a particular calendar month collected through the 28th day of the subsequent calendar month; chart reﬂects average of monthly results 48

Average Revenue per ExtraCash Origination

+17% Growth
Q4 '21:
+15% YoY
2020
2021

Meaningful increase in per-unit monetization year-over-year

Optional fee stream engagement is consistent and predictable

Dave
49

D Average Revenue per ExtraCash Origination Q4 ‘21: +15% YoY Meaningful increase in per-unit monetization year-over-year Optional fee stream engagement is consistent and predictable 49 +17% Growth

Dave Banking Spend Volumes

Q4 '21:
$173M
(+548% YoY)
$610M
Q4 '20:
$27M
$43M
2020
2021

	2020	2021
Take-Rate %	1.8%	1.9%

Dave Banking Engagement grew significantly in 2021

Dave

50

C D Dave Banking Spend Volumes Q4 ‘21: $173M (+548% YoY) Dave Banking Engagement grew signiﬁcantly in 2021 Focus on integration ExtraCash and Spend key growth focus moving Q4 ‘20: forward $27M Take-Rate % 1.8% 1.9% Note: Spending Volume reﬂects Dave Banking Member debit spending volumes; Take Rate calculated as transaction revenue (excl. ATM fee contra revenue) as a percentage of Spending Volume. 50

Our Model has Powerful Unit Economics

Cohort Return Profile (Dec '18 Cohort - 3 yr Return)

December 2018 Acquisition Spend
Cumulative Non-GAAP Variable Profit
~7.5X Return
$4.9M
($0.7M)
Dec-18
Dec-21

Our marketing engine and unit economics drive strong returns

Currently managing to 12-18 month payback

51

A B C D Our Model has Powerful Unit Economics Cohort Return Proﬁle (Dec ‘18 Cohort - 3 yr Return) AVcarquisition Spendiable Proﬁt Cumulativ Dec ember 2 e Non- 018 GA AP Our marketing engine and unit economics drive strong returns Currently managing to 12-18 month payback Growth model orientation towards Transacting Members expected to increase ARPU & new cohort returns Note: Cohort Non-GAAP Variable Proﬁt calculated as monthly cohort total non-GAAP Operating Revenues multiplied by calendar month non-GAAP Variable Proﬁt margin; see Glossary for non-GAAP deﬁnitions 51 ~7.5X Return

Total Revenue

+26% Growth
$125M
$1M
$124M
Q4 '20:
$36.5M
$158M
$12M
$146M
Q4 '21:
$42.2M
2020
2021
Service Based Revenue
Transaction Based Revenue

Delivered significant growth despite macro backdrop

Capital constraints limited ability to invest in 2H

Dave

52

Total Revenue Q4 ‘21: Delivered signiﬁcant $42.2M growth despite macro Q4 ‘20: backdrop $36.5M Capital constraints limited ability to invest in 2H Note: Service Based Revenue includes GAAP Service Based Revenue adjusted for related Contra Revenue Items; Transaction Based Revenue includes GAAP Transaction Based Revenue adjusted for related Contra Revenue Items 52 +26% Growth

Variable Profit Margin Overview

59%
Q4 '20:
48%
53%
Q4 '21:
48%
2020
2021

Strong fundamental profitability

Margin efficiencies realized as banking business scales

Long-term upside via tech in-sourcing

Dave

53

Variable Proﬁt Margin Overview Strong fundamental proﬁtability Q4 ‘20: 48% Margin efﬁciencies Q4 ‘21: 48% realized as banking business scales Long-term upside via tech in-sourcing 53

We have the growth capital to execute...

SPAC Capital Infusion	+$200M
FTX Capital Infusion	+$100M
Total Available Growth Capital	~$300M+

Dave

54

We have the growth capital to execute… +$200M SPAC Capital Infusion +$100M FTX Capital Infusion ~$300M+ Total Available Growth Capital Prior to completion of business combination, just $61 million of primary equity capital raised since inception 54

Fiscal Year 2022 Guidance

	Low	High
Non-GAAP Operating Revenues:	**$200M**	**$230M**
Non-GAAP Variable Profit Margin:	**44%**	**48%**

Dave

Note: see Glossary for non-GAAP definitions

55

Fiscal Year 2022 Guidance Low High $200M $230M Non-GAAP Operating Revenues: 44% 48% Non-GAAP Variable Proﬁt Margin: Note: see Glossary for non-GAAP deﬁnitions 55

Appendix 56

Consolidated Statement of Operations 57

Liquidity and Capital Resources 58

Reconciliation of Net Loss to Adjusted EBITDA 59

Reconciliations 60

Equity Capitalization Detail

Category	Shares Underlying	Diluted Shares Outstanding Using TSM Assuming $10 / Share	Notes
Class A Common Shares	323,549,861	323,549,861	Basic shares
Class V Common Shares	48,450,639	48,450,639	Convertible 1:1 to class A common stock; 10 votes per share
Basic Shares Outstanding	**372,000,500**	**372,000,500**	
Outstanding Options[1]	21,601,055	20,257,613	Number of underlying shares converted using Treasury Stock Method at $10 per share; weighted-average exercise price of $0.62. Options generally vest over 4-year period. Includes vested and nonvested shares outstanding.
Performance Vesting Options[2]	11,456,061	10,626,284	Options that vest based on performance milestones with weighted-average vesting price of $18.15. Number of underlying shares converted using Treasury Stock Method at $10 per share; weighted-average exercise price of $0.72.
Public Warrants[3]	6,344,150	–	Exercise price of $11.50 per share. Redeemable for $0.01 per warrant if closing price of Dave common stock equals or exceeds $18.00 for any 20 trading days within a 30-trading day period.
Private Warrants[3]	5,100,214	–	Exercise price of $11.50 per share. Not redeemable for cash so long as Warrants are held by the initial purchasers or their permitted transferees.
Diluted Shares Outstanding		**402,884,397**	

Dave

61

Equity Capitalization Detail 1 2 3 3 Note: Weighted-average exercise prices rounded to the nearest cent 1 Weighted-average exercise price of $0.62 2 Weighted-average exercise price of $0.72 61 3 Exercise price of $11.50

Glossary Non-GAAP Operating Revenues deﬁned as Operating Revenues, net excluding direct loan origination costs and ATM fees Non-GAAP Variable Proﬁt deﬁned as Non-GAAP Operating Revenues excluding Non-GAAP Operating Expenses Non-GAAP Operating Expenses deﬁned as Operating Expenses excluding Non-Variable Operating Expenses Non-Variable operating expenses deﬁned as all advertising and marketing operating expenses, compensation and beneﬁts operating expenses, and certain operating expenses (legal, rent, technology/infrastructure, depreciation, amortization, charitable contributions, other operating expenses, one-time Member account activation costs and non-recurring Dave Banking expenses) 62

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(844) 857-3283

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
(Nasdaq Global Market)
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC
(Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2022, the Compensation Committee (the “Committee”) of the Board of Directors of Dave, Inc. (the “Company”) adopted the Executive Incentive Bonus Plan (the “Bonus Plan”). The purpose of the Bonus Plan is to motivate and reward eligible employees of the Company for their contributions toward achieving certain performance goals.

Employees, including executive officers, who are designated by the Committee to participate are eligible to receive cash bonuses under the Bonus Plan. The Committee may establish (or has previously established) cash bonus targets and corporate performance metrics for a specific performance period or fiscal year pursuant to the Bonus Plan. Corporate performance goals may be based on wide-ranging criteria and metrics described in the plan, but awards issued to participants may also take into account other factors, including subjective factors. Performance goals may differ from participant to participant, performance period to performance period, and from award to award. The Committee, as administrator of the Bonus Plan, has the discretionary authority to interpret the provisions of the Bonus Plan, including the payment of awards. Unless otherwise determined by the Committee, a participant must be actively employed and in good standing on the date an award is paid. Awards granted under the Bonus Plan are subject to applicable laws and any clawback policy of the Company. The Committee may amend or terminate the Bonus Plan at any time, but such termination will not affect the payment of any awards accrued under the Bonus Plan prior to the date of termination.

The forgoing summary of the Bonus Plan is qualified in its entirety by the full text of the Bonus Plan, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Dave, Inc. Executive Incentive Bonus Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dave Inc.

Dated: March 31, 2022	/s/ Jason Wilk
Jason Wilk
Chief Executive Officer and Director

Exhibit 10.1

DAVE, INC.

EXECUTIVE INCENTIVE BONUS PLAN

1.	PURPOSE

The purpose of the Dave, Inc. Executive Incentive Bonus Plan (as amended from time to time, the “Plan”) is to motivate and reward eligible employees for their contributions toward the achievement of certain Performance Goals (as defined below) by Dave, Inc. (together with any of its Affiliates, the “Company”).

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)    “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(b)    “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Company’s common stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(c)    “Award” means the amount of cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(d)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(e)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)     “Committee” means the Compensation Committee of the Board unless another Committee is designated by the Board. The members of any Committee designated by the Board shall be appointed from time to time by, and serve at the pleasure of, the Board. Any member of any such Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date, the Plan shall be administered by the Compensation Committee of the Board.

(g)    “Effective Date” means March 30, 2022.

(h)    “Participant” means any officer or employee of the Company who is designated as a Participant by the Committee.

(i)    “Performance Goal” means a formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Committee: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other factors (including subjective factors). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(j)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(k)    “Performance Period” means the Company’s fiscal year, multiple fiscal years or any other period longer or shorter than one fiscal year, as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(l)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(m)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

4.	ELIGIBILITY

Officers and other key employees of the Company designated by the Committee to participate in the Plan shall be eligible to participate in this Plan, provided the Committee has not, in its sole discretion, withdrawn such designation and he or she meets the following conditions:

(a)    is employed by the Company as of the last day of the applicable Performance Period; and

(b)    is not subject to disciplinary action, is in good standing with the Company and is not subject to a performance improvement plan.

5.	AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish (or previously established) one or more Performance Periods, an individual Participant incentive target (which may be, but is not required to be, based on the Participant’s base salary) for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s).

Except as otherwise required by Applicable Laws or as determined by the Committee, base salary shall not include salary paid during any paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s base salary at any time based on such factors as the Company shall in its discretion determine appropriate.

Awards may be pro-rated on any basis determined appropriate in the Committee’s sole discretion, including, but not limited to, in connection with transfers to new positions or new locations, new hires, Participants on a leave of absence for all or any portion of a Performance Period, or Participants working less than full-time. The Committee reserves the right, in its sole discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6.	PAYMENT OF AWARDS

(a)    Unless otherwise determined by the Committee, a Participant must be actively employed and in good standing with the Company on the date the Award is paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Committee in its sole discretion.

(b)    Payment of each Award shall be made as soon as administratively practicable but in any event no later than the 15th day of the third month following the end of the Performance Period during which the Award was earned (in the case of any Performance Period based on a fiscal year, by March 15th thereafter); provided, however, the Committee may delay payment so long as such extension does not result in the payment becoming deferred compensation subject to, and not in compliance with, Section 409A of the Code. Each Award shall be paid in cash (or its equivalent) in a single lump sum unless such amounts are otherwise deferred in accordance with Section 6(c).

(c)    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.	GENERAL

(a)    TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any Tax-Related Items, and any other deductions, required to be withheld with respect to such payments. The Company also may withhold such amounts from any other amount payable by the Company or any Affiliate to the Participant, subject to compliance with Applicable Laws.

(b)    SECTION 409A OF THE CODE. To the extent that any Award under the Plan is subject to Section 409A of the Code, the terms and administration of such Award shall comply with the provisions of such section and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Section 409A of the Code.

(c)    CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its

Affiliates, or affect in any way the right of the Company or any Affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(d)    BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative, legal beneficiary or estate, as applicable. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(e)    NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(f)    SUCCESSOR. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(g)    INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an Affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or Bylaws, as a matter of Applicable Laws, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(h)    CLAWBACK/RECOVERY. The Committee may specify in an agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Committee may require a Participant to forfeit or return to and/or reimburse the Company for any amounts paid with respect to an Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

(i)    EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(j)    TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(k)    GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable federal law.

(l)    AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with Applicable Laws, regulations or rules.

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